  As filed with the Securities and Exchange Commission on June 27, 2001


                                      Registration Statement No. 333-62686

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                            AMENDMENT NO. 1 TO

                                   FORM S-3
                            REGISTRATION STATEMENT



                     UNDER THE SECURITIES ACT OF 1933

                                ---------------

                                PLUG POWER INC.
            (Exact name of Registrant as specified in its charter)

                                ---------------

              Delaware                              3629                            22-3672377
   (State or other jurisdiction         (Primary Standard Industrial             (I.R.S. Employer
 of incorporation or organization)      Classification Code Number)           Identification Number)

                            968 Albany-Shaker Road
                            Latham, New York 12110
                                (518) 782-7700
  (Address, including zip code and telephone number, including area code, of
                   Registrant's principal executive offices)
                                ---------------
                            Ana-Maria Galeano, Esq.
                                General Counsel
                                Plug Power Inc.
                            968 Albany-Shaker Road
                            Latham, New York 12110
                                (518) 782-7700
 (Name, address, including zip code, and telephone number, including area code of agent for service)
                                ---------------
                                   Copy to:

              Stuart M. Cable, P.C.                               Peter B. Tarr, Esq.
           Robert P. Whalen, Jr., P.C.                           Stuart R. Nayman, Esq.
              Andrew F. Viles, Esq.                                Hale and Dorr LLP
               Goodwin Procter LLP                                  300 Park Avenue
                  Exchange Place                                New York, New York 10022
           Boston, Massachusetts 02109                               (212) 937-7200
                  (617) 570-1000

                                ---------------

  Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.
  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
  If this form is used to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
                                                            Proposed        Proposed
                                            Amount          Maximum          Maximum       Amount of
                                             to be       Offering Price     Aggregate     Registration
Title of Shares Being Registered          Registered      Per Share(1)  Offering Price(1)    Fee(2)
------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per                             $17.79       $102,292,500      $41,702
 share(1)............................  5,750,000 shares
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------




(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low sales prices on the Nasdaq National Market on June 25, 2001.


(2) Includes $40,423 previously paid in connection with the filing of this Registration Statement on June 8, 2001 and an additional $1,279 paid in connection with the registration of an additional 287,500 shares with this amendment.


                                ---------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS      SUBJECT TO COMPLETION, DATED JUNE 27, 2001.

----------

                             5,000,000 Shares


                               [PLUG POWER LOGO]

                                  Common Stock

  This is an offering of common stock by Plug Power Inc. Of the 5,000,000 shares of common stock being sold in this offering, 4,975,000 shares are being sold by us and 25,000 shares are being sold by the selling stockholder identified in this prospectus. We will not receive any of the proceeds from the sale of shares by the selling stockholder.


                  ------------------------------------------

  Our common stock is traded on the Nasdaq National Market under the symbol PLUG. On June 26, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $20.10 per share.


                  ------------------------------------------


                                                                     Per
                                                                    Share Total
                                                                    ----- -----
Public offering price.............................................. $     $
Underwriting discounts and commissions............................. $     $
Proceeds to Plug Power, before expenses............................ $     $
Proceeds to the selling stockholder, before expenses............... $     $


  We have granted the underwriters an option for a period of 30 days to purchase 750,000 additional shares of common stock.


                  ------------------------------------------

         Investing in our common stock involves a high degree of risk.

                  See "Risk Factors" beginning on page 6.


                  ------------------------------------------

  Neither the Securities and Exchange Commission nor any other securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

JPMorgan
      Merrill Lynch & Co.
              Salomon Smith Barney
                      FAC/Equities
                            McDonald Investments Inc.

     , 2001

                               TABLE OF CONTENTS


                                                                          Page
                                                                          ----

Prospectus Summary.......................................................   1

Risk Factors.............................................................   6

Statement Regarding Forward-Looking Statements...........................  15

Use of Proceeds..........................................................  16

Dividend Policy..........................................................  16

Market Price of Our Common Stock.........................................  16

Capitalization...........................................................  17

Dilution.................................................................  18

Selected Consolidated Financial Data.....................................  19

Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  20

Business.................................................................  29

Management...............................................................  39

Principal and Selling Stockholders.......................................  43

Description of Capital Stock.............................................  46

Shares Eligible for Future Sale..........................................  49

Underwriting.............................................................  50

Legal Matters............................................................  52

Experts..................................................................  52

Where You Can Find More Information......................................  53

Incorporation by Reference...............................................  53

Index to Consolidated Financial Statements............................... F-1

                               PROSPECTUS SUMMARY

   This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and the consolidated financial statements and other financial information included in this prospectus, before making an investment decision.

                                Plug Power Inc.

Overview

   We design and develop on-site electric power generation systems utilizing proton exchange membrane (PEM) fuel cells for stationary applications. Our goal is to become the leading producer of stationary fuel cell systems of up to 100 kW for the residential, commercial and industrial markets. The demand for fuel cells is being driven by increasing demand for high quality and reliable power, capacity constraints in the existing electric power infrastructure, advances in fuel cell technologies, environmental concerns and deregulation within the electric power industry. We expect that our fuel cell systems will provide several advantages over conventional power generation systems and other distributed generation systems, including low or no pollution, higher fuel efficiency, greater flexibility in installation and operation, quiet operation and potentially lower maintenance and capital costs.

   We intend to market our products to a select number of managed customers, including utilities, government entities and distributors. Our initial products are intended to offer grid-complementary, quality power while demonstrating the market value and feasibility of fuel cells as a preferred form of alternative distributed power generation. We expect subsequent enhancements to expand the market opportunity for fuel cells by lowering the installed cost, decreasing operating and maintenance costs, increasing efficiency, improving reliability and adding features such as grid independence and cogeneration of heat and electric power.


   We continue to advance the development of our fuel cell systems. Our research and development facility contains over 150 test stations where we conduct design optimization and verification testing, rapid-aging testing, failure mode and effects analysis, multiple technology evaluations and endurance testing in our effort to accelerate the development and commercialization of our fuel cell systems. Through June 1, 2001, we had completed 211 developmental and prototype systems. As a result, we have been able to demonstrate over 200,000 hours of aggregate system run time and reduce the unit cost, size, weight and part count of our current system.


   Pursuant to an existing program with the New York State Energy Research and Development Authority, we intend to install 44 of our initial fuel cell systems at various field sites throughout the State of New York. In addition, in May 2001, we entered into a contract with the Long Island Power Authority for the purchase of 75 of our initial fuel cell systems together with support services.

Our Market Opportunity

   The electric power industry comprises one of the largest segments of the global economy, with annual revenues of over $850 billion in 1999, growing to approximately $1.3 trillion in annual revenues by the year 2020. This demand is expected to be driven largely by the technological transformation of the U.S. and worldwide economies resulting from the expansion of digital and communications systems and infrastructures. In addition, we believe that demand for electric power will be driven by the industrialization of developing nations, expanding worldwide economies, population growth and per capita income growth. An estimated $1.6 trillion in additional power generating assets will be required to meet the global demand for electric power through 2020.

   The electric power industry is changing from a model of vertically integrated, local electric utility monopolies with regulated prices to a deregulated, competitive industry structure. An increasingly competitive power industry is creating opportunities for new technologies in the electric power generation, transmission and distribution markets. We believe that distributed generation technologies such as fuel cells will capitalize on new opportunities in the electric power industry based on the following factors:

  .  increasing consumer demand for high quality and reliable power,

  .  capacity constraints of the existing electric power infrastructure,

  .  advancements in distributed generation technologies, and

  .  environmental concerns and regulations.

Our Strategic Relationships

   Since our inception, we have formed strategic relationships with suppliers of key components, developed distributor and customer relationships and entered into development and demonstration programs with electric utilities, government agencies and other energy providers. For example, we have relationships with:

  . GE Fuel Cell Systems, LLC currently with worldwide rights to distribute our PEM fuel cell systems under 35 kW designed for residential, commercial and industrial stationary power applications, other than in the states of Illinois, Indiana, Michigan and Ohio,


  . DTE Energy Technologies, Inc. currently to distribute our fuel cell systems under 35 kW in Illinois, Indiana, Michigan and Ohio,


  .  Celanese GmbH to co-develop high temperature membrane electrode units,

  . Engelhard Corporation to co-develop advanced catalysts to increase the overall performance and efficiency of our fuel cell processor, and

  .  Vaillant GmbH to co-develop combined heat and electric power systems.

   We refer you to the "Recent Developments" section of this prospectus summary and the sections of this prospectus entitled "Business--Sales, Marketing and Distribution" and " --Our Strategic Relationships" for more detailed descriptions of these relationships.


Our Strategy

   Our strategy focuses on combining existing fuel cell technology with improvements in system integration, component designs and manufacturing processes to achieve the low-cost manufacturing capabilities necessary to address a range of stationary market applications. The key components of our strategy are:

  .  pursue markets for multiple stationary applications,

  .  focus on modular, scalable and extensible systems designs,

  . continue to leverage strategic, distribution, marketing, supply chain and technology relationships,

  . develop low-cost manufacturing capabilities and processes with a focus on strong supply chain management, and

  .  capitalize on technological leadership.

                            Recent Developments


Concurrent Private Placements


   GEPS Equities, Inc., an indirect wholly-owned subsidiary of General Electric Company, and Edison Development Corporation, an indirect wholly-owned subsidiary of DTE Energy Company, have each agreed to make an investment of $5.0 million to purchase shares of our common stock in private placements that will occur concurrently with the closing of this offering. GEPS Equities and DTE Energy have agreed to pay a per share purchase price for these shares of common stock equal to the public offering price in this offering, which at an assumed public offering price of $20.10 per share would result in the issuance of 248,756 shares of common stock to each investor.




Proposed Amendments to GE Fuel Cell Systems and DTE Energy Agreements


   In addition to the concurrent private placements described above, we recently entered into non-binding memoranda of understanding regarding proposed amendments to our GE Fuel Cell Systems distribution and operating agreements and our DTE Energy distribution agreement. The changes to our existing agreements proposed by these memoranda are subject to the negotiation and completion of definitive amendments.


   GE Fuel Cell Systems. Under the terms of the memorandum of understanding:


  . GE Fuel Cell Systems' global distribution rights would be expanded to include the exclusive right (other than in the states of Illinois, Ohio, Michigan and Indiana) to distribute, install and service our PEM fuel cell systems of any electric power output, including greater than 35 kW, for use in any stationary power applications, including uninterruptible power supply and telecommunications applications.


  . We would issue to GEPS Equities for no additional cash consideration an additional $5.0 million worth of our common stock valued at the offering price per share in this offering, which at an assumed public offering price of $20.10 per share would result in the issuance of 248,756 shares of common stock.


  . Our ownership interest in GE Fuel Cell Systems would increase from 25% to 40%, with GE MicroGen retaining the remaining 60%.


  . The product specifications and schedule in the current distribution agreement would be replaced with a high-level, multi-generation product plan with subsequent modifications subject to mutual agreement.


  . The amended distribution agreement would include general pricing principles to guide us in reaching agreement on prices for each product during the design and verification phase of such product.


  . We would extend the term of the distribution agreement to December 31, 2014, subject to automatic renewal on an annual basis thereafter, if not terminated.




   DTE Energy. Under the terms of the memorandum of understanding:


  . DTE Energy's distribution rights would be expanded to include the exclusive right in the states of Illinois, Ohio, Michigan and Indiana to distribute our PEM fuel cell systems of any electric power output, greater than 35 kW, for use in any stationary power applications.


  . The product specifications and schedule in the current distribution agreement would be replaced with a high-level, multi-generation product plan with subsequent modifications subject to mutual agreement.

                                  THE OFFERING


Common stock offered:

  By Plug Power.................  4,975,000 shares
  By the selling stockholder....     25,000 shares
   Total........................  5,000,000
                                 ==========
                                 shares
Common stock to be outstanding
 after this offering and the
 private placements............. 49,988,214 shares

Use of proceeds................. For general corporate purposes, including working capital, funds for operations,
                                 research and product development,
                                 manufacturing and market development, capital
                                 expenditures and potential acquisitions. See
                                 "Use of Proceeds."

Nasdaq National Market symbol... PLUG


                                ----------------

   The number of shares of our common stock that will be outstanding after this offering includes 44,490,702 shares outstanding as of June 1, 2001, 497,512 shares of common stock issuable to GEPS Equities and DTE Energy in the private placements concurrent with this offering, at an assumed public offering price of $20.10 per share, and 25,000 shares issued to the selling stockholder in connection with his exercise of stock options and subsequent sale of these shares in the offering. This number excludes:


  . 750,000 shares of common stock issuable upon exercise of the over-allotment option granted to the underwriters,


  . 248,756 shares of common stock proposed to be issued in connection with the amendments to our distribution and operating agreements with GE Fuel Cell Systems, at an assumed public offering price of $20.10 per share,


  . 5,711,290 shares of common stock issuable upon exercise of outstanding stock options under our stock option plans at a weighted average exercise price of $25.75 per share, and


  . 2,290,832 additional shares of common stock reserved for future grant under our stock option plans.


                                ----------------

   Our headquarters are located at 968 Albany-Shaker Road, Latham, New York 12110, and our telephone number (518) 782-7700. Our Web site can be found at www.plugpower.com. The information contained in our Web site does not constitute a part of this prospectus.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

   The tables below set forth summary consolidated financial information for the years ended December 31, 1998, 1999 and 2000 and the three month periods ended March 31, 2000 and 2001. It is important that you read this information together with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.


                                                              Three Months
                                Year Ended December 31,      Ended March 31,
                               ---------------------------  ------------------
                                1998      1999      2000      2000      2001
                               -------  --------  --------  --------  --------
                                                               (unaudited)
                                  (in thousands, except per share data)
Statement of Operations Data:
  Contract revenue............ $ 6,541  $ 11,000  $  8,378  $  2,933  $  1,027
  Cost of contract revenue....   8,864    15,498    13,055     3,899     1,971
                               -------  --------  --------  --------  --------
  Loss on contracts...........  (2,323)   (4,498)   (4,677)     (966)     (944)
  In-process research and
   development................      --        --     4,984     4,984        --
  Research and development
   expense....................   4,633    20,506    65,905    11,444    16,750
  General and administrative
   expense....................   2,753     9,927    16,167     1,557     1,889
  Interest expense............      --       190       363        95        78
                               -------  --------  --------  --------  --------
    Operating loss............  (9,709)  (35,121)  (92,096)  (19,046)  (19,661)
  Interest income.............      93     3,124     8,181     2,308     1,292
                               -------  --------  --------  --------  --------
    Loss before equity in
     losses of affiliates.....  (9,616)  (31,997)  (83,915)  (16,738)  (18,369)
  Equity in losses of
   affiliates.................      --    (1,472)   (2,327)     (508)     (646)
                               -------  --------  --------  --------  --------
    Net loss.................. $(9,616) $(33,469) $(86,242) $(17,246) $(19,015)
                               =======  ========  ========  ========  ========
    Loss per share, basic and
     diluted.................. $ (0.71) $  (1.27) $  (1.99) $  (0.40) $  (0.43)
                               =======  ========  ========  ========  ========
  Weighted average number of
   common shares outstanding..  13,617    26,283    43,308    42,956    43,920


   The as adjusted balance sheet information summarized below gives effect to our receipt of the estimated net proceeds from the sale of 4,975,000 shares of common stock offered by us in this offering and our sale of 497,512 shares of common stock in the concurrent private placements, at an assumed public offering price of $20.10 per share, after deducting estimated underwriting discounts and commissions and estimated offering fees and expenses payable by us.



                                                               March 31, 2001
                                                            --------------------
                                                             Actual  As Adjusted
                                                            -------- -----------
                                                                (unaudited)
                                                               (in thousands)
Balance Sheet Data:
  Cash and cash equivalents................................ $ 44,683  $148,257
  Marketable securities....................................   25,190    25,190
  Total assets.............................................  130,715   234,289
  Long-term debt...........................................    5,310     5,310
  Total stockholders' equity...............................  115,591   219,165

                                  RISK FACTORS

   You should carefully consider the risks described below before making an investment decision. If any of the following circumstances described in these risk factors were to occur, our business, financial condition or results of operations could be materially adversely affected. In that event, the trading price of our shares could decline, and you may lose part or all of your investment.

We may never complete the research and development of commercially viable stationary fuel cell systems.

   We are a development stage company. We do not know when or whether we will successfully complete research and development of commercially viable stationary fuel cell systems. We have produced and are currently demonstrating a number of test and evaluation systems. We must decrease the costs of our components and subsystems, improve their overall reliability and efficiency, and ensure their safety. Although we have sold a limited number of our initial products, we must complete substantial additional research and development on our systems before we will have a commercially viable product. Because development of our fuel cell systems proceeded more slowly than we anticipated, we have amended our distribution agreement with GE Fuel Cell Systems on two occasions to revise the performance specifications and prices and to extend the delivery schedule for the products covered by that agreement. We recently entered into a memorandum of understanding to amend that agreement further. In addition, while we are conducting tests to predict the overall life of our systems, we will not have run our systems over their projected useful life prior to commercialization. As a result, we cannot be sure that our systems will last as long as predicted, resulting in possible warranty claims and commercial failures.


We have only been in business for a short time, and your basis for evaluating us is limited.

   We were formed in June 1997 to further the research and development of stationary fuel cell systems. We do not expect to deliver our initial product until the third quarter of 2001 and do not expect to be profitable for at least the next several years. Accordingly, there is only a limited basis upon which you can evaluate our business and prospects. As an investor in our common stock, you should consider the challenges, expenses and difficulties that we will face as a development stage company seeking to develop and manufacture a new product.

We have incurred losses and anticipate continued losses for at least the next several years.

   As of March 31, 2001, we had an accumulated deficit of $154.2 million. We have not achieved profitability and expect to continue to incur net losses until we can produce sufficient revenue to cover our costs. We expect the cost to produce our initial products to be higher than their sales price. Furthermore, even if we achieve our objective of bringing our initial product to market on a limited basis in 2001, we anticipate that we will continue to incur losses until we can produce and sell our fuel cell systems on a large-scale and cost-effective basis. Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future.

A viable market for fuel cell systems may never develop or may take longer to develop than we anticipate.

   Fuel cell systems for residential, commercial and industrial applications represent an emerging market, and we do not know whether our targeted distributors and resellers will want to purchase them or whether end-users will want to use them. If a viable market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred to develop our product and may be unable to achieve profitability. The development of a viable market for our systems may be impacted by many factors which are out of our control, including:

  .  the cost competitiveness of fuel cell systems,

  . the future costs of natural gas, propane and other fuels expected to be used by our systems,

  .  consumer reluctance to try a new product,

  .  consumer perceptions of our systems' safety,

  .  regulatory requirements, and

  .  the emergence of newer, more competitive technologies and products.

We have no experience manufacturing fuel cell systems on a commercial basis.

   To date, we have focused primarily on research and development and have no experience manufacturing fuel cell systems on a commercial basis. In 2000, we completed construction of our 50,000 square foot manufacturing facility, and we are continuing to develop our manufacturing capabilities and processes. We do not know whether or when we will be able to develop efficient, low-cost manufacturing capabilities and processes that will enable us to meet the quality, price, engineering, design and production standards or production volumes required to successfully market our fuel cell systems. Even if we are successful in developing our manufacturing capabilities and processes, we do not know whether we will do so in time to meet our product commercialization schedule or to satisfy the requirements of our distributors or customers.

We are heavily dependent on our relationship with GE Fuel Cell Systems and its commitment to develop the fuel cell market.

   We believe that a substantial portion of our future revenue will be derived from sales of products to GE Fuel Cell Systems. Under the terms of our current distribution agreement, GE Fuel Cell Systems has worldwide rights to market, distribute, install and service our PEM fuel cell systems designed for residential, commercial and industrial applications under 35 kW other than in the states of Illinois, Indiana, Michigan and Ohio. Under our distribution agreement, we will serve as GE Fuel Cell Systems' exclusive supplier of the PEM fuel cell systems and related components meeting the specifications set forth in the distribution agreement. Under our memorandum of understanding, we would amend our distribution agreement to cover PEM fuel cell systems of any electric power output for use in any stationary power application.


   We have not fully developed and produced the product that we have agreed to sell to GE Fuel Cell Systems. Our initial product does not meet the specifications required by our current agreement with GE Fuel Cell Systems. Economic and technical difficulties may prevent us from completing development of products meeting these specifications and delivering them on schedule to GE Fuel Cell Systems.


   In addition, our ability to successfully sell our systems is heavily dependent upon GE Fuel Cell Systems' sales, distribution and service capabilities. Although we own a minority interest in GE Fuel Cell Systems, we cannot control the operations or business decisions of GE Fuel Cell Systems. Any change in our relationship with GE Fuel Cell Systems, whether as a result of market, economic or competitive pressures, including an inability to satisfy our contractual obligations to GE Fuel Cell Systems or any decision by General Electric to alter its commitment to GE Fuel Cell Systems or our fuel cell technology in favor of other fuel cell technologies, to develop fuel cell systems targeted at different markets than ours or to focus on different energy product solutions could harm our reputation and potential earnings by depriving us of the benefits of GE Fuel Cell Systems' sales and distribution network and service capabilities.

   The distribution agreement expires in 2009, although GE Fuel Cell Systems has the option to extend the agreement through 2014. Under our memorandum of understanding, the term of the distribution agreement would be extended through the end of 2014. GE Fuel Cell Systems may terminate the current agreement earlier if, among other reasons, we fail to deliver systems that meet specifications, cost requirements or regulatory requirements, fail to obtain all necessary approvals and certifications for our systems, fail to produce competitive commercial fuel cell systems or fail to use best efforts to deliver systems on schedule.

   Our distribution agreement with GE Fuel Cell Systems has been amended twice. In July 2000, we and GE Fuel Cell Systems revised the performance specifications, prices and delivery schedule for the fuel cell systems to be sold to GE Fuel Cell Systems because we had not been able to produce systems as originally specified under the distribution agreement. In March 2001, we and GE Fuel Cell Systems again extended the delivery schedule for fuel cell systems covered by the agreement because we were not able to meet the delivery schedule requirements. The first of the milestones under our most recent amendment must be met in July 2001. We do not expect to meet the amended deadlines. However, we recently entered into a memorandum of understanding to further amend the distribution agreement to extend its term through 2014 and to replace the product specifications, prices and delivery schedule in the current agreement with a high-level, multi-generation product plan with subsequent modifications subject to mutual agreement. While the memorandum of understanding contemplates the execution of a definitive amendment, we cannot assure you that we will ultimately be able to effect any such amendment. If we are unable to reach an agreement regarding any such amendment, our current distribution agreement could be subject to termination by GE Fuel Cell Systems, as described above. Any such termination would likely materially harm our ability to successfully develop and commercialize our fuel cell systems.


We have not met in the past and may not meet in the future product development and commercialization milestones.

   We have established both internally and in our distribution agreement with GE Fuel Cell Systems product development and commercialization milestones and dates for achieving development goals related to technology and design improvements. We use these milestones to assess our progress toward developing commercially viable fuel cell systems. For example, 2000 was a milestone year for delivering to GE Fuel Cell Systems 485 units meeting pre-commercial specifications set forth in our agreement with them on a take-or-pay basis for a total of $10.3 million in revenue. During the second quarter of 2000, we determined that the specifications of the then current pre-commercial units did not conform to the specifications originally agreed upon with GE Fuel Cell Systems and that we would not meet that milestone. Additionally, we set internal milestones of building 500 developmental and pre-commercial units in 2000, having commercial units available in 2001 and achieving profitability by 2003. During 2000, we produced a total of only 113 systems, delayed availability of our initial product and announced that we would not be profitable for at least the next several years. In addition, we have best efforts obligations to GE Fuel Cell Systems in 2001 and 2002 with respect to the production of pre-commercial and commercial systems that meet the specifications set forth in our agreement with them. We do not expect to meet these milestones. As discussed above, such a failure could give GE Fuel Cell Systems the right to terminate our distribution agreement with them. However, we have entered into a memorandum of understanding that, among other things, would replace these milestones as part of the proposed amendment to the distribution agreement. If we are not able to complete the amendment and GE Fuel Cell Systems sought instead to terminate the current distribution agreement, this would result in material harm to our financial condition, results of operations and prospects.


   Delays in our product development will likely have a material impact on our commercialization schedule. If we do experience delays in meeting our development goals or if our systems exhibit technical defects or if we are unable to meet cost or performance goals, including power output, useful life and reliability, our commercialization schedule will be delayed. In this event, potential purchasers of our initial commercial systems may choose alternative technologies and any delays could allow potential competitors to gain market advantages. We cannot assure you that we will successfully achieve our milestones in the future.

We depend on third parties for product development, manufacturing and the development and supply of key components for our products.

   While we have recently entered into relationships with suppliers of key components, we do not know when or whether we will secure supply relationships for all required components and subsystems for our fuel cell systems, or whether such relationships will be on terms that will allow us to achieve our objectives. Our business, prospects, results of operations or financial condition could be harmed if we fail to secure relationships with entities which can develop or supply the required components for our systems. Additionally, the agreements governing our current relationships allow for termination by our supply partners under a number of circumstances.

   We will rely on our partners to develop and provide components for our fuel cell systems. A supplier's failure to develop and supply components in a timely manner, or to develop or supply components that meet our quality, quantity or cost requirements, or our inability to obtain substitute sources of these components on a timely basis or on terms acceptable to us, could harm our ability to manufacture our fuel cell systems. In addition, to the extent that our supply partners use technology or manufacturing processes that are proprietary, we may be unable to obtain comparable components from alternative sources.

   In addition, platinum is a key material in our PEM fuel cells. Platinum is a scarce natural resource and we are dependent upon a sufficient supply of this commodity. While we do not anticipate significant near or long term shortages in the supply of platinum, such shortages could adversely affect our ability to produce commercially viable fuel cell systems or significantly raise our cost of producing our fuel cell systems.

We face intense competition and may be unable to compete successfully.

   The markets for electric power generators are intensely competitive. There are a number of companies located in the United States, Canada and abroad that are developing PEM and other fuel cell technologies, such as phosphoric acid fuel cells, molten carbonate fuel cells, solid oxide fuel cells and alkaline fuel cells. Some of our competitors are much larger than we are and may have the manufacturing, marketing and sales capabilities to complete research, development and commercialization of a commercially viable fuel cell system more quickly and effectively than we can.

   There are many companies engaged in all areas of traditional and alternative electric power generation in the United States, Canada and abroad, including, among others, major electric, oil, chemical, natural gas and specialized electronics firms, as well as universities, research institutions and foreign government-sponsored companies. These firms are engaged in forms of power generation such as solar and wind power, reciprocating engines and microturbines, as well as grid-supplied electric power. Many of these entities have substantially greater financial, research and development, manufacturing and marketing resources than we do.

Changes in government regulations and electric utility industry restructuring may affect demand for our fuel cell systems.

   The market for electric power generation products is heavily influenced by federal and state governmental regulations and policies concerning the electric utility industry. The loosening of current regulatory policies could deter further investment in the research and development of alternative energy sources, including fuel cells, and could result in a significant reduction in the demand for our products. We cannot predict how the deregulation and restructuring of the industry will affect the market for stationary fuel cell systems.

Our business may become subject to future government regulation which may impact our ability to market our products.

   We do not believe that our products will be subject to existing federal and state regulations governing traditional electric utilities and other regulated entities. We believe that our products and their installation will be subject to oversight and regulation at the local level in accordance with state and local ordinances relating to, among others, building codes, public safety and electrical and gas pipeline connections. Such regulation may depend, in part, upon whether a fuel cell system is placed outside or inside a home. At this time, we do not know what requirements, if any, each jurisdiction will impose upon our products or their installation. We also do not know the extent to which any new regulations may impact our ability to distribute, install and service our products. In the future, federal, state or local government entities or competitors may seek to impose regulations. Any new government regulation of our products, whether at the federal, state or local level, including any regulations relating to installation and servicing of our products, may increase our costs and the price of our systems.

Utility companies could place barriers on our entry into the residential marketplace.

   Utility companies commonly charge fees to industrial customers for disconnecting from the grid, for using less electricity or for having the capacity to use power from the grid for back-up purposes. Though these fees are not currently charged to residential users, it is possible that utility companies could in the future charge similar fees to residential customers. The imposition of such fees could increase the cost to residential customers of using our systems and could make our residential systems less desirable, thereby harming our revenue and profitability.

   Several states, including Texas, New York and California, have created and adopted or are in the process of creating or adopting their own interconnection regulations covering both technical and financial requirements for interconnection to utility grids. Depending on the complexities of the requirements, installation of our systems may become burdened with additional costs and have a negative impact on our ability to sell systems. There is also a burden in having to track the requirements of individual states and design equipment necessary to comply with the varying standards. Further, no universal standard has been adopted covering the connection of distributed generation devices to utility grids.

Alternatives to our technology could render our systems obsolete prior to commercialization.

   Our systems are one of a number of alternative energy products being developed today as supplements to the electric power grid that have potential residential, commercial and industrial applications, including microturbines, solar power, wind power and other types of fuel cell technologies. Improvements are also being made to the existing electric transmission system. Technological advances in alternative energy products, improvements in the electric power grid or other fuel cell technologies may render our systems obsolete.

The hydrocarbon fuels and other raw materials on which our systems rely may not be readily available or available on a cost-effective basis.

   The ability of our systems to produce electric power depends largely on the availability of natural gas and propane. If these fuels are not readily available, or if their prices are such that electric power produced by our systems costs more than electric power provided through the grid, our systems would be less attractive to potential users.

Our fuel cell systems use flammable fuels which are inherently dangerous substances.

   Our fuel cell systems use natural gas in a catalytic reaction which produces less heat than a typical gas furnace. While our fuel cell systems do not use this fuel in a combustion process, natural gas is a flammable fuel that could leak in a home or office and combust if ignited by another source. These dangers are present in any appliance that uses natural gas, such as a gas furnace, stove or dryer. Any accidents involving our products or other products using similar flammable fuels could materially suppress demand for, or heighten regulatory scrutiny of, our products. Any liability for damages resulting from malfunctions or design defects could be substantial and could materially adversely affect our business and results of operations. In addition, a well-publicized actual or perceived problem could adversely affect the market's perception of our products resulting in a decline in demand for our products and could divert the attention of our management, which may materially adversely affect our financial condition and results of operations.

We must lower the cost of our fuel cell systems and demonstrate their reliability.

   The fuel cell systems we develop currently cost significantly more than the cost of many established competing technologies. If we are unable to produce fuel cell systems that are competitive with competing technologies in terms of price, reliability and longevity, consumers will be unlikely to buy products containing our fuel cell systems. The price of fuel cell systems depends largely on material and manufacturing costs. We cannot guarantee that we will be able to lower these costs to the level where we will be able to produce a competitive product or that any product produced using lower cost materials and manufacturing processes will not suffer from a reduction in performance, reliability and longevity.

Failure of our field tests could negatively impact demand for our products.

   We are currently field testing a number of our systems and we plan to conduct additional field tests in the future. We may encounter problems and delays during these field tests for a number of reasons, including the failure of our technology or the technology of third parties, as well as our failure to maintain and service our systems properly. Many of these potential problems and delays are beyond our control. Any problem or perceived problem with our field tests could materially harm our reputation and impair market acceptance of, and demand for, our products.

We may be unable to raise additional capital to complete our product development and commercialization plans.

   Our cash requirements depend on numerous factors, including completion of our product development activities, ability to commercialize our fuel cell systems and market acceptance of our systems. We expect to devote substantial capital resources to continue development programs, establish a manufacturing infrastructure and develop manufacturing processes. We believe that we will need to raise additional funds after this offering to achieve commercialization of our products. However, we do not know whether we will be able to secure additional funding, or funding on acceptable terms, to pursue our commercialization plans. If additional funds are raised through the issuance of equity securities, the percentage ownership of our then current stockholders will be reduced. If adequate funds are not available to satisfy either short- or long-term capital requirements, we may be required to limit operations in a manner inconsistent with our development and commercialization plans, which could affect operations in future periods.

We will need to establish additional strategic relationships to complete our product development and commercialization plans.

   We believe that we will need to enter into additional strategic relationships in order to complete our current product development and commercialization plans on schedule. In particular, we are attempting to identify a partner to assist us in developing commercially viable fuel cell systems that produce in the range of 25 to 100 kW of electric power. If we are unable to identify or enter into a satisfactory agreement with potential partners, we may not be able to complete our product development and commercialization plans on schedule or at all. We may also need to scale back these plans in the absence of a partner, which would adversely affect our future prospects. In addition, any arrangement with a strategic partner may require us to issue a material amount of equity securities to the partner or commit significant financial resources to fund our product development efforts in exchange for their assistance or the contribution to us of intellectual property. Any such issuance of equity securities would reduce the percentage ownership of our then current stockholders.

Future acquisitions may disrupt our business and distract our management.

   We may engage in acquisitions. We may not be able to identify suitable acquisition candidates. If we do identify suitable candidates, we may not be able to acquire them on commercially acceptable terms or at all. If we acquire another company, we may not be able to successfully integrate the acquired business into our existing business in a timely and non-disruptive manner. We may have to devote a significant amount of time and management and financial resources to do so. Even with this investment of management and financial resources, an acquisition may not produce the desired revenues, earnings or business synergies. If we fail to integrate the acquired business effectively or if key employees of that business leave, the anticipated benefits of the acquisition would be jeopardized. The time, capital and management and other resources spent on an acquisition that fails to meet our expectations could cause our business and financial condition to be materially and adversely affected. In addition, from an accounting perspective, acquisitions can involve non-recurring charges and amortization of significant amounts of goodwill that could adversely affect our results of operations.

We may have difficulty managing change in our operations.

   We are undergoing rapid change in the scope and breadth of our operations as we advance the development of our products. Such rapid change is likely to place a significant strain on our senior management team and other resources. We will be required to make significant investments in our engineering, logistics, financial and management information systems and to motivate and effectively manage our employees. Our business, prospects, results of operations or financial condition could be harmed if we encounter difficulties in effectively managing the budgeting, forecasting and other process control issues presented by such a rapid change.

We face risks associated with our plans to market, distribute and service our products internationally.

   We intend to market, distribute and service our under 35 kW residential, commercial and industrial PEM fuel cell systems internationally through GE Fuel Cell Systems. We have limited experience developing, and no experience manufacturing our products to comply with the commercial and legal requirements of international markets. Our success in international markets will depend, in part, on GE Fuel Cell Systems' ability to secure relationships with foreign sub-distributors and our ability to manufacture products that meet foreign regulatory and commercial requirements. Additionally, our planned international operations are subject to other inherent risks, including potential difficulties in enforcing contractual obligations and intellectual property rights in foreign countries and fluctuations in currency exchange rates.


We may not be able to protect important intellectual property.

   PEM fuel cell technology was first developed in the 1950s, and we do not believe that we can achieve a significant proprietary position in the basic technologies used in fuel cell systems. Similarly, fuel processing technology has been practiced on a large scale in the petrochemical industry for decades. However, our ability to compete effectively against other fuel cell companies will depend, in part, on our ability to protect our proprietary technology, systems designs and manufacturing processes. We do not know whether any of our pending patent applications will issue or, in the case of patents issued or to be issued, that the claims allowed are or will be sufficiently broad to protect our technology or processes. Even if all of our patent applications are issued and are sufficiently broad, they may be challenged or invalidated. We could incur substantial costs in prosecuting or defending patent infringement suits. While we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be completely successful in doing so. Moreover, patent applications filed in foreign countries may be subject to laws, rules and procedures that are substantially different from those of the United States, and any resulting foreign patents may be difficult and expensive to enforce.

   Further, our competitors may independently develop or patent technologies or processes that are substantially equivalent or superior to ours. If we are found to be infringing third party patents, we could be required to pay substantial damages, and we do not know whether we will be able to obtain licenses to use such patents on acceptable terms, if at all. Failure to obtain needed licenses could delay or prevent the development, manufacture or sale of our fuel cell systems, and could necessitate the expenditure of significant resources to develop or acquire non-infringing intellectual property.

   We rely, in part, on contractual provisions to protect our trade secrets and proprietary knowledge. These agreements may be breached, and we may not have adequate remedies for any breach. Our trade secrets may also be known without breach of such agreements or may be independently developed by competitors. Our inability to maintain the proprietary nature of our technology and processes could allow our competitors to limit or eliminate any competitive advantages we may have and prevent us from being the first company to commercialize residential fuel cell systems.

Our government contracts could restrict our ability to effectively commercialize our technology.

   Some of our technology has been developed under government funding by the United States and by other countries. In some cases, government agencies in the United States can require us to obtain or produce components for our systems from sources located in the United States rather than foreign countries. Our contracts with government agencies are also subject to the risk of termination at the convenience of the contracting agency, potential disclosure of our confidential information to third parties and the exercise of "march-in" rights by the government. March-in rights refer to the right of the United States government or government agency to exercise its non-exclusive, royalty-free, irrevocable worldwide license to any technology developed under contracts funded by the government if the contractor fails to continue to develop the technology. The implementation of restrictions on our sourcing of components or the exercise of march-in rights could harm our business, prospects, results of operations or financial condition. In addition, under the Freedom of Information Act, any documents that we have submitted to the government or to a contractor under a government funding arrangement is subject to public disclosure that could compromise our intellectual property rights unless such documents are exempted as trade secrets or as confidential information and treated accordingly by such government agencies.

Our future plans could be harmed if we are unable to attract or retain key personnel.

   We have attracted a highly skilled management team and specialized workforce, including scientists, engineers, researchers, manufacturing and marketing professionals. Our future success will depend, in part, on our ability to attract and retain qualified management and technical personnel. We do not know whether we will be successful in hiring or retaining qualified personnel. Our inability to hire qualified personnel on a timely basis, or the departure of key employees, could materially and adversely affect our development and commercialization plans and, therefore, our business, prospects, results of operations and financial condition.

GE Microgen and DTE Energy have representatives on our Board of Directors.


   Under our agreement with GE MicroGen we are required to use our best efforts to cause one individual nominated by GE Power Systems, an operating business of General Electric Company, to be elected to our Board of Directors for as long as our distribution agreement with GE Fuel Cell Systems remains in effect. Currently, John G. Rice serves as the GE Power Systems nominee to our Board. In addition, two employees of DTE Energy, Anthony F. Earley, Jr. and Larry G. Garberding, currently serve on our Board of Directors. Both GE Fuel Cell Systems and DTE Energy have entered into distribution agreements with us.

We are subject to a securities class action litigation.

   In September 2000, a shareholder class action complaint was filed in the federal district court for the Eastern District of New York alleging that we and various of our officers and directors violated certain federal securities laws by failing to disclose certain information concerning our products and future prospects. The action was brought on behalf of a class of purchasers of our stock who purchased the stock between February 14, 2000 and August 2, 2000. Subsequently, fourteen additional complaints with similar allegations and class periods were filed. By order dated October 30, 2000, the court consolidated the complaints into one action, entitled Plug Power Inc. Securities Litigation, CV-00-5553(ERK)(RML). By order dated January 25, 2001, the Court appointed lead plaintiffs and lead plaintiffs' counsel. Subsequently, the plaintiffs served a consolidated amended complaint. The consolidated amended complaint extends the class period to begin on October 29, 1999 and alleges claims under the Securities Act of 1933 and the Exchange Act of 1934, and Rule 10b-5 promulgated under the Exchange Act of 1934. Plaintiffs allege that the defendants made misleading statements and omissions regarding the state of development of our technology in a registration statement issued in connection with our initial public offering and in subsequent press releases. We served our motion to dismiss the claims in May 2001. We believe that the allegations in the consolidated amended complaint are without merit and intend to vigorously defend against the claims. We do not believe that the outcome of these actions will have a material adverse effect upon our financial position, results of operations or liquidity. However, litigation is inherently uncertain and there can be no assurances as to the ultimate outcome or effect of these actions. If the plaintiffs were to prevail, such an outcome would have a material adverse effect on our financial condition, results of operations and liquidity.

Our stock price has been and could remain volatile.

   The market price of our common stock has historically experienced and may continue to experience significant volatility. Since our initial public offering in October 1999, the market price of our common stock has fluctuated from a high of $149.75 per share in the first quarter of 2000, to a low of $9.44 per share in the fourth quarter of 2000. Our progress in developing and commercializing our products, our quarterly operating results, changes in general conditions in the economy or the financial markets and other developments affecting us or our competitors could cause the market price of our common stock to fluctuate substantially. In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. In addition, we may be the subject of additional securities class action litigation as a result of volatility in the price of our stock, which could result in substantial costs and diversion of management's attention and resources and could harm our stock price, business, prospects, results of operations and financial condition.

Future sales of our common stock could adversely affect our stock price.

   Substantial sales of our common stock in the public market following this offering, or the perception by the market that such sales could occur, could lower our stock price or make it difficult for us to raise additional equity capital in the future. After this offering, we will have 49,988,214 shares of common stock outstanding. Of these shares, 17,801,802 shares will be freely tradeable. Of the remaining shares, 31,798,223 are subject to 90 day lock-up agreements and may be available for sale in the public market 90 days after the date of this prospectus.


   We cannot predict if future sales of our common stock, or the availability of our common stock for sale, will harm the market price for our common stock or our ability to raise capital by offering equity securities.

We will have broad discretion as to the use of the net proceeds from this offering.

   Our Board of Directors and our management will have broad discretion over the use of the net proceeds of this offering. Investors will be relying on the judgment of our Board of Directors and our management regarding the application of the net proceeds of this offering.

                 STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended. You can identify these statements by forward-looking words such as "may," "could," "should," "would," "intend," "will," "expect," "anticipate," "believe," "estimate," "continue" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other forward-looking information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including those factors described in the "Risk Factors" section of this prospectus. Readers should not place undue reliance on our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" section and elsewhere in this prospectus could harm our business, prospects, operating results and financial condition. Except as may be required by applicable law, we do not undertake or intend to update any forward-looking statements after the date of this prospectus.

                                USE OF PROCEEDS

   We estimate the net proceeds to us from the sale of the 4,975,000 shares of our common stock in this offering to be approximately $94.0 million, at an assumed public offering price of $20.10 per share, after deducting estimated underwriting discounts and commissions and our estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $108.3 million. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholder. Our net proceeds from the private placements to GEPS Equities and DTE Energy will be $9.6 million, after deducting fees and expenses associated with the private placements. We expect to use the net proceeds from this offering and the private placements for general corporate purposes, including working capital, funds for operations, research and product development, manufacturing and market development, capital expenditures and potential acquisitions. We are not currently a party to any agreement or commitment with respect to any potential acquisition. Pending their use, we will invest these proceeds in government securities and other short-term, investment-grade securities.


                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our common stock. We currently intend to retain our future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.


                        MARKET PRICE OF OUR COMMON STOCK

   Our common stock is traded on the Nasdaq National Market under the symbol PLUG. The following table sets forth the high and low last reported sale prices for our common stock for each fiscal quarter since trading began on October 28, 1999.


                                                                  High    Low
                                                                 ------- ------
   1999
   Fourth Quarter (from October 28, 1999)....................... $ 32.25 $16.00

   2000
   First Quarter................................................ $149.75 $25.75
   Second Quarter............................................... $ 92.00 $39.44
   Third Quarter................................................ $ 70.00 $36.02
   Fourth Quarter............................................... $ 36.50 $ 9.44

   2001
   First Quarter................................................ $ 31.38 $12.69
   Second Quarter (through June 25, 2001)....................... $ 35.40 $12.88


   On June 26, 2001, the last reported sale price for our common stock on the Nasdaq National Market was $20.10 per share.

                                 CAPITALIZATION

   The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2001:

  .  on an actual basis, and

  . on an as adjusted basis to give effect to our receipt of the estimated net proceeds from the sale of 4,975,000 shares of common stock offered by us in this offering and our sale of 497,512 shares of common stock in the concurrent private placements, at an assumed public offering price of $20.10 per share, after deducting estimated underwriting discounts and commissions and estimated offering fees and expenses payable by us.

The table excludes:

  . 750,000 shares of common stock issuable upon exercise of the over-allotment option granted to the underwriters,


  . 248,756 shares of common stock proposed to be issued in connection with the amendments to our distribution and operating agreements with GE Fuel Cell Systems, at an assumed public offering price of $20.10 per share,


  . 5,736,290 shares of common stock issuable upon exercise of outstanding stock options under our stock option plans at a weighted average exercise price of $25.75 per share, and


  . 2,290,832 additional shares of common stock reserved for future grant under our stock option plans.



                                                             March 31, 2001
                                                           --------------------
                                                                         As
                                                            Actual    Adjusted
                                                           ---------  ---------
                                                             (in thousands)
   Cash and cash equivalents.............................  $  44,683  $ 148,257
                                                           =========  =========

   Long-term debt, including current portion.............  $   5,691  $   5,691
   Stockholders' equity:
     Preferred stock, $0.01 par value per share,
      5,000,000 shares authorized, none issued and
      outstanding, actual and as adjusted................         --         --
     Common stock, $0.01 par value per share, 245,000,000
      shares authorized, 43,981,427 shares issued and
      outstanding, actual; 49,453,939 shares issued and
      outstanding, as adjusted...........................        440        495
   Paid-in capital.......................................    269,396    372,915
   Deficit accumulated during the development stage......   (154,245)  (154,245)
                                                           ---------  ---------
     Total stockholders' equity..........................    115,591    219,165
                                                           ---------  ---------
       Total capitalization..............................  $ 121,282  $ 224,856
                                                           =========  =========

                                    DILUTION

   As of March 31, 2001, we had a net tangible book value of $109.6 million, or $2.49 per share of common stock. Net tangible book value per share is equal to our total tangible assets less total liabilities, divided by the number of shares of our outstanding common stock. After giving effect to the sale of the 4,975,000 shares of common stock offered hereby and our sale of 497,512 shares of common stock in the concurrent private placements with GEPS Equities and DTE Energy, at an assumed public offering price of $20.10 per share, and after deducting estimated underwriting discounts and commission and our estimated offering expenses, our net tangible book value as adjusted, as of March 31, 2001, would have been $213.2 million, or $4.31 per share of common stock. This represents an immediate increase in net tangible book value as adjusted of $1.82 per share to our existing stockholders and an immediate dilution of $15.79 per share to new investors in this offering. The following table illustrates this per share dilution:



   Assumed public offering price per share........................       $20.10
     Net tangible book value per share before this offering
      (including the private placements).......................... $2.49
     Increase per share attributable to this offering (including the private placements).....................................  1.82
                                                                   -----
   Net tangible book value per share after this offering
    (including the private placements)............................         4.31
                                                                         ------
   Dilution per share to new investors............................       $15.79
                                                                         ======


   The following table summarizes, as of March 31, 2001, the difference between existing stockholders and new investors in this offering and the private placements with respect to the number of shares of common stock purchased, the total consideration paid and the average price per share paid. If the underwriters' over-allotment option is exercised in full, the percentage of the total number of shares of common stock held by existing stockholders will decrease from 88.9% to 87.6% of the total number of shares of common stock outstanding after the offering, and the percentage of the total number of shares of common stock held by new investors will increase from 11.1% to 12.4% of the total number of shares of common stock outstanding after the offering.


                              Shares Purchased  Total Consideration
                             ------------------ -------------------- Average Price
                               Number   Percent    Amount    Percent   Per Share
                             ---------- ------- ------------ ------- -------------
   Existing stockholders...  43,981,427  88.9%  $269,835,888  71.0%     $ 6.14
   New investors (including
    the private
    placements)............   5,472,512  11.1%   109,997,491  29.0%      20.10
                             ---------- ------  ------------ ------
     Total.................  49,453,939 100.0%  $379,833,379 100.0%
                             ========== ======  ============ ======

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following tables present selected historical financial data for the period from June 27, 1997 (date of inception) through December 31, 1997, the years ended December 31, 1998, 1999 and 2000 and the three-month periods ended March 31, 2000 and 2001. The balance sheet data as of December 31, 1997, 1998, 1999 and 2000 and the statement of operations data for the period from inception through December 31, 1997 and for the years ended December 31, 1998, 1999 and 2000 have been derived from financial statements (including those set forth elsewhere in this prospectus) that have been audited by PricewaterhouseCoopers LLP, independent accountants. The statement of operations data for the three-month periods ended March 31, 2000 and 2001 and the balance sheet data as of March 31, 2001 are derived from our unaudited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial condition for those periods. The data for the three-month period ended March 31, 2001 are not necessarily indicative of results for the year ending December 31, 2001 or any future period. It is important that you read this information together with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.


                           Period from
                          Inception on
                          June 27, 1997                                Three Months
                             through     Year Ended December 31,      Ended March 31,
                          December 31,  ---------------------------  ------------------
                              1997       1998      1999      2000      2000      2001
                          ------------- -------  --------  --------  --------  --------
                                                                        (unaudited)
                                    (in thousands, except per share data)
Statements of
 Operations:
 Contract revenue.......     $ 1,194    $ 6,541  $ 11,000  $  8,378  $  2,933  $  1,027
 Cost of contract
  revenue...............       1,226      8,864    15,498    13,055     3,899     1,971
                             -------    -------  --------  --------  --------  --------
 Loss on contracts......         (32)    (2,323)   (4,498)   (4,677)     (966)     (944)
 In-process research and
  development...........       4,043         --        --     4,984     4,984        --
 Research and
  development expense:
 Non-cash stock-based
  compensation..........          --         --        --       248        --        --
 Other research and
  development...........       1,301      4,633    20,506    65,657    11,444    16,750
 General and
  administrative
  expense:
 Non-cash stock-based
  compensation..........          --        212     3,228     7,595        32        --
 Other general and
  administrative........         630      2,541     6,699     8,572     1,525     1,889
 Interest expense.......          --         --       190       363        95        78
                             -------    -------  --------  --------  --------  --------
 Operating loss.........      (6,006)    (9,709)  (35,121)  (92,096)  (19,046)  (19,661)
 Interest income........         103         93     3,124     8,181     2,308     1,292
                             -------    -------  --------  --------  --------  --------
 Loss before equity in
  losses of affiliate...      (5,903)    (9,616)  (31,997)  (83,915)  (16,738)  (18,369)
 Equity in losses of
  affiliate.............          --         --    (1,472)   (2,327)     (508)     (646)
                             -------    -------  --------  --------  --------  --------
 Net loss...............     $(5,903)   $(9,616) $(33,469) $(86,242) $(17,246) $(19,015)
                             =======    =======  ========  ========  ========  ========
 Loss per share, basic
  and diluted...........     $ (0.62)   $ (0.71) $  (1.27) $  (1.99) $  (0.40) $  (0.43)
                             =======    =======  ========  ========  ========  ========
 Weighted average number
  of common shares
  outstanding...........       9,500     13,617    26,283    43,308    42,956    43,920



                         December 31,
                -------------------------------  March 31,
                 1997   1998    1999     2000      2001
                ------ ------ -------- -------- -----------
                                                (unaudited)
                              (in thousands)
Balance Sheet
 Data:
 Working
  capital...... $2,667 $2,692 $169,212 $ 83,351  $ 67,579
 Total assets..  4,847  8,093  216,126  150,829   130,715
 Long-term
  debt.........     --     --    5,600    5,310     5,310
 Total
  stockholders'
  equity.......  3,597  5,493  201,407  134,131   115,591

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion and analysis in conjunction with our consolidated financial statements, the notes to those consolidated financial statements and the other financial information appearing elsewhere in this prospectus.

Overview

   We design and develop on-site electric power generation systems utilizing proton exchange membrane fuel cells for stationary applications. We were formed in June 1997 as a joint venture to further the development of fuel cells for electric power generation in stationary applications. We are a development stage company and expect to deliver our initial product during the third quarter of 2001. We continue to advance the development of our initial commercial product.

   Since inception, we have devoted substantially all of our resources toward the development of PEM fuel cell systems and have derived substantially all of our revenue from government research and development contracts. Through March 31, 2001, our stockholders in the aggregate have contributed $228.4 million in cash, including $93.0 million in net proceeds from our initial public offering of common stock, which closed on November 3, 1999, and $32.4 million in other contributions, consisting of in-process research and development, real estate, other in-kind contributions and equity interests in affiliates, including a 25% interest in GE Fuel Cell Systems.

   From inception through March 31, 2001, we have incurred losses of $154.2 million and expect to continue to incur losses as we expand our product development and commercialization program and prepare for the commencement of manufacturing operations. We expect that losses will fluctuate from quarter to quarter and that such fluctuations may be substantial as a result of, among other factors, the number of systems we produce and install for internal and external testing, the related service requirements necessary to monitor those systems and potential design changes required as a result of field testing. There can be no assurance that we will manufacture or sell fuel cell systems successfully or achieve or sustain product revenues or profitability.

Acquisitions, Strategic Relationships and Development Agreements

   Since our inception in June 1997, we have formed strategic relationships with suppliers of key components, developed distributor and customer relationships, and entered into development and demonstration programs with electric utilities, government agencies and other energy providers.

   GE Entities: In 1999, we and GE MicroGen, Inc. formed GE Fuel Cell Systems to serve as the distributor worldwide (other than in Illinois, Indiana, Michigan and Ohio) of our PEM fuel cell systems under 35 kW designed for use in residential, commercial and industrial stationary power applications. GE MicroGen, Inc. is a wholly owned subsidiary of General Electric Company that operates within the GE Power Systems business. Under the terms of our distribution agreement with GE Fuel Cell Systems, we will serve as GE Fuel Cell Systems' exclusive supplier of the PEM fuel cell systems and related components meeting the specifications set forth in the distribution agreement. Under the agreement, we will sell our systems directly to GE Fuel Cell Systems, which will then seek to sell the systems to sub-distributors. The systems sold by GE Fuel Cell Systems will be co-branded with both the General Electric and Plug Power names and trademarks.


   Our distribution agreement with GE Fuel Cell Systems generally does not cover PEM fuel cell systems designed for transportation or vehicle applications, certain extended run uninterruptible power supply for data center applications, rack-mounted equipment in telecommunications, cellular or cable television applications and other applications in which the fuel cell system is integrated with another device that consumes 100% of the fuel cell system's output.

   The distribution agreement expires in 2009, although GE Fuel Cell Systems has the option to extend the agreement through 2014. GE Fuel Cell Systems may terminate the agreement earlier if, among other reasons, we fail to deliver systems that meet specifications, cost requirements or regulatory requirements, fail to obtain all necessary approvals and certifications for our systems, fail to produce competitive commercial fuel cell systems or fail to use best efforts to deliver systems on schedule.

   Our distribution agreement with GE Fuel Cell Systems has been amended twice. In July 2000, we and GE Fuel Cell Systems revised the performance specifications, the prices and the delivery schedule for the fuel cell systems to be sold to GE Fuel Cell Systems because we had not been able to produce systems as originally anticipated under the distribution agreement as in effect at that time. In March 2001, we and GE Fuel Cell Systems again extended the delivery schedule for certain fuel cell systems covered by the agreement because we were not able to meet the delivery schedule requirements. The first of the milestones under our most recent amendment must be met in July 2001. We do not expect to meet the amended deadlines. However, we recently entered into a memorandum of understanding with GE Fuel Cell Systems to extend the term of the agreement through the end of 2014 and to amend the distribution agreement to replace the product specifications, prices and delivery schedule in our current distribution agreement with a high-level, multi-generation product plan with subsequent modifications subject to mutual agreement. Under the memorandum of understanding, GE Fuel Cell Systems' distribution rights would be expanded to include PEM fuel cell systems of any electric power output, including greater than 35 kW, for use in any stationary power application. We would also issue GEPS Equities for no additional cash consideration $5.0 million worth of common stock at a price per share equal to the per share offering price in this offering. Finally, our percentage ownership in GE Fuel Cell Systems would be increased from 25% to 40%. We are engaged in active negotiations with GE Fuel Cell Systems to execute definitive amendments to the distribution and operating agreements. We believe that we will be able to successfully negotiate these amendments, although we cannot assure you that this will be the case.


   We have secured resources of GE MicroGen, Inc. and its affiliates to assist us in our product development effort, and we have committed to purchase a minimum of $12.0 million of technical support services, including engineering, testing, manufacturing and quality control services from GE Power Systems over a three-year period, which began September 30, 1999. GEPS Equities has agreed to invest $5.0 million in a private placement concurrent with this offering. We have also entered into a separate agreement with General Electric Company under which General Electric acts as our agent in procuring fuel cell equipment, parts and components. In addition, General Electric has agreed to provide training services to our employees regarding procurement activities. These services are made available to us essentially at General Electric's cost.


   Gastec: In February 2000, we acquired from Gastec, NV, a Netherlands-based company, certain fixed assets and all of its intellectual property related to fuel processor development for fuel cell systems capable of producing up to 100 kW of electric power. The total purchase price was $14.8 million, paid in cash. In connection with the transaction, we recorded in-process research and development expense in the amount of $5.0 million, fixed assets in the amount of $192,000 and intangible assets in the amount of $9.6 million.

   The in-process research and development was valued using an income approach which reflects the present value of future avoided costs we estimate that we would otherwise have spent if we were to acquire the exclusive rights to this technology, for its remaining useful life, from another entity. We then discounted the net avoided cost using a 40% discount rate which we believe is consistent with the risk associated with this early stage technology. This amount was further adjusted to reflect the technology's stage of completion, of approximately 30%, in order to reflect the value of the in-process research and development attributable to the efforts of the seller up to the date of the transaction. Fixed assets were capitalized at their fair value and will be depreciated over their useful life. In connection with the transaction, we acquired the services of employees experienced in the fuel cell industry. Accordingly, we have capitalized the estimated cost savings associated with recruiting, relocating and training a similar workforce. The remaining $9.3 million was capitalized as an intangible asset. This amount together with the value attributable to the trained workforce has been capitalized and is being amortized over 36 months. Through March 31, 2001, we have expensed $3.6 million related to the intangible assets.

   Vaillant: In March 2000, we finalized a development agreement with Vaillant GmbH of Remscheid, Germany, Europe's leading heating appliance manufacturer, to develop a combination furnace, hot water heater and fuel cell system that will provide both heat and electricity for the home. Under the agreement, Vaillant will obtain fuel cells and gas-processing components from GE Fuel Cell Systems and then will produce the fuel cell heating appliances for its customers in Germany, Austria, Switzerland and the Netherlands, and for GE Fuel Cell Systems customers throughout Europe.

   Celanese: In April 2000, we finalized a joint development agreement with Celanese GmbH, to develop a high temperature membrane electrode unit. Under the agreement, we and Celanese will exclusively work together on the development of a high temperature membrane electrode unit for our stationary fuel cell system applications. As part of the agreement we will contribute an estimated
$4.1 million (not to exceed $4.5 million) to fund our share of the development efforts over the course of the agreement. As of March 31, 2001, we have contributed $1.5 million under the terms of the agreement. In connection with the transaction, we have recorded $1.5 million under the balance sheet caption "Prepaid development costs." Through March 31, 2001, we have expensed
$1.5 million of such costs.

   Engelhard: In June 2000, we finalized a joint development agreement and a supply agreement with Engelhard Corporation for development and supply of advanced catalysts to increase the overall performance and efficiency of our fuel processor. Over the course of the agreements we will contribute $10.0 million to fund Engelhard's development efforts, and Engelhard will purchase $10.0 million of our common stock. The agreements also specify rights and obligations for Engelhard to supply products to us over the next 10 years. As of March 31, 2001, we have contributed $5.0 million under the terms of the agreement while Engelhard has purchased $5.0 million of our common stock. In connection with the transaction, we have recorded $5.0 million under the balance sheet caption "Prepaid development costs." Through March 31, 2001, we have expensed $2.5 million of such costs. In June 2001, we contributed an additional $3.0 million and Engelhard purchased $3.0 million of our common stock.

   Advanced Energy Incorporated: In March 2000, we acquired a 28% ownership interest in Advanced Energy Incorporated, in exchange for a combination of $1.5 million in cash and our common stock valued at approximately $828,000. We account for our interest in Advanced Energy Incorporated on the equity method of accounting and adjust our investment by our proportionate share of income or losses. During the year ended December 31, 2000, Advanced Energy Incorporated had sales of approximately $2.1 million and an operating and net loss of approximately $692,000.


Results of Operations

Comparison of the Three Months Ended March 31, 2001 and March 31, 2000.

   Contract revenue. Contract revenue is derived primarily from cost reimbursement government contracts relating to the development of PEM fuel cell technology. Contract revenue for the quarter ended March 31, 2001 was $1.0 million as compared to $2.9 million for the quarter ended March 31, 2000. The decrease is primarily the result of reduced government contract activity with the U.S. Department of Energy, as we near completion of our largest contract with them. Our revenue since inception has been derived primarily from cost reimbursement government contracts relating to the development of PEM fuel cell technology and contract revenue generated from the delivery of PEM fuel cells and related engineering and testing support services for other customers.

   Our government contracts provide for the partial recovery of direct and indirect costs from the specified government agency, generally requiring us to absorb from 25% to 50% of contract costs incurred. As a result of our cost sharing requirements we will report losses on these contracts as well as any future government contracts awarded.

   Cost of contract revenue. Cost of contract revenue includes compensation and benefits for the engineering and related support staff, fees paid to outside suppliers for subcontracted components and services, fees paid to consultants for services provided, materials and supplies used and other directly allocable general overhead costs allocated to specific government contracts. Cost of contract revenue was $2.0 million for the three months ended March 31, 2001, as compared to $3.9 million for the same period in the prior year. The decrease in contract costs was related to reduced government contract activity. The result was a loss on contracts of $944,000 for the three months ended March 31, 2001, compared to a loss on contracts of $966,000 for the same period in the prior year.

   Research and development expense. Research and development expense includes compensation and benefits for our engineering and related staff, expenses for contract engineers, materials to build prototype units, fees paid to outside suppliers for subcontracted components and services, supplies used, facility-related costs, such as computer and network services, and other general overhead costs. Research and development expense increased to $16.8 million for the three months ended March 31, 2001 from $16.4 million for the three months ended March 31, 2000.

   The amount in 2000 includes a one-time charge of $5.0 million related to the write-off of in-process research and development related to our acquisition of intellectual property in the first quarter of 2000. Excluding the write-off, research and development expense increased by $5.4 million, which is the result of increased research and development activities related to bringing our initial product to the marketplace during the third quarter of 2001.

   General and administrative expense. General and administrative expense includes compensation, benefits and related costs in support of our general corporate functions, including general management, finance and accounting, human resources, business development, information and legal services. General and administrative expense increased slightly to $1.9 million for the three months ended March 31, 2001 from $1.6 million for the three months ended March 31, 2000, due to higher general expenses in support of operations.

   Interest expense. Interest expense consists of interest on a long-term obligation related to a real estate purchase agreement with Mechanical Technology Incorporated in June 1999, and interest paid on capital lease obligations. Interest expense was $78,000 for the three months ended March 31, 2001.

   Interest income. Interest income consists of interest earned on our cash, cash equivalents and marketable securities decreased to $1.3 million for the three months ended March 31, 2001 from $2.3 million for the same period last year.

   Equity in losses of affiliates. Equity in losses of affiliates, representing our minority interests in GE Fuel Cell Systems and Advanced Energy Incorporated, increased to $646,000 for the three months ended March 31, 2001, from $508,000 last year. For the quarter ended March 31, 2001 we have recorded losses of $646,000 including our proportionate share of the losses of GE Fuel Cell Systems and Advanced Energy Incorporated, both of which are accounted for under the equity method of accounting, in the amount of $217,000 and goodwill amortization of our original investments in those entities of $429,000.

   Income taxes. No benefit for federal and state income taxes has been reported in the consolidated financial statements because the deferred tax asset generated from our net operating losses has been offset by a full valuation allowance. We were taxed as a partnership prior to

November 3, 1999, the effective date of our merger into a C corporation, and the federal and state income tax benefits of our losses were recorded by our stockholders. Effective on November 3, 1999, we began accounting for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes."

Comparison of the Years Ended December 31, 2000 and December 31, 1999.

   Contract revenue. Contract revenue decreased to $8.4 million for the year ended December 31, 2000 from $11.0 million for the year ended December 31, 1999. The decrease is the result of completion of government contracts with the U.S. Department of Energy. Although we intend to continue certain government contract work, we expect future contract revenue will continue to decrease on a comparable basis with prior periods, as we focus on bringing our initial product to the commercial marketplace.

   During 2000, we produced a total of 113 systems for both onsite and offsite testing, including four developmental and 18 prototype units of our initial product. The specifications of the systems produced in 2000 did not conform to the specifications originally agreed upon with GE Fuel Cell Systems. As a result, GE Fuel Cell Systems was no longer contractually obligated to purchase 485 units meeting pre-commercial specifications set forth in our distribution agreement with them under its take or pay commitment set forth in the agreement, and we no longer anticipate the projected $10.3 million in revenue from GE Fuel Cell Systems.

   Cost of contract revenue. Cost of contract revenue was $13.1 million for the year ended December 31, 2000, as compared to $15.5 million for the year ended December 31, 1999. While contract costs have decreased as a result of our reduced government contract activity, the percentage of contract cost compared to contract revenue has increased due to greater cost sharing requirements on those contracts currently in place. The result was a loss on contracts of $4.7 million for the year ended December 31, 2000 compared to a loss on contracts of $4.5 million for the same period last year.

   Research and development expense. Research and development expense, including $248,000 of non-cash stock-based compensation representing the fair value of vested stock options granted to consultants in exchange for services provided, increased to $65.9 million for the year ended December 31, 2000 from $20.5 million for the year ended December 31, 1999.

   The increase of $45.4 million was primarily attributable to the growth of our research and development activities which included a 60% increase in the labor base to approximately 500 employees, 113 test and evaluation residential PEM fuel cell systems (an increase of 61 systems), amortization of capitalized development expense in the amount of $1.9 million under our joint development programs with Engelhard and Celanese, recorded on our balance sheet under the caption "Prepaid development costs," amortization in the amount of $2.8 million related to the portion of the Gastec purchase price which has been capitalized and recorded on our balance sheet under the caption "Intangible assets" and $5.0 million for in-process research and development expense related to the Gastec purchase.

   Non-cash general and administrative expense. Non-cash general and administrative expense, consisting of stock-based compensation, increased to $7.6 million for the year ended December 31, 2000 from $3.2 million for the year ended December 31, 1999. During the year ended December 31, 2000, we recorded a non-cash charge in the amount of $7.4 million related to stock-based compensation for our former President and Chief Executive Officer. Additionally, we have recorded $169,000 related to performance-based options issued to employees.

   During the year ended December 31, 1999, we recognized $2.3 million in non-cash stock-based compensation expense in connection with our original formation agreements which provided Mechanical Technology Incorporated the right to earn non-cash credits relating to services it rendered prior to our formation in connection with securing future government contracts. Upon our formation, Mechanical Technology Incorporated contributed its fuel cell operations to us and we received the right to these government contracts if ever awarded in the future. When these contracts were awarded to us, Mechanical Technology Incorporated earned the non-cash credits, entitling it to receive 2,250,000 shares of common stock with a fair value at the time of grant of $2.3 million. Additionally, we recorded $144,000 related to performance-based options issued to employees and consultants and an $835,000 charge to operations for the modification of a stock option agreement.

   Other general and administrative expense. Other general and administrative expense increased to $8.6 million for the year ended December 31, 2000 from $6.7 million, which includes a $1.9 million charge for the write-off of deferred rent, for the year ended December 31, 1999. The increase is the result of a charge to operations in the amount of $840,000 related to in-kind services provided by Southern California Gas Company combined with increased personnel cost and general expenses associated with expanding operations.

   In June 1999, we entered into a real estate purchase agreement with Mechanical Technology Incorporated to acquire our current facility, a portion of which we previously leased from them. As a result, we wrote off deferred rent expense in the amount of $1.9 million for the year ended December 31, 1999.

   Interest expense. Interest expense was $363,000 for the year ended December 31, 2000, compared to $190,000 for the year ended December 31, 1999.

   Interest income. Interest income increased to $8.2 million for the year ended December 31, 2000, from $3.1 million for the same period last year. The increase was due to interest earned on higher balances of cash and cash equivalents available throughout 2000, which is a result of our initial public offering of common stock and the exercise of warrants and stock purchase commitments by our existing stockholders during the fourth quarter of 1999.

   Equity in losses of affiliates. Equity in losses of affiliates increased to $2.3 million for the year ended December 31, 2000 from $1.5 million last year. Equity in losses of affiliates consists of our proportionate share of the losses of GE Fuel Cell Systems and Advanced Energy Incorporated combined with goodwill amortization on those investments, which we account for under the equity method of accounting. During the year ended December 31, 2000 we recorded $759,000 as our proportionate share of the losses of GE Fuel Cell Systems and Advanced Energy Incorporated and $1.6 million related to goodwill amortization on those investments.

Comparison of the Years Ended December 31, 1999 and December 31, 1998.

   Contract revenue. Contract revenue increased to $11.0 million for the year ended December 31, 1999, from $6.5 million for the year ended December 31, 1998. The increase is the result of government contract activity in 1999 that was not in place in 1998, as activity began on these contracts during 1999, combined with the contract revenue from the delivery of PEM fuel cells and related engineering and testing support services for other customers.

   Cost of contract revenue. Cost of contract revenue was $15.5 million for the year ended December 31, 1999, as compared to $8.9 million for the year ended December 31, 1998. The increase in contract costs was related to the additional government grant activity, combined with the additional staff and related support costs necessary to earn the additional contract revenue. The result was a loss on contracts of $4.5 million for the year ended December 31, 1999, compared to a loss on contracts of $2.3 million for the year ended December 31, 1998.

   We expect the cost to produce our initial systems will be higher than their sales price under the terms of our arrangements with our two distributors, GE Fuel Cell Systems and DTE Energy and expect to continue to experience costs in excess of product revenues until we achieve higher production levels, which we do not anticipate for at least the next several years.

   Research and development expense. Research and development expense increased to $20.5 million for the year ended December 31, 1999 from $4.6 million for the year ended December 31, 1998. The increase was a result of the growth of our research and development activities focused on residential PEM fuel cell systems.


   Non-cash general and administrative expense. Non-cash general and administrative expense, consisting of stock-based compensation, increased to $3.2 million for the year ended December 31, 1999 from $212,000 for the year ended December 31, 1998.

   During the year ended December 31, 1999, we recognized $2.3 million in non-cash stock-based compensation expense in connection with our original formation agreements which provided Mechanical Technology Incorporated the right to earn non-cash credits relating to services it rendered prior to our formation in connection with securing future government contracts. Upon our formation, Mechanical Technology Incorporated contributed its fuel cell operations to us and we received the right to these government contracts if ever awarded in the future. When these contracts were awarded to us, Mechanical Technology Incorporated earned the non-cash credits, entitling it to receive 2,250,000 shares of common stock with a fair value at the time of grant of $2.3 million. Additionally, we recorded $144,000, compared to $212,000 in 1998, related to performance-based options issued to employees and $835,000 related to the modification of a stock option agreement.

   Other general and administrative expense. Other general and administrative expense increased to $6.7 million for the year ended December 31, 1999 from $2.5 million for the year ended December 31, 1998. The increase was due to a $1.9 million charge for the write-off of deferred rent and an increase in compensation, benefits and related costs in support of our overall growth.

   In June 1999, we entered into a real estate purchase agreement with Mechanical Technology Incorporated to acquire our current facility, a portion of which we previously leased from them. As a result, we wrote off deferred rent expense in the amount of $1.9 million. We originally recorded $2.0 million for deferred rent in October 1998, representing the value of a ten-year lease agreement with Mechanical Technology Incorporated at favorable lease rates.

   Interest expense. We recorded interest expense of approximately $190,000 in 1999. We had no interest expense in 1998.

   Interest income. Interest income increased to $3.1 million for the year ended December 31, 1999 from $93,000 for the same period in 1998. The increase was due to interest earned on higher balances of cash and cash equivalents available during the fourth quarter of 1999 as a result of our initial public offering of common stock and the exercise of warrants and stock purchase commitments by our existing stockholders.

   Equity in losses of affiliates. Equity in losses of affiliates in the amount of $1.5 million consists of our proportionate share of the losses of GE Fuel Cell Systems of $441,000 and goodwill amortization of $1,031,000 on the investment, which we account for under the equity method of accounting.

Liquidity and Capital Resources

Summary

   Our cash requirements depend on numerous factors, including completion of our product development activities, ability to commercialize our fuel cell systems, market acceptance of our systems and other factors. We expect to devote substantial capital resources to continue our development programs directed at commercializing our fuel cell systems for worldwide use, hire and train our production staff, develop and expand our manufacturing capacity, begin production activities and expand our research and development activities. We will pursue the expansion of our operations through internal growth and strategic acquisitions and expect that such activities will be funded from existing cash and cash equivalents, issuance of additional equity or debt securities or additional borrowings subject to market and other conditions. There can be no assurance that such additional financing will be available on terms acceptable to us or at all. The failure to raise the funds necessary to finance our future cash requirements or consummate future acquisitions could adversely affect our ability to pursue our strategy and could negatively affect our operations in future periods.

   We have financed our operations through March 31, 2001 primarily from the sale of equity, which has provided cash in the amount of $228.4 million. As of March 31, 2001, we had cash, cash equivalents and marketable securities totaling $69.9 million and working capital was approximately $67.6 million. As a result of our purchase of real estate from Mechanical Technology Incorporated, we have escrowed $5.6 million in cash to collateralize the debt assumed on the purchase. Since inception, net cash used in operating activities has been $114.0 million and cash used in investing activities has been $63.2 million.

Initial Public Offering

   In November 1999, we completed an initial public offering of 6,782,900 shares of common stock which includes additional shares purchased pursuant to exercise of the underwriters' overallotment option. We received proceeds of $93.0 million, which was net of $8.7 million of expenses and underwriting discounts relating to the issuance and distribution of the securities.

Capital Contributions

   We were formed in June 1997 as a joint venture between Mechanical Technology Incorporated and Edison Development Corporation, a subsidiary of DTE Energy Technologies, Inc. At formation, Mechanical Technology Incorporated contributed assets related to its fuel cell program, including intellectual property, 22 employees, equipment and the right to receive government contracts for research and development of PEM fuel cell systems, if awarded. Edison Development Corporation contributed or committed to contribute $9.0 million in cash, expertise in distributed power generation and marketplace presence to distribute and sell stationary fuel cell systems.


   In January 1999, we entered into an agreement with Mechanical Technology Incorporated and Edison Development Corporation pursuant to which we had the right to require Edison Development Corporation and Mechanical Technology Incorporated to make capital contributions of $22.5 million each, an aggregate of $45.0 million, through December 31, 2000. In September 1999, we made a capital call of $4.0 million, and Mechanical Technology Incorporated and Edison Development Corporation each contributed $2.0 million in cash in exchange for 266,667 shares of common stock. Both Mechanical Technology Incorporated and Edison Development Corporation contributed the remaining $41.0 million immediately prior to our initial public offering in exchange for an aggregate of 5,466,666 shares of common stock.

   In June 1999, we entered into a real estate purchase agreement with Mechanical Technology Incorporated to acquire approximately 36 acres of land, two commercial buildings and a residential building located in Latham, New York. This property is the location of our current facilities, including a newly constructed production facility. As part of the real estate transaction we assumed a $6.2 million letter of credit issued by KeyBank National Association for the express purpose of servicing $6.2 million of debt related to Industrial Development Revenue Bonds issued by the Town of Colonie Industrial Development Agency. As consideration for the purchase, we issued 704,315 shares of common stock to Mechanical Technology Incorporated, valued at $6.67 per share. In connection with this transaction we wrote off deferred rent expense, in the amount of $1.9 million, related to a 10-year facilities lease on one of the purchased buildings, at a favorable lease rate.

   Also in June 1999, Edison Development Corporation purchased 704,315 shares of common stock for $4.7 million in cash under provisions of our original formation documents that allowed Edison Development Corporation and Mechanical Technology Incorporated to maintain equal ownership percentages in us.

   As of December 31, 2000, Mechanical Technology Incorporated had made aggregate cash contributions of $27.0 million plus non-cash contributions of $14.2 million, while Edison Development Corporation had made aggregate cash contributions of $41.2 million.

GE Fuel Cell Systems

   In February 1999, we entered into an agreement with GE MicroGen, Inc., formerly GE On-Site Power, Inc., to create GE Fuel Cell Systems, a joint venture owned 75% by GE MicroGen and 25% by us. GE Fuel Cell Systems is dedicated to marketing, selling, installing and servicing our residential, commercial and industrial stationary PEM fuel cell systems under 35 kW on a worldwide basis (other than in the states of Illinois, Indiana, Michigan and Ohio). Under the terms of the recent memorandum of understanding, we would, among other things, amend our agreement with GE MicroGen to increase our ownership in the joint venture to 40%, extend the term of the agreement through 2014 and expand GE Fuel Cell Systems' distribution rights to include systems of any electric power output, including greater than 35 kW, for all stationary applications.


   In connection with the formation of GE Fuel Cell Systems, we issued 2,250,000 shares of our common stock to GE MicroGen in exchange for a 25% interest in GE Fuel Cell Systems. Of these, 750,000 shares vested immediately and the remaining 1,500,000 shares vested in August 1999. As of the date of issuance of such shares, we capitalized $11.3 million, the fair value of the shares issued, under the caption "Investment in affiliate" in our consolidated financial statements. We also issued a warrant to GE MicroGen to purchase 3,000,000 additional shares of common stock at a price of $12.50 per share. GE Fuel Cell Systems exercised this option immediately prior to our initial public offering for a total exercise price of $37.5 million in cash. Under this agreement we are obligated to purchase $12.0 million of technical support services and as of March 31, 2001 we had purchased $4.9 million of these services.

Southern California Gas Company

   In April 1999, Southern California Gas Company purchased 1,000,000 shares of common stock for $6.7 million and agreed to spend $840,000 for market research and services related to distributed power generation technologies, including PEM fuel cell systems. Additionally, Southern California Gas Company received a warrant to purchase an additional 350,000 shares of common stock at an exercise price of $8.50 per share which was exercised by Southern California Gas Company immediately prior to our initial public offering for a total exercise price of $3.0 million in cash.

   During the year ended December 31, 2000, Southern California Gas Company fulfilled its obligation to provide market research and services and we recorded a charge to operations in the amount of $840,000.

Private Investors

   In February 1999, two investors, including Michael J. Cudahy, one of our former directors, purchased 1,500,000 shares of common stock for a total of $10.0 million. In addition, Mr. Cudahy received a warrant to purchase 400,000 shares of common stock at a price of $8.50 per share, which was exercised by Mr. Cudahy immediately prior to our initial public offering for a total exercise price of $3.4 million in cash.

   In April 1999, an unrelated investor purchased 299,850 common shares for $2.0 million.

Grant Agreement

   We were awarded and received $1.0 million under a grant from the State of New York. The grant is for the express purpose of promoting employment. Terms of the grant require us to meet certain employment criteria, as defined, over a five year period. If we fail to meet the specified criteria, we must repay the unearned portion of the grant.

                                    BUSINESS

Overview

   We design and develop on-site electric power generation systems utilizing PEM fuel cells for stationary applications. Our goal is to become the leading producer of stationary fuel cell systems of up to 100 kW for the residential, commercial and industrial markets. The demand for fuel cells is being driven by increasing demand for high quality and reliable power, capacity constraints in the existing electric power infrastructure, advances in fuel cell technologies, environmental concerns and deregulation within the electric power industry. We believe that our fuel cell systems will provide several advantages over conventional power generation systems and other distributed generation systems, including low or no pollution, higher fuel efficiency, greater flexibility in installation and operation, quiet operation and potentially lower maintenance and capital costs.

   We intend to market our products to a select number of managed customers, including utilities, government entities and distributors. Our initial products are intended to offer grid-complementary, quality power while demonstrating the market value and feasibility of fuel cells as a preferred form of alternative distributed power generation. We expect subsequent enhancements to expand the market opportunity for fuel cells by lowering the installed cost, decreasing operating and maintenance costs, increasing efficiency, improving reliability and adding features such as grid independence and co-generation of heat and electric power.

The Electric Power Industry

   The electric power industry comprises one of the largest segments of the global economy, with annual revenues of over $850 billion in 1999, growing to approximately $1.3 trillion in annual revenues by the year 2020. This demand is expected to be driven largely by the technological transformation of the U.S. and worldwide economies by digital and communications systems and infrastructures. In addition, we believe that demand for electric power will be driven by the industrialization of developing nations, expanding worldwide economies, population growth and per capita income growth. An estimated $1.6 trillion in additional power generating assets will be required to meet the global demand for electric power through 2020.

   The electric power industry is currently undergoing significant changes to its basic structure and operating models. Governments in the United States and other countries are changing from a model of vertically integrated, local electric utility monopolies with regulated prices to a deregulated, competitive industry structure. In the United States, deregulation is proceeding on a state-by-state basis. As of March 31, 2001, 23 states had passed legislation and opened their retail electric power markets to competition, and many other states had formal deregulation procedures underway. These regulatory changes are leading to the establishment of new electric power providers who are increasingly seeking to differentiate their product offerings on the basis of cost, quality, reliability and power generation source. Additionally, these changes are promoting greater consumer choice.

The Adoption of Distributed Generation

   An increasingly competitive power industry, coupled with increased consumer demand for high quality, reliable, accessible and competitively priced sources of electric power, is creating opportunities for new technologies for electric power generation, transmission and distribution. Distributed generation is defined as electric power generated at the point of use and includes technologies such as fuel cells, microturbines and solar panels. Distributed energy resources can be either an interconnected network of smaller generators and storage devices which complement the existing utility grid or a standalone installation that may or may not be connected to the grid. We believe that distributed generation technologies will capitalize on new opportunities in the electric power industry based on the following factors:

  . Increasing demand for high quality and reliable power. The explosive growth of the Internet, advanced communications and the associated digital communications infrastructure have resulted in a significant increase in the demand for high quality and reliable power sources. According to the Electric Power Research Institute, an electric utility sponsored research collaborative, the cost of power disruptions in the United States is approximately $30 billion per year. For this reason, many technology and communications businesses are installing highly reliable, grid parallel on-site generation systems. We believe that power quality and reliability will become increasingly important factors for customers involved with all aspects of technology and communications applications and that distributed generation technologies such as fuel cells will be favored due to their ability to deliver high quality, reliable power.

  . Capacity constraints. We believe that expansion of the existing electric power infrastructure may not reliably meet the growth in demand for electric power. According to the U.S. Department of Energy, peak summer demand for electric power has increased by 25% since 1990, while power supply capacity has increased by only 6% over the same period. Also, according to industry sources, capacity reserve margins, which represent the amount of excess generation capacity available during peak usage periods, have decreased in the United States from approximately 33% in 1982 to approximately 8% in the summer of 2000. Not only is there a shortage of generating assets, but the aging transmission and distribution grid is not keeping pace with the growth in demand, resulting in bottlenecks and load pockets. Increasing the existing and aging infrastructure to meet capacity requirements will be capital intensive, time consuming and may be restricted by environmental concerns. We believe that distributed generation products, fuel cells in particular, offer the best solutions for overcoming many of the obstacles associated with providing additional capacity for energy customers because they provide energy, in the form of heat and electric power, at the point of demand rather than relying on large, capital intensive central generation facilities.


  . Technological advancement. We believe that advances in technology, design and manufacturing processes will continue to reduce the cost and enhance the performance characteristics of fuel cells and other distributed generation products. These advances will make distributed generation products more attractive to a broader market of consumers and commercial and industrial users.

  . Environmental concerns and regulations. The United States and other countries have introduced economic incentives to encourage the commercialization and expansion of alternative energy sources. We believe that continuing public and governmental concern regarding environmental issues such as global warming and air pollution, alongside continued development of cost-competitive, environmentally friendly alternatives, will encourage additional legislative initiatives in support of distributed generation solutions.

Fuel Cells and Fuel Cell Systems

   We believe that installing distributed generation technologies, such as fuel cells, is a key strategy for addressing these new electric power generation transmission and distribution opportunities. Our goal is to combine fuel cell technology with proprietary integration processes to create fuel cell systems for the residential, commercial and industrial markets.

   A fuel cell is an electrochemical device that combines hydrogen, derived from a fuel such as natural gas, propane, methanol or gasoline, and oxygen from the air to produce electric power without combustion. A single PEM fuel cell consists principally of two electrodes, the anode and the cathode, separated by a polymer electrolyte membrane. Each of the electrodes is coated on one side with a platinum-based catalyst. Hydrogen fuel is fed into the anode and air enters through the cathode. Induced by the platinum catalyst, the hydrogen molecule splits into two protons and two electrons. The electrons are conducted around the membrane creating an electric current and the protons from the hydrogen molecule are transported through the polymer electrolyte membrane and combine at the cathode with the electrons and oxygen to form water and produce heat. To obtain the desired level of electric power, individual fuel cells are combined into a fuel cell stack. Increasing the number of fuel cells in a stack increases the voltage, while increasing the surface area of each fuel cell increases the current. This scalability feature will enable fuel cells to be used in a range of applications, including providing supplementary or primary power to a home or providing primary power for an industrial complex.


   In addition to a fuel cell stack, a complete PEM fuel cell power system generally includes supporting subsystems, such as fuel, air supply, cooling and control, and may also require an inverter or power conditioner to change the direct current produced by a fuel cell into alternating current. If the PEM fuel cell system does not use hydrogen directly as its fuel, then a fuel processor is also required to extract hydrogen from fuels such as natural gas or propane.

Our Strategy

   Our strategy focuses on combining existing fuel cell technology with improvements in system design, integration and manufacturing processes to achieve the low-cost manufacturing capabilities necessary in order to address a range of stationary market applications. The key components of our strategy are:

 Pursue progressive market engagement

   We intend to deliver a portfolio of stationary fuel cell systems for use in residential, commercial and industrial applications requiring up to 100 kW of electric power. We intend to employ a progressive market engagement strategy, initially focusing on early adopters of fuel cell technology, such as governmental agencies and utilities as well as innovative builders, high income consumers, consumers in high electric cost regions and consumers requiring a reliable power supply. We believe that building an installed base of stationary fuel cell systems with early adopters will enable us to further develop and refine our fuel cell technology. Initial applications in these early markets include provision of primary or complementary power configured to supplement electric power from the grid. We believe that this progressive market strategy targeted at multiple applications will enable us to achieve manufacturing cost reductions and system refinements to more quickly reach the global residential market.

 Use systems architecture to create modular, scalable products

   We are creating a system architecture that utilizes an open platform on which our systems are composed of subsystem and component modules, including the fuel processor, the fuel cell stack and the power conditioning modules. We believe that this modular system architecture will enable us to produce fuel cell systems that are consistent and configurable across a range of stationary applications and operable within a customer's specific environment. We also believe that this common platform architecture will ultimately allow us to source components from a number of suppliers while minimizing integration problems. Our platform architecture will allow suppliers to design, test and qualify subsystems based on our specifications, allowing us to access and leverage our partners' knowledge in their specific areas of expertise. Our platform architecture is intended to permit our products to be upgraded and extended in the field by substituting modules with different capabilities while leaving the platform essentially unchanged. Additionally, we believe that this modular platform architecture will enable us to develop a portfolio of products to meet a wide range of customer needs.

 Continue to pursue strategic distribution, marketing, supply chain and technology relationships

   We intend to seek out and leverage strategic relationships with distribution, marketing, technology and supply chain partners. For example, we believe that our strategic relationship with certain subsidiaries of General Electric will give us a substantial competitive advantage by providing worldwide marketing, distribution and servicing capabilities for our PEM fuel cell systems. We have also entered a strategic relationship with Vaillant GmbH, Europe's leading heating appliance manufacturer, to co-develop a combination furnace, hot water heater and fuel cell system capable of providing both heat and electric power for the home. Additionally, we have established a partnership with Celanese GmbH for the development of a high temperature membrane electrode unit that is expected to facilitate the simplification of the fuel processor and fuel cell water management, and with Engelhard Corporation for the development and supply of advanced catalysts to improve the overall performance of our fuel processors. We believe that accessing the strengths of complementary companies through relationships such as these will allow us to reach commercialization more quickly, enable us to develop new products and significantly enhance our ability to market and distribute our products once commercialization is achieved.


 Develop low-cost manufacturing capabilities and processes with a focus on strong supply chain management

   Our management team has extensive experience in manufacturing processes and supply chain management. We have focused our efforts on utilizing and creating technology and designs that are conducive to low-cost manufacturing. We intend to establish a network of suppliers who can design and develop subsystems and components that meet our cost, performance and quality specifications. We will seek to leverage the investment and technological capabilities of existing suppliers to established industries with similar requirements, including the automotive, aerospace and consumer appliance industries. Through this strategy we will seek to improve our return on investment and our cash flow by outsourcing component and subassembly design and manufacturing to our supply partners, which we believe in turn will result in reduced capital investment, engineering and production costs and inventory investment.

 Capitalize on technological leadership

   We intend to continue to dedicate significant resources to improving the design and reliability of our fuel cell systems, refining elements of our systems such as the fuel processor and pursuing new applications for our technology. In addition, we believe that we have a competitive advantage in the design and integration of the system and system components as well as certain manufacturing processes, and we will seek to protect these processes and designs as patents or trade secrets. We currently have 26 patents issued and 121 patents pending. We also seek to acquire or license technologies that can advance the development of our fuel cell systems and our manufacturing processes or that will enable us to expand our product offering.


Our Products and Product Development

   We expect our initial product to be a fully integrated, grid-parallel 5 kW fuel cell system that will operate on natural gas. The product is expected to be commercially available, in limited numbers, in the third quarter of 2001 and will be offered to a select number of managed customers, including utilities, government entities and our distributors, GE Fuel Cell Systems and DTE Energy. This initial product does not meet the specifications set forth in our current distribution agreement with GE Fuel Cell Systems and, therefore, GE Fuel Cell Systems has no obligations with respect to these initial systems. The initial product will be a limited edition commercial fuel cell system that is intended to offer complementary, quality power while demonstrating the market value of fuel cells as a preferred form of alternative distributed power generation. Pursuant to an existing program with the New York State Energy Research and Development Authority, we intend to install 44 of these initial fuel cell systems at various field sites throughout the State of New York. In addition, in May 2001, we entered into a contract with the Long Island Power Authority for the purchase of 75 of these initial fuel cell systems together with support services.


   We believe that by lowering the installed costs, decreasing operating and maintenance costs, increasing efficiency, improving reliability and adding features such as grid independence and co-generation, we will expand the market opportunity for our products. Our product development efforts are focused on multiple areas, including:

  . developing fuel cell systems for alternative fuels, such as propane and hydrogen,

  . refining our fuel cell stack technology to address greater power applications,

  .  reducing system costs, and

  .  improving our system design.

   We continue to advance the development of our fuel cell systems. Our research and development facility contains over 150 test stations where we conduct design optimization and verification testing, rapid-aging testing, failure mode and effects analysis, multiple technology evaluations and endurance testing in our effort to accelerate the development and commercialization of our fuel cell systems. Through June 1, 2001, we had completed 211 developmental and prototype systems. We have been able to demonstrate over 200,000 hours of aggregate system run time. Further, we have significantly reduced the unit cost, size, weight and part count of our systems. Recent accomplishments include:


  . greater than 20% decrease in the cost of direct materials per unit since January 1, 2001, and

  . 55% decrease in size as compared with the prototype systems built in the third quarter of 2000.

   We are conducting a joint development program with Vaillant GmbH to develop a combination furnace, hot water heater and fuel cell system that will provide both heat and electric power. The initial product would be a grid-parallel system installed inside the home that produces 4.5 kW of electric power. The system will work in parallel with Vaillant's commercial natural gas heating appliances, resulting in a heating system under pressurized hydraulics. Field testing of prototype units is currently scheduled to begin in the fourth quarter of 2001.

   We are also currently conducting a development program with Air Products and Chemicals, Inc., sponsored by the U.S. Department of Energy, for the construction of a 50 kW fuel cell system fueled by pure hydrogen. Our 50 kW fuel cell system, consisting of multiple 5 to 7 kW fuel cell stacks and fueled by the Air Products' hydrogen generator, will be used to power a refueling station for hydrogen fueled vehicles in Las Vegas. The system will utilize a power conditioning module provided by a third-party supplier. We currently anticipate shipping our portion of the system in the summer of 2001.

   We believe that additional relationships will be necessary to develop systems in excess of 25 kW and to further our overall product strategy. We are currently exploring such relationships.


Sales, Marketing and Distribution

   Our sales and marketing strategy continues to be based on relationships with leading distributors who have established sub-distributor networks. Accordingly, we have developed exclusive agreements to market, distribute, install and service our under 35 kW PEM fuel cell systems with GE Fuel Cell Systems, who has exclusive distribution rights globally, with the exception of the states of Illinois, Indiana, Michigan and Ohio, in which Edison Development Corporation, a subsidiary of DTE Energy, has exclusive distribution rights.

   In 1999, we and GE MicroGen, Inc. formed GE Fuel Cell Systems to serve as the distributor worldwide (other than in Illinois, Indiana, Michigan and Ohio) of our PEM fuel cell systems under

35 kW designed for use in residential, commercial and industrial stationary power applications. GE MicroGen, Inc. is a wholly owned subsidiary of General Electric Company that operates within the GE Power Systems business. Under the terms of our distribution agreement with GE Fuel Cell Systems, we will serve as GE Fuel Cell Systems' exclusive supplier of the PEM fuel cell systems and related components meeting the specifications set forth in the distribution agreement. Under the agreement, we will sell our systems directly to GE Fuel Cell Systems, which will then seek to sell the systems to sub-distributors. The systems sold by GE Fuel Cell Systems will be co-branded with both the General Electric and Plug Power names and trademarks.


   Our distribution agreement with GE Fuel Cell Systems generally does not cover PEM fuel cell systems designed for transportation or vehicle applications, certain extended run uninterruptible power supply for data center applications, rack-mounted equipment in telecommunications, cellular or cable television applications, and certain other applications in which the fuel cell system is integrated with another device that consumes 100% of the fuel cell system's output.

   The distribution agreement expires in 2009, although GE Fuel Cell Systems has the option to extend the agreement through 2014. GE Fuel Cell Systems may terminate the agreement earlier if, among other reasons, we fail to deliver systems that meet specifications, cost requirements or regulatory requirements, fail to obtain all necessary approvals and certifications for our systems, fail to produce competitive commercial fuel cell systems, or fail to use best efforts to deliver systems on schedule.

   Our distribution agreement with GE Fuel Cell Systems has been amended twice. In July 2000, we and GE Fuel Cell Systems revised the performance specifications, the prices and the delivery schedule for the fuel cell systems to be sold to GE Fuel Cell Systems because we had not been able to produce systems as originally anticipated under the distribution agreement. In March 2001, we and GE Fuel Cell Systems again extended the delivery schedule for certain fuel cell systems covered by the agreement because we were not able to meet the delivery schedule requirements. The first of the milestones under our most recent amendment must be met in July 2001. We do not expect to meet the deadlines in the amended agreement. However, we recently entered into a memorandum of understanding with GE Fuel Cell Systems to extend the term of the agreement through the end of 2014 and to amend the distribution agreement to replace the product specifications, prices and delivery schedule in our current distribution agreement with a high-level, multi-generation product plan with subsequent modifications subject to mutual agreement. Under the memorandum of understanding, GE Fuel Cell Systems' distribution rights would be expanded to include PEM fuel cell systems of any electric power output, including greater than 35 kW, for use in any stationary power application. We would also issue GEPS Equities for no additional cash consideration $5.0 million worth of common stock at a price equal to the per share offering price per share in this offering. Finally, our percentage ownership in GE Fuel Cell Systems would be increased from 25% to 40%. We are engaged in active negotiations with GE Fuel Cell Systems to execute definitive amendments to the distribution and operating agreements. We believe that we will be able to successfully negotiate these amendments, although we cannot assure you that this will be the case.


   We have secured resources of GE MicroGen, Inc. and its affiliates to assist us in our product development effort, and we have committed to purchase a minimum of $12.0 million of technical support services, including engineering, testing, manufacturing and quality control services from GE Power Systems over a three-year period, which began September 30, 1999. We have also entered into a separate agreement with General Electric Company under which General Electric acts as our agent in procuring fuel cell equipment, parts and components. In addition, General Electric has agreed to provide training services to our employees regarding procurement activities. These services are made available to us essentially at General Electric's cost.

   Potential GE Fuel Cell Systems sub-distributors include gas and electric utilities and new market entrants such as gas and power marketers, unregulated affiliates of utilities, appliance distributors and energy service companies. To date, GE Fuel Cell Systems has entered into sub-distribution agreements with Flint Energies, a Georgia-based rural electric cooperative, NJR Energy Holdings Corporation, an affiliate of New Jersey Natural Gas Company, Kubota Corporation of Japan, Rahimafrooz Energy Services Ltd of Bangladesh, Soroof Trading Development Company Limited of Saudi Arabia and Vaillant GmbH of Remscheid, Germany, Europe's leading heating appliance manufacturer.

   In addition to our distribution arrangements with GE Fuel Cell Systems and DTE Energy, we intend to sell directly to resellers our fuel cell systems that do not meet the specifications and exclusivity requirements of the GE Fuel Cell Systems and DTE Energy agreements. For example, we have recently entered into an agreement with the Long Island Power Authority under which they will purchase from us 75 of our first commercial fuel cell systems, together with installation, maintenance, training, engineering and other technical support services. The aggregate purchase price under the agreement is $7.0 million.


   We intend to distribute our fuel cell systems larger than 35 kW either indirectly through distributors such as GE Fuel Cell Systems, DTE Energy and others or directly to targeted resellers. The memoranda of understanding recently entered into contemplate that our amended distribution agreements with GE Fuel Cell Systems and DTE Energy will include the distribution of these larger systems. However, we have not yet entered into any binding contractual arrangements for their distribution of these larger systems.


Installation, Servicing and Maintenance

   We expect GE Fuel Cell Systems to provide product support for our systems through its own service structure, sub-distributor service network and contracts with third party service providers on terms to be mutually agreed upon by us and GE Fuel Cell Systems. GE Fuel Cell Systems' service program is expected to be closely coordinated with the introduction of our fuel cell systems, so that a sufficient level of installation, maintenance and customer support service will be available in all areas where our systems are sold. We also expect that GE Fuel Cell Systems will provide the warranty service for our products according to terms to be mutually agreed upon by us and GE Fuel Cell Systems. We expect that GE Fuel Cell Systems' service plan will be completed and the requisite service contracts will be in place prior to commercial sale of our units through GE Fuel Cell Systems. With respect to systems that we sell directly, such as those that we deliver under our agreement with a utility, we will provide these services directly.

Our Strategic Relationships

   Since our inception, we have formed strategic relationships with suppliers of key components, developed distributor and customer relationships and entered into development and demonstration programs with electric utilities, government agencies and other energy providers. In addition to our strategic partnerships with the GE entities and DTE Energy described above, we have entered into the following strategic partnerships:


  . Vaillant. In March 2000, we finalized a joint development agreement with Vaillant GmbH of Remscheid, Germany, Europe's leading heating appliance manufacturer, to develop a combination furnace, hot water heater and fuel cell system that will provide both heat and electric power for the home. Under the agreement, Vaillant will obtain fuel cells and gas-processing components from GE Fuel Cell Systems and will then produce the fuel cell heating appliances for its customers in Germany, Austria, Switzerland and the Netherlands, and for GE Fuel Cell Systems customers throughout Europe.

  . Celanese. In April 2000, we finalized a joint development agreement with Celanese GmbH, to develop a high temperature membrane electrode unit. Under the agreement, we and Celanese will exclusively work together on the development of a high temperature membrane electrode unit for our stationary fuel cell system applications. The membrane electrode unit is expected to facilitate the simplification of the fuel processor and fuel cell water management. Due to the nature of high temperature operation, the membrane electrode unit is expected to be more tolerant of by-products of the reforming process while using less costly catalysts.


  . Engelhard. In June 2000, we finalized a joint development agreement with Engelhard Corporation for development and supply of advanced catalysts to increase the overall performance and efficiency of our fuel processor. As part of this agreement, we agreed to fund the development efforts in the amount of $10.0 million over three years and Engelhard agreed to purchase shares of our common stock in the amount of $10.0 million over a three-year period.

Manufacturing

   Our goal is to manufacture reliable, efficient and safe fuel cell systems at an affordable cost. We are focusing our efforts on overall system design, component and subsystem integration, assembly and quality control processes. We have also begun to establish a manufacturing infrastructure by installing a new management information system and developing our manufacturing processes based on lean manufacturing practices. In February 2000, we completed construction of our 50,000 square foot manufacturing facility, adjacent to our development laboratories, in which we have begun production of our initial products to be sold in 2001. Based on our commercialization plan, we anticipate that our existing facilities will provide sufficient capacity through at least 2002. We believe that we will need to develop or build additional capacity once we begin larger-scale production of our fuel cell systems.

   Our strategy continues to evolve around working with third-party suppliers to design, develop or manufacture subsystems and components that we expect will achieve our cost and reliability targets. We perform significant quality testing before we integrate any third-party subsystems and components into our final assembled fuel cell systems. We are currently implementing a supplier approval and qualification process with the goal of improving our return on investment and cash flow by driving component and subassembly manufacturing back to our supply partners, resulting in reduced capital investment, engineering cost, product cost and inventory investments. Our process will rate suppliers against prioritized criteria including:

  .  collaborative development experience,

  .  ISO certification and Six Sigma programs,

  .  UL or CSA certification experience,

  .  organizational commitment to fuel cell industry,

  .  implementation of collaborative electronic business tools,

  .  breadth of product offering,

  .  lean manufacturing initiatives,

  .  rapid prototyping, and

  .  global presence.

We are focused on keeping our supply base small and establishing long term, strategic relationships with our chain supply partners.

Proprietary Rights

   Fuel cell technology has existed since the 19th century, and PEM fuel cells were first developed in the 1950s. Consequently, we believe that neither we nor our competitors can achieve a significant proprietary position on the basic technologies used in fuel cell systems. However, we believe that the design and integration of the system and system components, as well as some of the low-cost manufacturing processes that we have developed, can be protected. Accordingly, our overall intellectual property development and protection strategy has the following components:

 Maximize protection of our internally developed processes and designs

   Our goal is to encourage employees to develop promising ideas with potential business impact and then protect these ideas as patents or trade secrets. As of June 1, 2001, we had 23 patents issued and 96 patents pending in the United States, and internationally we had 3 patents issued and 25 patents pending. These patents cover, among other things, fuel cell components that reduce manufacturing part count, fuel cell system designs that lend themselves to mass manufacturing, improvements to fuel cell system efficiency, reliability and longer system life, and control strategies, such as added safety protections and operation under extreme conditions. Each of our employees has agreed that all inventions made or conceived while employed by us which are related to or result from work or research that we perform will remain our exclusive property, whether patented or not.

 Monitor relevant patents issued for their impact on the development of our systems

   We actively monitor industry patent activity that may impact the development of fuel cell systems. We also seek to ensure that the components manufactured for us by third parties do not infringe on patents covered by others. Our experts in the various technical fields regularly assess industry patents for possible interference with our technology. Based on our assessments to date, we do not believe that patents issued to other parties will prevent us from reaching our strategic goals.

 Purchase selected intellectual property rights

   We regularly review strategic opportunities to acquire or license technologies that can advance the development of low cost system components and subsystems.

Competition

   There are a number of companies located in the United States, Canada and abroad that are developing PEM fuel cell technology, including Ballard Power Systems, Inc., H Power Corp., International Fuel Cells Corporation, IdaTech Corporation and Nuvera Fuel Cells Inc. Other fuel cell technology developers include Global Thermoelectric Inc., Hitachi Corporation, Mitsubishi Electric Company, Sulzer-Hexis and ZeTek Power Plc. Additionally a number of major automotive and manufacturing companies have in-house PEM fuel cell development efforts.

   We also compete with companies that are developing other types of fuel cells. There are four types of fuel cells other than PEM fuel cells that are generally considered to have viable commercial applications: phosphoric acid fuel cells, molten carbonate fuel cells, solid oxide fuel cells and alkaline fuel cells. Each of these fuel cells differs in the component materials, as well as in its overall operating temperature. While all fuel cell types have environmental and efficiency advantages over traditional power sources, we believe that PEM fuel cells can be manufactured less expensively and are more efficient and more practical in small-scale applications.

   Our systems will also compete with other distributed generation technologies, including microturbines and reciprocating engines, available at prices competitive with existing forms of power generation. We believe that our fuel cell systems will have a competitive advantage in that they can be more easily scaled to a range of applications and will be more efficient in handling the load profile of customers. We also believe that they will be quieter, environmentally cleaner, more efficient and less expensive to install, service and maintain. Our systems will also compete with solar and wind-powered systems.


Government Regulation

   We do not believe that we will be subject to existing federal and state regulatory commissions governing traditional electric utilities and other regulated entities. We do believe, however, that our product and its installation will be subject to oversight and regulation at the local level in accordance with state and local ordinances relating to among others, building codes, public safety, electrical and gas pipeline connections and related matters. The level of regulation may depend, in part, upon whether a system is placed outside or inside a home. We have worked to modify pertinent codes and standards, such as the National Electrical Code, to address the installation of fuel cell systems. Product safety standards have been established covering the overall fuel cell system (ANSI Z21.83), and the power conversion electronics (UL 1741). Our product has been certified by CSA International to be in compliance with the safety requirements of ANSI Z21.83 and our power conditioning system, an inverter, has been listed to UL1741 by Underwriter's Laboratories. At this time, we do not know exactly what requirements, if any, each jurisdiction will impose on our product or installation. We also do not know the extent to which any new regulations may impact our ability to distribute, install and service our product. Once our product reaches the commercialization stage and we begin distributing our systems to our early target markets, the federal, state or local government entities or competitors may seek to impose regulations.

Employees

   As of June 1, 2001, we had a total staff of approximately 455, including 448 full-time employees, of which 246 were engineers, scientists and other degreed professionals. We consider our relations with our employees to be good. We continuously monitor our workforce in an effort to identify specific areas of need or where there are job redundancies and inefficiencies based on our stage of development. Our intention is to most effectively utilize our physical plant, financial resources and human resources.

Legal Proceedings

   In January 25, 2000, a legal complaint was filed against us, The Detroit Edison Company and Edison Development Company in the Wayne County, Michigan Circuit Court alleging that the entities misappropriated business and technical trade secrets, ideas, know-how and strategies relating to fuel cell systems and breached certain contractual obligations owed to DCT, Inc. The allegations against us with respect to breach of contractual obligations were subsequently dismissed. We believe that the remaining allegations against us in the complaint are without merit and are vigorously contesting the litigation. We do not believe that the outcome of these actions will have a material adverse effect upon our financial position, results of operations or liquidity; however, litigation is inherently uncertain and there can be no assurances as to the ultimate outcome or effect of this action.

   In September, 2000, a shareholder class action complaint was filed in the federal district court for the Eastern District of New York alleging that we and various of our officers and directors violated certain federal securities laws by failing to disclose certain information concerning our products and future prospects. The action was brought on behalf of a class of purchasers of our stock who purchased the stock between February 14, 2000 and August 2, 2000. Subsequently, 14 additional complaints with similar allegations and class periods were filed. By order dated October 30, 2000, the court consolidated the complaints into one action, entitled Plug Power Inc. Securities Litigation, CV-00-5553(ERK)(RML). By order dated January 25, 2001, the court appointed lead plaintiffs and lead plaintiffs' counsel. Subsequently, the plaintiffs served a consolidated amended complaint. The consolidated amended complaint extends the class period to begin on October 29, 1999 and alleges claims under the Securities Act of 1933 and the Exchange Act of 1934, and Rule 10b-5 promulgated under the Exchange Act of 1934. Plaintiffs allege that the defendants made misleading statements and omissions regarding the state of development of our technology in a registration statement issued in connection with our initial public offering and in subsequent press releases. We served our motion to dismiss these claims in May 2001. We believe that the allegations in the consolidated amended complaint are without merit and intend to vigorously defend against the claims. We do not believe that the outcome of these actions will have a material adverse effect upon our financial position, results of operations or liquidity. However, litigation is inherently uncertain and there can be no assurances as to the ultimate outcome or effect of these actions. If the plaintiffs were to prevail, such an outcome would have a material adverse effect on our financial condition, results of operations and liquidity.

                                   MANAGEMENT

   Our executive officers and directors, and their ages as of June 1, 2001 are as follows:


Name                     Age Position
----                     --- --------
Dr. Roger B. Saillant...  58 President, Chief Executive Officer and Director
Gregory A. Silvestri....  41 Chief Operating Officer
W. Mark Schmitz.........  49 Vice President, Treasurer and Chief Financial Officer
Louis R. Tomson.........  60 Senior Vice President of Corporate Development
Mark A. Sperry..........  40 Vice President and Chief Marketing Officer
Dr. John F. Elter.......  59 Vice President of Research and System Architecture
George C. McNamee (1)...  54 Director, Chairman of the Board of Directors
Anthony F. Earley, Jr.
 (1)....................  51 Director
Larry G. Garberding
 (2)....................  62 Director
Douglas T. Hickey.......  45 Director
John G. Rice............  44 Director
Dr. Walter L. Robb......  73 Director
John M. Shalikashvili
 (2)....................  64 Director

--------

(1)  Member of Compensation Committee.


(2)  Member of Audit Committee.


   Dr. Roger B. Saillant has served as President and Chief Executive Officer and a member of the Board of Directors since December 2000. Prior to joining Plug Power, Dr. Saillant spent over 30 years with Ford Motor Company and Visteon Corporation, a spin-off of Ford, where he most recently served as Vice President and General Manager of Visteon's Energy Transformation Systems group. Dr. Saillant was responsible for several billion dollars in revenue, including Visteon's Distributive Power unit, and for overseeing 12,000 employees on four continents. While at Ford Motor Company and Visteon Corporation, he held numerous management positions in the areas of component engineering, catalysts, electronics and manufacturing. Dr. Saillant holds a Bachelor of Science degree in Chemistry from Bowdoin College and a Ph.D. in Chemistry from Indiana University, as well as a post-doctorate degree in Organometallic Chemistry from the University of California at Los Angeles.

   Gregory A. Silvestri has served as Chief Operating Officer since August 2000. In that capacity, Mr. Silvestri manages the full range of manufacturing activities, develops the strategy and structures alliances with key component suppliers. From June 1999 to August 2000 Mr. Silvestri served as our Vice President of Operations. From May 1991 to May 1999, Mr. Silvestri served in a number of senior general management positions responsible for North American and Asia-Pacific operations for Norton Company, an operating unit of Saint-Gobain Corporation that supplies engineered materials to a variety of industries. Prior to that, Mr. Silvestri served as an Engagement Manager within the Industrial Practice Group of McKinsey & Company. Mr. Silvestri received his Bachelor of Science and Engineering degree in Chemical Engineering from Princeton University and a Masters in Business Administration degree, with honors, from the University of Virginia.

   W. Mark Schmitz has served as Vice President, Treasurer and Chief Financial Officer since May 2001. In that capacity, Mr. Schmitz is responsible for management of our finance, investor relations and information systems departments. Prior to joining Plug Power, Mr. Schmitz spent 22 years with General Motors Corporation, most recently serving as Vice President and Chief Financial Officer of DirecTV Latin America, LLC, a subsidiary of Hughes Corporation. Prior to that, Mr. Schmitz spent six years at General Motors do Brasil, where he served as Treasurer, Controller, Executive Director of Finance and President of Banco GM. Mr. Schmitz has also worked in various capacities in controllership, treasury and business development in General Motors' operation in the United States. Mr. Schmitz holds a Masters in Business Administration degree from Ohio State University.

   Louis R. Tomson has served as Senior Vice President of Corporate Development since January 1999. In that capacity, Mr. Tomson manages business development, government relations and legal affairs. From January 1995 to January 1999, Mr. Tomson was Deputy Secretary and subsequently First Deputy Secretary to Governor George E. Pataki of the State of New York. Mr. Tomson was also the Governor's Chief Policy Maker for energy and communications and served as the Governor's liaison to New York's Public Service Commission and to New York's more than
60 public authorities. From 1992 to December 1994, Mr. Tomson was a partner in the law firm of Plunkett & Jaffe in New York City. Mr. Tomson currently serves as the Chairman of the New York State Thruway Authority. Mr. Tomson received a Bachelor of Arts degree from Columbia College and a Juris Doctorate from Columbia Law School.

   Mark A. Sperry has served as Vice President and Chief Marketing Officer since May 2000. In that capacity, Mr. Sperry is responsible for all sales and marketing activities including product strategy development, channel management, market engagement and marketing communications. Additionally, he manages our field service and applications development activities. Prior to joining Plug Power, Mr. Sperry spent 15 years at Xerox Corporation, where he most recently served as Vice President and General Manager for the Production Color Business within the North American Solutions Group. While at Xerox, he held a wide variety of positions spanning finance, operations, marketing and strategy, including worldwide marketing responsibility for the highly successful, multi-billion dollar DocuTech product family. Mr. Sperry received a Bachelor's Degrees in Economics and Political Science from Dickinson College and a Masters in Business Administration from Syracuse University.

   Dr. John F. Elter has served as Vice President of Research and Systems Architecture since March 2001. Prior to joining Plug Power, Dr. Elter worked at Eastman Kodak Corporation, where he most recently served as Vice President and Chief Technology Officer in the professional division. Prior to Kodak, Dr. Elter spent over 30 years at Xerox Corporation, where he held a variety of management positions spanning advanced technology, engineering, quality, strategy and architecture, business development and operations. Dr. Elter has a proven track record in leading high technology innovation and product commercialization, which included two major product platforms that have generated over $40 billion in revenue. Dr. Elter holds a Bachelor of Science degree in Mechanical Engineering from Purdue University, a Master of Science degree in Mechanical Engineering from New York University, and a Ph.D. in Mechanical and Aerospace Sciences from the University of Rochester.

   George C. McNamee has served as Chairman of the Board of Directors since June 1997. Mr. McNamee has served as Chairman since 1984 and as Co-Chief Executive Officer since 1993 of First Albany Companies, Inc., a publicly traded holding company the principal subsidiaries of which are First Albany Corporation, a specialty investment banking firm, and First Albany Asset Management. Mr. McNamee previously served as President of First Albany Companies from 1975 to 1989. Mr. McNamee has served as a director of Mechanical Technology Incorporated since 1996 and as Chief Executive Officer since 1998, and previously served as Chairman of the Board from 1996 to 1998. Mr. McNamee also serves as a director of MapInfo Corporation, a maker of mapping software products, application development tools and data products, and META Group, Inc., a company that provides market assessments for clients in the information technology industry. Mr. McNamee is a member of the Board of Directors of the New York Stock Exchange, the New York State Science and Technology Foundation and the New York Conservation Education Fund. Mr. McNamee received his Bachelor of Arts degree from Yale University.

   Anthony F. Earley, Jr. has served as a member of the Board of Directors since June 1997. Mr. Earley has served as a director of DTE Energy Company since 1994, as Chairman of the Board and Chief Executive Officer of DTE Energy Company and its subsidiary, The Detroit Edison Company, since 1998, and as President and Chief Operating Officer of DTE Energy and Detroit

Edison since 1994. From 1989 to 1994, Mr. Earley served as the President and Chief Operating Officer of Long Island Lighting Company. Mr. Earley currently serves as a director of Comerica Bank, Mutual of America Capital Management Corporation and Masco Corporation, a manufacturer of home improvement and building products. Mr. Earley received a Bachelor of Science degree in Physics, a Master of Science degree in Engineering, and a Juris Doctorate from the University of Notre Dame.

   Larry G. Garberding has served as a member of the Board of Directors since June 1997. Mr. Garberding has served as a director of DTE Energy Company since 1990 and as Executive Vice President and Chief Financial Officer of DTE Energy and its subsidiary, The Detroit Edison Company, since 1995. Mr. Garberding received a Bachelor of Science degree in industrial administration from Iowa State University. Mr. Garberding is extensively involved with the United Way of Southern Michigan, is a director/trustee of the Detroit Medical Center and the Detroit Symphony Orchestra Hall, and is a Chairman of the Board of ArtServe Michigan.

   Douglas T. Hickey has served as a member of the Board of Directors since September 2000. Mr. Hickey most recently served as Chief Executive Officer and Director of Critical Path Inc. Prior to joining Critical Path, he was Senior Vice President of Frontier Corporation and President of Frontier GlobalCenter, leading Frontier's strategic direction into the Internet and data environment. Mr. Hickey joined GlobalCenter in its infancy and, as Chief Executive Officer, built that company into one of the leading Web hosting organizations, ultimately leading to its merger with Frontier. Prior to joining GlobalCenter, he was President of Internet services at MFS Communications, which acquired UUnet Technologies, the first commercial Internet service provider. Before joining MFS, Mr. Hickey was general manager of North American sales and field operation at wireless pioneer Ardis, a Motorola company. He led Ardis's marketing and sales operation, including its successful direct and indirect distribution channels. Mr. Hickey holds a degree in Economics from Siena College.

   John G. Rice has served as a member of the Board of Directors since July 2000. Mr. Rice serves as President and Chief Executive Officer of GE Power Systems, a $20 billion segment of the General Electric Company that is headquartered in Atlanta, Georgia. Mr. Rice began his General Electric career in 1978 as a member of the Financial Management Program, moving to the Corporate Audit Staff in 1981. He became Manager, Materials at GE Appliances, Louisville in 1984. In 1986, he became Manager, Quality Control Production Engineering and Materials Operation for GE Appliances. Mr. Rice became President, GEM Products, Inc., Garden Grove, California in 1987; following which he held general management positions in Louisville in Consumer Service and Production Operations. In August 1990, Mr. Rice became General Manager, Material Resources, GE Appliances, and in 1992, he was named President and Chief Operating Officer of Camco Inc. located in Canada. In 1994, he assumed leadership of the Corporate Audit Staff and a year later was appointed President, GE Plastics Pacific in Singapore. Mr. Rice was appointed President and CEO, GE Transportation Systems Erie, PA in September, 1997. In June 2000, Mr. Rice was named Chief Operating Officer of GE Power Systems and was named to his current position at GE Power Systems in December, 2000. Mr. Rice also currently serves on the Board of Directors for the Business Council of New York State, Inc. Mr. Rice attended Hamilton College in Clinton, New York and graduated with a Bachelor of Arts in Economics. He currently serves on the Board of Trustees of Hamilton College.


   Dr. Walter L. Robb has served as a member of the Board of Directors of Plug Power since June 1997. He has been a member of the Board of Directors of Mechanical Technology, Incorporated since January 1997. Since 1993, Dr. Robb has served as President of Vantage Management, Inc., a management consulting firm. Prior to 1993, Dr. Robb served as the Senior Vice President for Corporate Research and Development at General Electric Company. In that capacity, Dr. Robb directed the GE Research and Development Center, one of the world's largest and most diversified industrial laboratories, and served on General Electric's Corporate Executive Council.

He serves on the Board of Directors of Cree Research, Inc., a developer and manufacturer of semiconductor materials and electronic devices, and Celgene Corporation, a specialty pharmaceutical company engaged in the development and commercialization of human pharmaceuticals.

   John M. Shalikashvili (U.S. Army-ret.) has served as a member of the Board of Directors since November 1999. General Shalikashvili was the senior officer of the United States military and principal military advisor to the President of the United States, the Secretary of Defense and National Security Council by serving as the thirteenth Chairman of the Joint Chiefs of Staff, Department of Defense, for two terms from 1993 to 1997. Prior to his tenure as Chairman of the Joint Chiefs of Staff, he served as the Commander in Chief of all United States forces in Europe and as NATO's tenth Supreme Allied Commander, Europe. He has also served in a variety of command and staff positions in the continental United States, Alaska, Belgium, Germany, Italy, Korea, Turkey and Vietnam. General Shalikashvili is currently a director of L-3 Communications Holdings, Inc., a manufacturer of communications and related equipment, The Boeing Company and United Defense Industries, Inc., a privately held manufacturer of military track equipment and naval armament. General Shalikashvili received a Bachelor of Science degree in Mechanical Engineering from Bradley University and a Master of Arts degree in International Affairs from George Washington University, and he is a graduate of the Naval Command and Staff College and the United States Army War College.

                    PRINCIPAL AND SELLING STOCKHOLDERS


   The following table sets forth information regarding the beneficial ownership of our common stock as of June 1, 2001 by:

  . all persons known by us to own beneficially 5% or more of our common stock,

  .  each of our directors,

  .  the executive officers under the caption "Management," and

  .  all directors and executive officers as a group.


                                    Shares
                              beneficially owned         Shares beneficially
                                 prior to the    Number    owned after the
                               offering and the    of      offering and the
                              private placements shares   private placements
                              ------------------  being  -----------------------
Name (1)                      Number(2)  Percent offered   Number     Percent
--------                      ---------- ------- ------- ------------ ----------
DTE Energy Company (3)....... 13,934,315  31.2%      --    14,183,701    28.2%
Mechanical Technology
 Incorporated................ 12,276,390  27.6       --    12,276,390    24.6
General Electric Company
 (4).........................  5,250,000  11.8       --     5,498,756    11.0
Anthony F. Earley, Jr. (5)... 13,973,315  31.2       --    14,222,071    28.3
Dr. John F. Elter (6)........    100,000    *        --       100,000     *
Larry G. Garberding (7)...... 13,984,315  31.2       --    14,233,071    28.3
Douglas T. Hickey (8)........     15,000    *        --        15,000     *
George C. McNamee (9)........ 12,476,390  27.9       --    12,476,390    24.9
John G. Rice (10)............  5,265,000  11.8       --     5,513,756    11.0
Dr. Walter L. Robb (11)......    105,000    *        --       105,000     *
John M. Shalikashvili (12)...     35,500    *        --        35,500     *
Dr. Roger B. Saillant........     40,466    *        --        40,466     *
W. Mark Schmitz..............         --    *        --            --     *
Gregory A. Silvestri (13)....    101,230    *    25,000        76,230     *
Mark A. Sperry (14)..........     28,000    *        --        28,000     *
Louis R. Tomson (15).........     76,380    *        --        76,380     *
All executive officers and
 directors as a group
 (13 persons)(16)............ 32,266,281  71.0   25,000    32,763,793    64.3

--------
  *  Represents less than 1% of the outstanding shares of Common Stock

 (1) Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares of common stock beneficially owned by the stockholder. The address of Mechanical Technology Incorporated is 30 South Pearl Street, Albany, New York 12207. The address of DTE Energy Company is c/o Edison Development Corporation, 2000 Second Avenue, 644 WCB, Detroit, Michigan 48226. The address of General Electric Company is c/o GE Power Systems, 4200 Wildwood Parkway, Atlanta, Georgia 30339. The address of all other listed stockholders is c/o Plug Power Inc., 968 Albany-Shaker Road, Latham, New York 12110.

 (2) The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after June 1, 2001, through the exercise of any warrant, stock option or other right. The inclusion in this proxy statement of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by such person that are exercisable within 60 days of June 1, 2001, but excludes shares of common stock underlying options held by any other person. Percentage of beneficial ownership is based on 44,490,702 shares of common stock outstanding as of June 1, 2001.

 (3) Includes 13,934,315 shares owned of record by Edison Development Corporation, an indirect wholly-owned subsidiary of DTE Energy Company, of which 230,000 are shares of common stock issuable upon the exercise of outstanding options that are exercisable within 60 days of June 1, 2001, and 248,756 shares of common stock that Edison Development Corporation has agreed to purchase in a private placement concurrent with this offering, at an assumed public offering price of $20.10 per share.


 (4) Includes 5,250,000 shares of common stock owned of record by GEPS Equities, Inc., an indirect wholly-owned subsidiary of General Electric Company that operates within its GE Power Systems business, and 248,756 shares of common stock that GEPS Equities has agreed to purchase in a private placement concurrent with this offering, at an assumed public offering price of $20.10 per share.


 (5) Includes 13,934,315 shares owned of record by Edison Development Corporation, of which 230,000 are shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of June 1, 2001, and 248,756 shares of common stock that Edison Development Corporation has agreed to purchase in a private placement concurrent with this offering, at an assumed public offering price of $20.10 per share. Mr. Earley, a director and executive officer of DTE Energy, may be deemed the beneficial owner of these shares. Mr. Earley disclaims beneficial ownership of these shares. Also includes 35,000 shares of common stock issuable upon exercise of outstanding options held by Mr. Earley that are exercisable within 60 days of June 1, 2001. Mr. Earley has assigned to DTE Energy his right to receive the shares underlying such options and any proceeds from the sale of such shares.


 (6) Includes 100,000 shares of common stock issuable upon exercise of outstanding options that are exercisable within 60 days of June 1, 2001.

 (7) Includes 13,934,315 shares owned of record by Edison Development Corporation, of which 230,000 are shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of June 1, 2001, and 248,756 shares of common stock that Edison Development Corporation has agreed to purchase in a private placement concurrent with this offering, at an assumed public offering price of $20.10 per share. Mr. Garberding, a director and executive officer of DTE Energy, may be deemed the beneficial owner of these shares. Mr. Garberding disclaims beneficial ownership of these shares. Also includes 40,000 shares of common stock issuable upon exercise of outstanding options held by Mr. Garberding that are exercisable within 60 days of June 1, 2001.
     Mr. Garberding has assigned to DTE Energy his right to receive the shares underlying such options and any proceeds from the sale of such shares.

 (8) Includes 15,000 shares of common stock issuable upon exercise of outstanding options that are exercisable within 60 days of June 1, 2001.

 (9) Includes 12,276,390 shares of common stock owned of record by Mechanical Technology Incorporated. Mr. McNamee, a director and Chief Executive officer of Mechanical Technology Incorporated, may be deemed the beneficial owner of these shares. Mr. McNamee disclaims beneficial ownership of these shares. Also includes 200,000 shares of common stock issuable upon exercise of outstanding options held by Mr. McNamee that are exercisable within 60 days of June 1, 2001.

(10) Includes 5,250,000 shares of common stock owned of record by GEPS Equities, Inc., and 248,756 shares of common stock that GEPS Equities has agreed to purchase in a private placement concurrent with this offering, at an assumed public offering price of $20.10 per share. Mr. Rice, a Senior Vice President of General Electric Company and the President and Chief Executive Officer of GE Power Systems, disclaims beneficial ownership of these shares. Also includes 15,000 shares of common stock issuable upon exercise of outstanding options held by Mr. Rice that are exercisable within 60 days of June 1, 2001. Mr. Rice has assigned to General Electric Company his right to receive the shares underlying such options and any proceeds from the sale of such shares.

(11) Includes 95,000 shares of common stock issuable upon exercise of outstanding options that are exercisable within 60 days of June 1, 2001.

(12) Includes 35,000 shares of common stock issuable upon exercise of outstanding options that are exercisable within 60 days of June 1, 2001.

(13) Includes 100,000 shares of common stock issuable upon exercise of outstanding options that are exercisable within 60 days of June 1, 2001, of which 25,000 shares will be issued upon exercise of options in connection with this offering.


(14) Includes 28,000 shares of common stock issuable upon exercise of outstanding options that are exercisable within 60 days of June 1, 2001.

(15) Includes 73,200 shares of common stock issuable upon exercise of outstanding options that are exercisable within 60 days of June 1, 2001.

(16) Includes 966,200 shares of common stock issuable upon exercise of outstanding options held by the executive officers and directors as a group that are exercisable within 60 days of June 1, 2001, of which 25,000 shares will be issued upon exercise of options in connection with this offering.

                          DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

   Our authorized capital stock consists of 245,000,000 shares of common stock, of which 49,988,214 will be issued and outstanding following this offering and the concurrent private placements, and 5,000,000 shares of undesignated preferred stock issuable in one or more series designated by our Board of Directors, of which no shares will be issued and outstanding following this offering.


Common Stock

 Voting Rights

   The holders of our common stock have one vote per share. Holders of our common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of election of directors, by a plurality, of the votes entitled to be cast at a meeting at which a quorum is present by all shares of common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock.

 Dividends

   Holders of common stock will share ratably in any dividends declared by our Board of Directors, subject to the preferential rights of any preferred stock then outstanding. Dividends consisting of shares of common stock may be paid to holders of shares of common stock.

 Other Rights

   On our liquidation, dissolution or winding up, all holders of common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

Preferred Stock

   Our certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board of Directors is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board of Directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. We have no present plans to issue any shares of preferred stock. The ability of our Board of Directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of our control or the removal of our existing management.

Provisions of Certificate of Incorporation and By-laws which May Have Anti-takeover Effect

   A number of provisions of our certificate of incorporation and by-laws which will be effective upon completion of this offering concern matters of corporate governance and the rights of stockholders. These provisions, as well as the ability of our Board of Directors to issue shares of preferred stock and to set the voting rights, preferences and other terms, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by our Board of Directors, including takeovers which stockholders may deem to be in their best interests. If takeover attempts are discouraged, temporary fluctuations in the market price of our common stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with our classified Board of Directors and the ability of our Board of Directors to issue preferred stock without further stockholder action, also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if the removal or assumption would be beneficial to our stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if favorable to the interests of stockholders, and could depress the market price of our common stock. Our Board of Directors believes that these provisions are appropriate to protect the interests of Plug Power and of our stockholders. Our Board of Directors has no present plans to adopt any further measures or devices which may be deemed to have an "anti-takeover effect."

No Stockholder Action by Written Consent

   Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders.

Meetings of Stockholders

   Our certificate of incorporation and by-laws provide that a special meeting of stockholders may be called only by the Chairman, if any, the President, the Chief Executive Officer or our Board of Directors unless otherwise required by law. Our by-laws provide that only those matters included in the notice of the special meeting may be considered or acted upon at that special meeting unless otherwise provided by law. In addition, our by-laws include advance notice and informational requirements and time limitations on any director nomination or any new proposal which a stockholder wishes to make at an annual meeting of stockholders.

Director Vacancies and Removal

   Our certificate of incorporation and by-laws provide that vacancies in our Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors. Our certificate of incorporation provides that directors may be removed from office only with cause and only by the affirmative vote of holders of at least two-thirds of the shares then entitled to vote at an election of directors.

Ability to Adopt Stockholder Rights Plan

   Our Board of Directors may in the future resolve to issue shares of preferred stock or rights to acquire such shares in order to implement a stockholder rights plan. A stockholder rights plan typically creates voting or other impediments to discourage persons seeking to gain control of us by means of a merger, tender offer, proxy contest or otherwise if our Board of Directors determines that such change in control is not in the best interests of us and our stockholders. Our Board of Directors has no present intention of adopting a stockholder rights plan and is not aware of any attempt to effect a change in control.

Amendment of the Certificate of Incorporation

   Any amendment to our certificate of incorporation must first be approved by a majority of our Board of Directors and, if required by law, thereafter approved by a majority of the outstanding shares entitled to vote with respect to such amendment, except that any amendment to the provisions relating to stockholder action, directors, limitation of liability and the amendment of our certificate of incorporation must be approved by a super-majority of the outstanding shares entitled to vote with respect to such amendment.

Amendment of By-laws

   Our certificate of incorporation and by-laws provide that our by-laws may be amended or repealed by our Board of Directors or by the stockholders. Such action by the Board of Directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of at least two-thirds of the shares present in person or represented by proxy at an annual meeting of stockholders or a special meeting called for such purpose unless our Board of Directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal shall only require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Following this offering and the concurrent private placements with GEPS Equities and DTE Energy, there will be 49,988,214 shares of our common stock outstanding. Of these shares, 17,801,802 shares, including the 5,000,000 shares which are being sold in this offering, generally will be freely transferable without restriction or further registration under the Securities Act, except that any shares held by our "affiliates" as is defined in Rule 144 under the Securities Act may be sold only in compliance with the limitations described below.


   The remaining 32,186,412 shares of common stock which will be outstanding after the offering will be "restricted securities" as defined in Rule 144, and may be sold in the future without registration under the Securities Act subject to compliance with the provisions of Rule 144 or any other applicable exemption under the Securities Act. In general, Rule 144 limits the number of shares that an affiliate of ours can sell within any three-month period to the greater of 1% of the then outstanding shares of our common stock and the average weekly trading volume of our common stock during the four calendar weeks preceding the sale. Rule 144 also imposes various restrictions on the manner in which our affiliates may sell their shares.


   In connection with this offering, our directors, officers and our existing stockholders who will own an aggregate of 31,798,223 shares of common stock after this offering, have agreed with the underwriters that, subject to exceptions, they will not sell or dispose of any of their shares for 90 days after the date of this prospectus. J.P. Morgan Securities Inc. may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to such restrictions. After this lock-up period, these stockholders will be free to sell their shares, subject to the limitations of Rule 144.


   We cannot predict when these stockholders may sell their shares or in what volumes, because this will depend on the market for our common stock, the circumstances of the sellers and other factors. However, the market price for our common stock could decline significantly if these stockholders sell a large number of shares into the public market after this offering or if the market believes that these sales may occur.

                                  UNDERWRITING

   Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc., FAC/Equities, a division of First Albany Corporation, and McDonald Investments Inc., have severally agreed to purchase from us and the selling stockholder the following respective number of shares of common stock:



                                                                       Number of
     Name                                                               Shares
     ----                                                              ---------
     J.P. Morgan Securities Inc.......................................
     Merrill Lynch, Pierce, Fenner & Smith Incorporated...............
     Salomon Smith Barney Inc.........................................
     FAC/Equities, a division of First Albany Corporation.............
     McDonald Investments Inc.........................................
                                                                       ---------
       Total.......................................................... 5,000,000
                                                                       =========


   The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and the independent auditors. The underwriters are committed to purchase all of the shares of common stock offered by us if they purchase any shares, other than those shares covered by the over-allotment option described below.

   The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

                     Underwriting Discounts and Commissions


                                                                  Paid by the
                                                                    Selling
                                                Paid by Us        Stockholder
                                             ----------------- -----------------
                                                No      Full      No      Full
                                             Exercise Exercise Exercise Exercise
                                             -------- -------- -------- --------
     Per Share..............................   $        $        $        $
       Total................................


   We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $750,000.

   The underwriters initially propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not
in excess of $   per share. The underwriters may allow and such dealers may
reallow a concession not in excess of $   per share to certain other dealers.
After the initial offering of the shares, the offering price and other selling terms may be changed by the underwriters.

   We have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to 750,000 additional shares of common stock at the public offering price, less the underwriting discount set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of common stock to be purchased by it shown in the above table bears to the total number of shares of common stock offered hereby. We will be obligated, pursuant to the option, to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of shares of common stock offered by this prospectus.


   The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

   We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of these liabilities.


   Our executive officers and directors and some of our other stockholders holding an aggregate of 31,798,223 shares of common stock have agreed that, subject to certain exceptions, they will not, without the prior written consent of J.P. Morgan Securities Inc., offer, sell or otherwise dispose of any shares of capital stock, options or warrants to acquire shares of capital stock or securities exchangeable for or convertible into shares of capital stock owned by them for a period of 90 days following the date of this prospectus. We have agreed that we will not, without the prior written consent of J.P. Morgan Securities Inc., offer, sell or otherwise dispose of any shares of capital stock, options or warrants to acquire shares of capital stock or securities exchangeable for or convertible into shares of capital stock for a period of 90 days following the date of this prospectus, except that we may issue shares of common stock or grant options under our employee benefit plans, qualified stock plans or other employee compensation plans existing as of the date of this prospectus and we may issue shares in connection with acquisitions or joint development, distribution, supply or manufacturing arrangements, so long as the recipient of those shares agrees to be bound by the lock-up period.


   Persons participating in this offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the common stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions, imposing penalty bids or engaging in passive market making. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the common stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of common stock sold by the syndicate member are purchased in syndicate covering transactions. Certain underwriters and selling group members (if any) who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid of such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded. Such transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

   The underwriters may create a syndicate short position by making short sales of the shares and may purchase the shares on the open market to cover syndicate short positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Short sales can be either covered or naked. Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares. Naked short sales are sales in excess of the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. If the underwriters create a syndicate short position, they may choose to reduce or cover this position by either exercising the over-allotment option or by engaging in syndicate covering transactions. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. The underwriters must close out any naked short position by purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

   J.P. Morgan Securities Inc. is one of the underwriters. We have agreed to pay to J.P. Morgan Securities Inc. a placement fee of 4% of the gross proceeds of the concurrent private placement of shares to GEPS Equities and DTE Energy.

   FAC/Equities, a division of First Albany Corporation, is one of the underwriters. Because of the relationships between us and First Albany Corporation, this offering is being conducted in accordance with Rule 2720 of the National Association of Securities Dealers, Inc.

   One or more members of the underwriting selling group may make copies of the preliminary prospectus available over the Internet to customers or through its or their Web sites.

                                 LEGAL MATTERS

   Particular legal matters, including the validity of the shares of common stock offered by this prospectus, will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts. Various legal matters related to the sale of common stock offered hereby will be passed upon for the underwriters by Hale and Dorr LLP, New York, New York.

                                    EXPERTS

   The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000 and the consolidated financial statements at December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 included in this prospectus have been so incorporated and included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the shares of common stock offered under this prospectus. This prospectus is part of the registration statement. This prospectus does not contain all of the information contained in the registration statement because we have omitted parts of the registration statement in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, we refer you to the registration statement, which you may read and copy at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Securities and Exchange Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies at the prescribed rates from the Public Reference Section of the Securities and Exchange Commission at its principal office in Washington, D.C. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including Plug Power Inc., that file electronically with the Securities and Exchange Commission. You may access the Securities and Exchange Commission's web site at http://www.sec.gov.

   We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and we are required to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Our Securities and Exchange Commission file number is 000-27527. Copies of these materials can be obtained by mail from the Public Reference Section of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

                           INCORPORATION BY REFERENCE

   The Securities and Exchange Commission allows us to incorporate by reference the information that we file with them. Incorporation by reference means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede the information in this prospectus and the documents listed below. We incorporate by reference the specific documents listed below and any future filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement until the termination of this offering.

  .  Our Annual Report on Form 10-K for the year ended December 31, 2000,

  .  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001,


  .  Our Current Report on Form 8-K filed on June 14, 2001, and


  . The description of our common stock contained in our Registration Statement on Form 8-A filed on October 1, 1999 with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, and all amendments and reports updating the description.

   You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost, by writing or telephoning us at the following address: W. Mark Schmitz, Plug Power Inc., 968 Albany-Shaker Road, Latham, New York 12110. Telephone requests may be directed to (518) 782-7700.

                         PLUG POWER INC. AND SUBSIDIARY
                        (A Development Stage Enterprise)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Consolidated Financial Statements
 Report of independent accountants........................................  F-2
 Consolidated balance sheets at December 31, 1999 and 2000................  F-3
 Consolidated statements of operations for the years ended December 31,
  1998, 1999, and 2000 and cumulative amounts from inception..............  F-4
 Consolidated statements of cash flows for the years ended December 31,
  1998, 1999, and 2000 and cumulative amounts from inception..............  F-5
 Consolidated statements of stockholders' equity for the years ended
  December 31, 1998, 1999, and 2000.......................................  F-6
 Notes to consolidated financial statements...............................  F-7
Condensed Consolidated Financial Statements (unaudited)
 Condensed consolidated balance sheets at December 31, 2000 and March 31,
  2001 ................................................................... F-21
 Condensed consolidated statements of operations for the three months ended March 31, 2000 and 2001........................................... F-22
 Condensed consolidated statements of cash flows for the three months ended March 31, 2000 and 2001........................................... F-23
 Notes to condensed consolidated financial statements..................... F-24

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Plug Power Inc. and Subsidiary:

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Plug Power Inc. and Subsidiary (a development stage enterprise) at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                                          PricewaterhouseCoopers LLP

Albany, New York
February 9, 2001

                         PLUG POWER INC. AND SUBSIDIARY
                        (A Development Stage Enterprise)

                          CONSOLIDATED BALANCE SHEETS

                                                    December 31,  December 31,
                                                        1999          2000
                                                    ------------  -------------
                      ASSETS
Current assets:
 Cash and cash equivalents........................  $171,496,286  $  58,511,563
 Restricted cash..................................       275,000        290,000
 Marketable securities............................           --      28,221,852
 Accounts receivable..............................     5,212,943      1,415,049
 Inventory........................................       304,711      2,168,006
 Prepaid development costs........................           --       2,041,668
 Other current assets.............................       124,380        694,178
                                                    ------------  -------------
 Total current assets.............................   177,413,320     93,342,316
Restricted cash...................................     5,600,274      5,310,274
Property, plant and equipment, net................    23,333,791     32,290,492
Intangible asset..................................           --       6,827,066
Investment in affiliates..........................     9,778,250      9,778,784
Prepaid development costs.........................           --       2,513,093
Other assets......................................           --         767,193
                                                    ------------  -------------
 Total assets.....................................  $216,125,635  $ 150,829,218
                                                    ============  =============
       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable.................................  $  4,644,496  $   3,479,031
 Accrued expenses.................................     3,004,126      5,934,529
 Deferred grant revenue...........................       200,000        200,000
 Current portion of capital lease obligation and
  long-term debt..................................       353,175        377,201
                                                    ------------  -------------
 Total current liabilities........................     8,201,797      9,990,761
 Long-term debt...................................     5,600,274      5,310,274
 Deferred grant revenue...........................       800,000        600,000
 Capital lease obligation.........................       117,030         30,346
 Other liabilities................................           --         767,193
                                                    ------------  -------------
 Total liabilities................................    14,719,101     16,698,574
                                                    ------------  -------------
Commitments and contingencies (see footnote 13)
Stockholders' equity:
 Preferred stock, $0.01 par value per share;
  5,000,000 shares authorized; none issued and
  outstanding.....................................           --             --
 Common stock, $0.01 par value per share;
  95,000,000 shares authorized at December 31,
  1999 and 245,000,000 shares authorized at
  December 31, 2000; 43,015,508 shares issued and
  outstanding, December 31, 1999 and 43,795,513
  shares issued and outstanding, December 31,
  2000............................................       430,155        437,955
 Paid-in capital..................................   249,964,994    268,923,203
 Deficit accumulated during the development
  stage...........................................   (48,988,615)  (135,230,514)
                                                    ------------  -------------
 Total stockholders' equity.......................   201,406,534    134,130,644
                                                    ------------  -------------
 Total liabilities and stockholders' equity.......  $216,125,635  $ 150,829,218
                                                    ============  =============

   The accompanying notes are an integral part of the consolidated financial statements.

                         PLUG POWER INC. AND SUBSIDIARY
                        (A Development Stage Enterprise)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                   For the years ended
                          ---------------------------------------
                                                                    Cumulative
                           December    December 31,  December 31,  Amounts from
                           31, 1998        1999          2000        Inception
                          -----------  ------------  ------------  -------------
Contract revenue........  $ 6,541,040  $ 11,000,344  $  8,378,200  $  27,113,114
Cost of contract
 revenue................    8,863,845    15,497,837    13,055,437     38,643,562
                          -----------  ------------  ------------  -------------
Loss on contracts.......   (2,322,805)   (4,497,493)   (4,677,237)   (11,530,448)
In-process research and
 development............          --            --      4,984,000      9,026,640
Research and development
 expense:
  Noncash stock-based
   compensation.........          --            --        247,782        247,782
  Other research and
   development..........    4,632,729    20,506,156    65,656,604     92,096,366
General and
 administrative expense:
  Noncash stock-based
   compensation.........      212,000     3,228,800     7,595,073     11,035,873
  Other general and
   administrative.......    2,541,645     6,699,482     8,572,256     18,443,416
Interest expense........          --        189,586       362,996        552,582
                          -----------  ------------  ------------  -------------
  Operating loss........   (9,709,179)  (35,121,517)  (92,095,948)  (142,933,107)
Interest income.........       93,216     3,123,955     8,181,265     11,501,559
                          -----------  ------------  ------------  -------------
  Loss before equity in
   losses of
   affiliates...........   (9,615,963)  (31,997,562)  (83,914,683)  (131,431,548)
Equity in losses of
 affiliates.............          --     (1,471,750)   (2,327,216)    (3,798,966)
                          -----------  ------------  ------------  -------------
  Net loss..............  $(9,615,963) $(33,469,312) $(86,241,899) $(135,230,514)
                          ===========  ============  ============  =============
Loss per share:
  Basic and diluted.....  $     (0.71) $      (1.27) $      (1.99)
                          ===========  ============  ============
Weighted average number
 of common shares
 outstanding............   13,616,986    26,282,705    43,308,158
                          ===========  ============  ============


   The accompanying notes are an integral part of the consolidated financial statements.

                         PLUG POWER INC. AND SUBSIDIARY
                        (A Development Stage Enterprise)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                    For the years ended
                          -----------------------------------------
                                                                      Cumulative
                          December 31,  December 31,  December 31,   Amounts from
                              1998          1999          2000         Inception
                          ------------  ------------  -------------  -------------
Cash Flows From
 Operating Activities:
Net loss................  $(9,615,963)  $(33,469,312) $ (86,241,899) $(135,230,514)
Adjustments to reconcile
 net loss to net cash
 used in operating
 activities:
 Depreciation and
  amortization..........      499,142      1,352,186      3,037,818      5,076,854
 Equity in losses of
  affiliates............          --       1,471,750      2,327,216      3,798,966
 Amortization of
  intangible asset......          --             --       2,797,434      2,797,434
 Amortization of
  deferred grant
  revenue...............          --                       (200,000)      (200,000)
 In-kind services.......      500,000            --         840,000      1,340,000
 Stock based
  compensation..........      212,000      3,228,800      8,096,779     11,537,579
 Amortization of
  deferred rent.........       50,000        100,000            --         150,000
 Write-off of deferred
  rent..................          --       1,850,000            --       1,850,000
 In-process research and
  development...........          --             --             --       4,042,640
 Changes in assets and
  liabilities:
 Accounts receivable....      203,602     (4,612,988)     3,797,894     (1,415,049)
 Inventory..............       18,903       (290,064)    (1,863,295)    (2,168,006)
 Prepaid development
  costs.................          --             --         445,239        445,239
 Due from investor......     (416,061)       685,306            --         286,492
 Other assets...........          --        (102,466)      (294,798)      (397,264)
 Accounts payable and
  accrued expenses......    1,081,587      5,334,376      1,764,938      9,365,452
 Deferred grant
  revenue...............          --       1,000,000            --       1,000,000
 Due to investor........          --        (286,492)           --        (286,492)
                          -----------   ------------  -------------  -------------
  Net cash used in
   operating
   activities...........   (7,466,790)   (23,738,904)   (65,492,674)   (98,006,669)
                          -----------   ------------  -------------  -------------
Cash Flows From
 Investing Activities:
Purchase of property,
 plant and equipment....   (2,370,269)   (10,788,262)   (11,994,519)   (25,514,568)
Purchase of intangible
 assets.................          --             --      (9,624,500)    (9,624,500)
Investment in
 affiliate..............          --             --      (1,500,000)    (1,500,000)
Marketable securities...          --             --     (28,221,852)   (28,221,852)
                          -----------   ------------  -------------  -------------
  Cash used in investing
   activities...........   (2,370,269)   (10,788,262)   (51,340,871)   (64,860,920)
                          -----------   ------------  -------------  -------------
Cash Flows From
 Financing Activities:
Proceeds from issuance
 of common stock........   10,750,000    115,242,782            --     130,742,782
Proceeds from initial
 public offering, net...          --      94,611,455            --      94,611,455
Stock issuance costs....          --      (1,639,577)           --      (1,639,577)
Proceeds from stock
 option exercises.......          --          41,907      4,201,480      4,243,387
Cash placed in escrow...          --      (5,875,274)           --      (5,875,274)
Principal payments on
 capital lease
 obligations............          --         (65,963)       (77,658)      (143,621)
Principal payments on
 long-term debt.........          --        (285,000)      (275,000)      (560,000)
                          -----------   ------------  -------------  -------------
  Net cash provided by
   financing
   activities...........   10,750,000    202,030,330      3,848,822    221,379,152
                          -----------   ------------  -------------  -------------
Increase (decrease) in
 cash and cash
 equivalents............      912,941    167,503,164   (112,984,723)    58,511,563
Cash and cash
 equivalents, beginning
 of period..............    3,080,181      3,993,122    171,496,286            --
                          -----------   ------------  -------------  -------------
Cash and cash
 equivalents, end of
 period.................  $ 3,993,122   $171,496,286  $  58,511,563  $  58,511,563
                          ===========   ============  =============  =============

   The accompanying notes are an integral part of the consolidated financial statements.

                         PLUG POWER INC. AND SUBSIDIARY
                        (A Development Stage Enterprise)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              For the years ended December 31, 1998, 1999 and 2000

                                                               Deficit
                                                             Accumulated
                             Common stock      Additional    During the        Total
                          -------------------   Paid-in      Development   Stockholders'
                            Shares    Amount    Capital         Stage         Equity
                          ---------- -------- ------------  -------------  -------------
Balance, January 1,
 1998...................   9,500,000 $ 95,000 $  9,405,000  $  (5,903,340) $  3,596,660
Capital contributions...   7,650,000   76,500   13,173,500                   13,250,000
Deferred rent expense...                        (2,000,000)                  (2,000,000)
Amortization of deferred
 rent expense...........                            50,000                       50,000
Stock-based
 compensation...........                           212,000                      212,000
Net loss................                                       (9,615,963)   (9,615,963)
                          ---------- -------- ------------  -------------  ------------
Balance, December 31,
 1998...................  17,150,000  171,500   20,840,500    (15,519,303)    5,492,697
Initial public
 offering--net..........   6,782,900   67,829   92,904,049                   92,971,878
Capital contributions...  19,058,480  190,585  119,749,979                  119,940,564
Stock issued for equity
 in affiliate...........                        11,250,000                   11,250,000
Stock-based
 compensation...........                         3,228,800                    3,228,800
Amortization of deferred
 rent expense...........                           100,000                      100,000
Write-off deferred rent
 expense................                         1,850,000                    1,850,000
Stock option exercises..      24,128      241       41,666                       41,907
Net loss................                                      (33,469,312)  (33,469,312)
                          ---------- -------- ------------  -------------  ------------
Balance, December 31,
 1999...................  43,015,508  430,155  249,964,994    (48,988,615)  201,406,534
Stock issued for equity
 in affiliate...........       7,000       70      827,680                      827,750
Stock issued for
 development agreement..     104,869    1,048    4,998,952                    5,000,000
Stock issued to
 employees..............       3,041       31      253,893                      253,924
Stock-based
 compensation...........                         7,842,855                    7,842,855
Stock option exercises..     632,378    6,324    3,786,704                    3,793,028
Stock issued under
 employee stock purchase
 plan...................      32,717      327      408,125                      408,452
In-kind services........                           840,000                      840,000
Net loss................                                      (86,241,899)  (86,241,899)
                          ---------- -------- ------------  -------------  ------------
Balance, December 31,
 2000...................  43,795,513 $437,955 $268,923,203  $(135,230,514) $134,130,644
                          ========== ======== ============  =============  ============

   The accompanying notes are an integral part of the consolidated financial statements.

                         PLUG POWER INC. AND SUBSIDIARY
                        (A Development Stage Enterprise)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Operations

   Plug Power Inc. and Subsidiary (the Company), was originally formed as a joint venture between Edison Development Corporation (EDC), a DTE Energy Company, and Mechanical Technology Incorporated (MTI) in the State of Delaware on June 27, 1997 and succeeded by merger of all of the assets, liabilities and equity of Plug Power, L.L.C. in November 1999. The Company is a development stage enterprise formed to research, develop, manufacture and distribute fuel cells for electric power generation. The consolidated financial statements include the accounts of Plug Power Inc. and its wholly owned subsidiary after elimination of significant intercompany transactions.

2. Initial Public Offering

   In November 1999, the Company completed an initial public offering of 6,782,900 shares of common stock, including 782,900 shares pursuant to the underwriters' exercise of their over-allotment option. The Company received proceeds of $93.0 million, which was net of $8.7 million of expenses and underwriting discounts relating to the issuance and distribution of the securities. In connection with this offering, the Company was converted to a C corporation from a limited liability company. The financial statements and related footnotes have been restated to present the Company as a C corporation for all periods presented.

3. Liquidity

   The Company's cash requirements depend on numerous factors, including, but not limited to, completion of its product development activities, ability to commercialize its fuel cell systems, and market acceptance of its systems. The Company expects to devote substantial capital resources to continue development programs, establish a manufacturing infrastructure and develop manufacturing processes. The Company believes it will need to raise additional funds to achieve commercialization of its product. However, the Company does not know whether it will be able to secure additional funding, or funding on acceptable terms, to pursue its commercialization plans. If additional funds are raised through the issuance of equity securities, the percentage ownership of our then current stockholders will be reduced. If adequate funds are not available to satisfy either short or long-term capital requirements, the Company may be required to limit operations in a manner inconsistent with its development and commercialization plans, which could affect operations in future periods. The Company anticipates incurring substantial additional losses over at least the next several years and believes that its current cash balances will provide sufficient capital to fund operations for at least the next twelve months.


4. Significant Accounting Policies

Use of estimates:

   The financial statements of the Company have been prepared in conformity with generally accepted accounting principles which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents:

   Cash and cash equivalents includes cash on hand and short-term investments with original maturities of three months or less.

                         PLUG POWER INC. AND SUBSIDIARY
                        (A Development Stage Enterprise)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The Company has restricted cash in the amount of $5,600,274 which the Company was required to place in escrow to collateralize debt related to its purchase of real estate. The escrowed amount is recorded under the balance sheet captions "Restricted cash."

Marketable securities:

   Marketable securities includes investments in corporate debt securities which are carried at fair value. These investments are considered available for sale, and the difference between the cost and the fair value of these securities would be reflected in other comprehensive income and as a separate component of stockholders' equity. There was no significant difference between cost and fair value of these investments at December 31, 2000.

Inventory:

   Inventory is stated at lower of average cost or market, and consists of raw materials not yet issued to research projects.

Property, plant and equipment, and long-lived assets:

   Property, plant and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives, ranging from 2 to 20 years.

   The Company reviews long-lived assets for impairment whenever any events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable.

Revenue recognition:

   The Company's contract revenue is derived from cost reimbursement government contracts which generally require the Company to absorb from 25% to 50% of the total costs incurred. Such contracts require the Company to deliver research and tangible developments in fuel cell technology and system design and prototype fuel cell systems for test and evaluation by the government agency. Revenues are recognized in proportion to the costs incurred. Included in accounts receivable are billed and unbilled work-in-progress on cost reimbursed government contracts. Total estimated cost to complete a contract in excess of the awarded contract amounts are charged to operations during the period such costs are estimated. While the Company's accounting for these contract costs is subject to audit by the sponsoring agency, in the opinion of management, no material adjustments are expected as a result of such audits.

Deferred revenue:

   The Company's deferred grant revenue consists of a government grant received to promote employment. The agreement requires that the Company meet certain employment criteria, as defined, over a five year period. If the Company fails to meet the specified criteria, the Company shall repay the unearned portion of the grant. The Company recognized $200,000 in grant revenue for the year ended December 31, 2000.

                         PLUG POWER INC. AND SUBSIDIARY
                        (A Development Stage Enterprise)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Recent Accounting Pronouncements:

   In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 (FIN 44), "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25". FIN 44 clarifies the application of APB Opinion No. 25 including the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a non compensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is generally effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after December 15, 1998. The Company has applied the applicable provisions of FIN 44.

   In December, 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101). SAB 101 summarizes certain SEC views in applying generally accepted accounting principles to revenue recognition. The Company adopted SAB 101 in the fourth quarter of 2000 as required, and such adoption did not have a material impact on the Company's financial position, results of operations, or cash flows.

   In June 1998, and June 1999 the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--6 Deferral of the Effective Date of SFAS No. 133." These statements (as amended by SFAS No. 138) establish accounting and reporting standards for derivative instruments and hedging activities. It requires that entities recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. The Company adopted SFAS No. 133 on its effective date January 1, 2001 and such adoption did not have a material effect on the Company's financial position, results of operations, or cash flows.

5. Property, Plant and Equipment

   Property, plant and equipment at December 31, 1999 and 2000 consists of the following:

                                            December 31, 1999 December 31, 2000
                                            ----------------- -----------------
   Land....................................    $    90,000       $    90,000
   Buildings...............................     14,757,080        14,757,080
   Building improvements...................      2,826,563         5,525,306
   Machinery and equipment.................      7,436,619        16,732,395
                                               -----------       -----------
                                                25,110,262        37,104,781
   Less accumulated depreciation...........     (1,776,471)       (4,814,289)
                                               -----------       -----------
   Property, plant and equipment, net......    $23,333,791       $32,290,492
                                               ===========       ===========

   Depreciation expense was $332,476, $1,327,187 and $3,037,818 for the years ended December 31, 1998, 1999 and 2000, respectively.

                         PLUG POWER INC. AND SUBSIDIARY
                        (A Development Stage Enterprise)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


6. Debt

   In connection with the Company's purchase of real estate in July, 1999, the Company assumed a $6.2 million letter of credit issued by KeyBank National Association for the express purpose of servicing $6.2 million of debt related to Industrial Development Revenue Bonds issued by the Town of Colonie Industrial Development Agency in favor of the acquired property. The debt matures in 2013 and accrues interest at a variable rate of interest which was approximately 6.75% at December 31, 2000. Simultaneous with the assumption, the Company was required to escrow $6.2 million to collateralize the debt. This debt also contains a subjective acceleration clause which was waived by the bank through January 1, 2002.

   The outstanding balance of the debt as of December 31, 2000 was $5.6 million and the amount of the corresponding escrow requirement as of December 31, 2000 was $5.6 million and is recorded under the balance sheet captions "Restricted cash." Principal payments due on long-term debt are: 2001, $290,000; 2002, $310,000; 2003, $325,000; 2004 $345,000; 2005 and thereafter, $4,330,274.
Interest paid was $372,369 and $189,586 for the years ended December 31, 2000 and 1999, respectively.

7. Loss Per Share

   Loss per share for the Company is calculated as follows:

                                            Years Ended December 31,
                                      ---------------------------------------
                                         1998          1999          2000
                                      -----------  ------------  ------------
   Numerator:
     Net loss........................ $(9,615,963) $(33,469,312) $(86,241,899)
   Denominator:
     Weighted average number of
      common shares..................  13,616,986    26,282,705    43,308,158

   No options or warrants outstanding were included in the calculation of diluted loss per share because their impact would have been anti-dilutive. The calculation excludes 111,851 contingently returnable shares in 1999.

8. Income Taxes

   There was no current income tax expense for the years ended December 31, 2000 and 1999. The Company was a limited liability company (LLC) until its merger into Plug Power Inc. effective November 3, 1999. For the LLC period the Company was treated as a partnership for federal and state income tax purposes and accordingly the Company's income taxes or credits resulting from earnings or losses were payable by, or accrued to its members. Therefore, no provision for income taxes has been made prior to November 3, 1999.

   Effective November 3, 1999, the Company is taxed as a corporation for Federal and State income tax purposes and the effect of deferred taxes recognized as a result of the change in tax status of the Company has been included in operations. Deferred tax assets and liabilities are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates.

                         PLUG POWER INC. AND SUBSIDIARY
                        (A Development Stage Enterprise)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The significant components of deferred income tax expense (benefit) for the years ended December 31, 1999 and 2000 are as follows:

                                                   Years ended December 31,
                                                   -------------------------
                                                      1999          2000
                                                   -----------  ------------
   Deferred tax expense recognized as a result of
    change in tax status.......................... $ 1,739,000  $        --
   Deferred tax benefit...........................    (584,400)   (6,695,100)
   Net operating loss carryforward................  (1,601,600)  (28,476,400)
   Valuation allowance............................     447,000    35,171,500
                                                   -----------  ------------
                                                   $       --   $        --
                                                   ===========  ============

   The Company's effective income tax rate differed from the Federal statutory rate as follows:

                                                                Years ended
                                                               December 31,
                                                               ---------------
                                                                1999     2000
                                                               ------   ------
   Federal statutory tax rate.................................  (35.0)%  (35.0)%
   Deferred state taxes, net of federal benefit...............    --      (5.0)%
   Effect of LLC losses.......................................   33.0%     --
   Effect of change in tax status.............................    2.0%     --
   Other, net.................................................   (1.0)%    1.0%
   Tax credits................................................    --      (2.0)%
   Change in valuation allowances.............................    1.0%    41.0%
                                                               ------   ------
                                                                  0.0%     0.0%
                                                               ======   ======

   The deferred tax assets and liabilities as of December 31, 1999 and 2000 consist of the following tax effects relating to temporary differences and carryforwards:

                                                      Years ended December 31,
                                                      -------------------------
                                                         1999          2000
                                                      -----------  ------------
   Deferred tax assets (liabilities):
   Inventory valuation............................... $    30,000  $    920,000
   Stock-based compensation..........................     334,000     3,384,700
   Other reserves and accruals.......................     294,900       464,200
   Intangible assets.................................     112,500       905,100
   Investment in affiliates..........................         --        254,800
   Tax credit carryforwards..........................         --      1,479,100
   Net operating loss................................   1,601,600    41,491,700
   Property, plant and equipment.....................  (1,926,000)   (1,867,400)
                                                      -----------  ------------
                                                          447,000    47,032,200
   Valuation allowance...............................    (447,000)  (47,032,200)
                                                      -----------  ------------
                                                      $       --   $        --
                                                      ===========  ============

                         PLUG POWER INC. AND SUBSIDIARY
                        (A Development Stage Enterprise)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The valuation allowance for the years ended December 31, 1999 and 2000 is approximately $447,000 and $47.0 million, respectively. The increase of approximately $46.6 million relates primarily to the current year net operating loss, including the tax benefit of non-qualified stock option exercises which are recorded as an adjustment to paid in capital. The deferred tax asset has been offset by a full valuation allowance because it is more likely than not that the tax benefits of the net operating loss carryforward may not be realized.

   At December 31, 2000, the Company has unused Federal and State net operating loss carryforwards of approximately $103.4 million. The net operating loss carryforwards if unused will begin to expire during the year ended December 31, 2019.

   At December 31, 2000, the Company has unused Federal and State tax credit carryforwards of approximately $1,479,000. The Federal and State tax credit carryforwards if unused will begin to expire during the year ended December 31, 2019.

9. Stockholders' Equity

   The Company has one class of common stock, par value $.01 per share. Each share of the Company's common stock is entitled to one vote on all matters submitted to stockholders. At the Company's inception, in exchange for EDC's initial cash contribution of $4,750,000, the Company issued 4,750,000 shares to EDC. MTI made noncash contributions of $4,750,000 consisting of in-process research and development ($4,042,640), and certain net assets, in exchange for 4,750,000 shares.

   Contributed in-process research and development was early development stage property, which did not and currently does not have commercial viability or any alternative future use and which will require substantial additional expenditures to commercialize. Accordingly, the assigned value was charged to operations at the time the Company was formed.

   During the year ended December 31, 1998, EDC and MTI made additional total contributions of $13,250,000 in exchange for 7,650,000 shares. EDC contributed $7,750,000 in cash for 4,950,000 shares. MTI contributed $3,000,000 in cash, $2,000,000 of deferred rent related to a below market lease for office and manufacturing facilities, and $500,000 of in-kind services ($5,500,000 in total) for 2,700,000 shares.

   In 1998, MTI purchased options for $191,250, which entitled MTI to acquire 2,250,000 shares by June, 1999 for $2,250,000. In accordance with the original joint venture agreement, MTI could earn noncash credits to be applied toward the purchase price of shares under option. MTI could earn these credits based on the Company obtaining certain defined levels of research contracts. In March 1999, all parties to the agreement mutually agreed that MTI had earned $2,250,000 of noncash credit which was used to acquire 2,250,000 shares.

   Accordingly, these shares were issued in March 1999, a charge to operations of $2,250,000 was recorded under the caption "General and Administrative Expense--Noncash stock-based compensation," and $191,250 was returned to MTI in accordance with the terms of the option agreement.

                         PLUG POWER INC. AND SUBSIDIARY
                        (A Development Stage Enterprise)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   In January 1999, the Company entered into an agreement with MTI and EDC pursuant to which the Company had the right to require MTI and EDC to contribute $7.5 million each in 1999 and $15.0 million each in 2000 in exchange and for which each would receive common stock valued at $7.50 per share. The agreement also permitted MTI and EDC to contribute any funds not previously called by the Company on the termination date of the agreement (the earlier of December 31, 2000 or upon an initial public offering of the Company's shares at a price greater than $7.50 per share) in exchange for shares at a price of $7.50 per share.

   In September 1999, the Company made a capital call of $4.0 million, and MTI and EDC each contributed $2.0 million in cash in exchange for 266,667 shares of common stock. In November 1999, MTI and EDC contributed the remaining $41.0 million in exchange for an aggregate of 5,466,666 shares of common stock.

   On June 23, 1999, EDC purchased 704,315 shares of the Company's common stock for $4,697,782. Also, the Company entered into a purchase agreement with MTI to acquire approximately 36 acres of land, two commercial buildings and a residential building located in Latham, New York in exchange for 704,315 shares of common stock.

   During 1999 MTI and EDC each purchased an additional 300,000 shares of common stock for $1.5 million each.

   In February 1999, two investors purchased 1,500,000 shares of common stock for $10.0 million. In addition, one of the investors received a warrant to purchase 400,000 shares at a price of $8.50 per share. These warrants were exercised at the time of the initial public offering.

   In April 1999 an investor purchased 299,850 shares of common stock for $2.0 million.

   In April 1999, an investor purchased 1,000,000 shares of common stock for $6.7 million. In connection with the purchase agreement, the investor is required to spend an aggregate of $840,000 for market research and related services on behalf of the Company. In the event such amounts are not expended by April, 2002 up to 111,851 of the previously issued shares may be returned to the Company. The Company will account for these services by recording a charge to earnings and a credit to paid in capital as these services are rendered. During 2000 all services were provided. Accordingly, the Company recorded a charge to operations and a credit to paid in capital of $840,000. Additionally, the investor received warrants to purchase an additional 350,000 shares of common stock at an exercise price of $8.50 per share. These warrants were exercised at the time of the initial public offering.

   During 2000, the Company recorded a noncash charge in the amount of $7.4 million related to stock-based compensation for the Company's former President and CEO. Additionally, the Company recorded $169,000 related to stock-based compensation.

10. Employee Benefit Plans

Stock Option Plans (the Plans):

   Effective July 1, 1997, the Company established a stock option plan to provide employees, consultants, and members of the Board of Directors the ability to acquire an ownership interest in the

                         PLUG POWER INC. AND SUBSIDIARY
                        (A Development Stage Enterprise)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Company. Options for employees generally vest 20% per year and expire ten years after issuance. Options granted to members of the Board generally vest 50% upon grant and 25% per year thereafter. Options granted to consultants vest one-third on the expiration of the consultant's initial contract term, with an additional one-third vesting on each anniversary thereafter. At December 31, 2000, there were a total of 2,456,877 options granted and outstanding under this plan. Although no further options will be granted under this plan, the options previously granted will continue to vest in accordance with this plan and vested options will be exercisable for shares of common stock.

   In August 1999, the Board of Directors and stockholders adopted the 1999 Stock Option and Incentive Plan. At December 31, 2000 there were 2,622,573 options granted and outstanding, and an additional 1,506,059 options available to be issued under the plan. Additionally, the number of shares of common stock available for issuance under the plan will increase by the amount of any forfeitures under the 1999 Stock Option and Incentive Plan and under the 1997 Stock Option Plan. The number of shares of common stock under the plan will further increase January 1 and July 1 of each year by an amount equal to 16.4% of any net increase in the total number of shares of stock outstanding. The 1999 Stock Option and Incentive Plan permits the Company to: grant incentive stock options; grant non-qualified stock options; grant stock appreciation rights; issue or sell common stock with vesting or other restrictions, or without restrictions; grant rights to receive common stock in the future with or without vesting; grant common stock upon the attainment of specified performance goals; and grant dividend rights in respect of common stock.

   To date, options granted under the 1999 Stock Option and Incentive Plan have vesting provisions ranging from one year to five years in duration and expire ten years after issuance. These grants may be made to officers, employees, non-employee directors, consultants, advisors and other key persons of the Company.

   The following table summarizes information about the stock options outstanding under the Plans at December 31, 2000:

                                 Outstanding
   ------------------------------------------------------------------------------------------
                                                                                     Weighted
                                                          Average                    Average
      Exercise                                           Remaining                   Exercise
     Price Range              Shares                       Life                       Price
   ---------------           ---------                   ---------                   --------
   $          1.00           1,095,430                      7.1                       $ 1.00
              5.00             362,927                      8.0                         5.00
              6.67             502,480                      8.3                         6.67
      9.44 - 11.00             492,950                      8.6                        10.87
     11.19 - 15.00           1,057,590                      8.9                        15.20
     16.00 - 19.25             316,163                      9.8                        19.12
     20.56 - 49.88             127,300                      9.5                        41.66
     50.06 - 76.19             179,550                      9.4                        59.49
     81.31 - 96.81             831,960                      9.1                        84.23
   106.75 - 140.00             113,100                      9.2                       114.46
                             ---------                                                ------
                             5,079,450                      9.1                       $25.53
                             =========                                                ======

                         PLUG POWER INC. AND SUBSIDIARY
                        (A Development Stage Enterprise)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The following table summarizes activity under the Plans:

                                               Number of Shares Weighted Average
                                                  Subject to     Exercise Price
   Option Activity                                  Option         per Share
   ---------------                             ---------------- ----------------
   Balance January 1, 1998....................    1,114,000          $ 1.00
     Granted at fair value....................      460,650            3.09
     Granted below fair value.................      197,000            1.00
     Forfeited or terminated..................      (96,450)           1.03
                                                  ---------
   Balance December 31, 1998..................    1,675,200            1.57
     Granted at fair value....................    2,047,039            9.39
     Forfeited or terminated..................      (17,396)           7.24
     Exercised................................      (24,128)           1.74
                                                  ---------
   Balance December 31, 1999..................    3,680,715            5.90
     Granted at fair value....................    2,488,813           49.73
     Forfeited or terminated..................     (457,700)           6.00
     Exercised................................     (632,378)          26.24
                                                  ---------
   Balance December 31, 2000..................    5,079,450           25.53
                                                  =========

   At December 31, 2000, 1,506,059 shares of common stock were reserved for issuance under future stock option exercises.

Accounting for Stock-Based Compensation:

   The per share weighted average fair value of the options granted during 2000, 1999 and 1998 was $41.65, $7.19 and $0.58, respectively, using the minimum value method of valuing stock options, for the options granted prior to the Company's initial public offering and the Black-Scholes pricing model subsequent to the offering.

   The dividend yield was assumed to be zero for all periods. The risk free interest rate ranged from 5.0% to 6.7% in 2000, 5.1% to 6.3% in 1999 and 4.5% to 5.6% in 1998. An expected life of 5 years was assumed for each year. Expected volatility of 127% in 2000 and 114% in 1999 was used in determining fair value under the Black-Scholes pricing model and was excluded using the minimum value method.

   The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for its stock options plans and does not record compensation cost for options granted at fair value. Had the Company determined compensation cost based on fair value in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," net loss would have increased to the pro forma amounts indicated below:

                                                  Year Ended
                                    -----------------------------------------
                                    December 31,  December 31,  December 31,
                                        1998          1999          2000
                                    ------------  ------------  -------------
   Net loss, as reported........... $(9,615,963)  $(33,469,312) $ (86,241,899)
   Proforma net loss...............  (9,775,441)   (34,716,991)  (122,667,062)
   Proforma loss per share, basic
    and diluted....................       (0.72)         (1.32)         (2.83)

                         PLUG POWER INC. AND SUBSIDIARY
                        (A Development Stage Enterprise)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   During 1998, the Company awarded 197,000 options to key employees for which issuance was contingent upon the attainment of specified performance objectives. Of those awarded, 87,500 have been forfeited prior to becoming fully vested. The Company recorded a charge to operations for the difference between the exercise price and the fair value of the options at the measurement date in the amount of $212,000, $126,800 and $168,740 for the years ended December 31, 1998, 1999 and 2000, respectively. Additionally, in 1999 the Company modified the terms of certain options, and the impact of this modification resulted in a charge to operations of $835,000.

1999 Employee Stock Purchase Plan:

   In 1999, the Company adopted the 1999 Employee Stock Purchase Plan (the
Plan) under which employees will be eligible to purchase shares of the Company's common stock at a discount through periodic payroll deductions. The Plan is intended to meet the requirements of Section 423 of the Internal Revenue Code. After the initial period, purchases will occur at the end of six month offering periods at a purchase price equal to 85% of the market value of the Company's common stock at either the beginning of the offering period or the end of the offering period, whichever is lower. The first offering period under the plan began on July 1, 2000 and ended on December 31, 2000. Participants may elect to have from 1% to 10% of their pay withheld for purchase of common stock at the end of the offering period, up to a maximum of $12,500 within any offering period. The Company has reserved 1,000,000 shares of common stock for issuance under the Plan. As of December 31, 2000, the Company has issued 32,717 shares under the Plan.

401(k) Savings & Retirement Plan:

   The Company offers a 401(k) Savings & Retirement Plan to eligible employees meeting certain age and service requirements. This plan permits participants to contribute up to 15% of their salary, up to the maximum allowable by the Internal Revenue Service regulations. Participants are immediately vested in their voluntary contributions plus actual earnings thereon. Participants are vested in the Company's matching contribution based on the years of service completed. Participants are fully vested upon completion of four years of service. The Company's expense for this plan was $517,000, $224,000 and $95,000 for years ended December 31, 2000, 1999 and 1998, respectively.

11. Related Party Transactions

   On June 27, 1997, the Company entered into a distribution agreement with the EDC. Under the agreement, EDC was appointed the Company's exclusive independent distributor in Michigan, Ohio, Indiana and Illinois to promote and assist in the sale of products developed by the Company, subject to certain terms and conditions.

   On June 27, 1997, the Company entered into a management services agreement with MTI to obtain certain services and lease certain facilities for a period of one year. At the expiration of this agreement, the Company extended the existing facilities lease through September 30, 1998. In June 1998, the Company entered into a new facilities lease which commenced on October 1, 1998, and had a term of ten years with an option for an additional five years. Rental expense was $231,000 and $378,000 for the years ended December 31, 1999 and 1998, respectively. As part of the new facilities lease, MTI agreed to reimburse the Company up to $2.0 million for improvements made to the Company's facilities. This lease and the management agreement with MTI have been terminated.

                         PLUG POWER INC. AND SUBSIDIARY
                        (A Development Stage Enterprise)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   In 1999, the Company entered into a purchase agreement with MTI to acquire approximately 36 acres of land, two commercial buildings and a residential building located in Latham, New York in exchange for 704,315 shares of common stock. In connection with the transaction with MTI, the Company has written off deferred rent expense in the amount of $1,850,000 relating to a 10-year facilities lease associated with the property. Simultaneous with the closing, the Company agreed to lease back to MTI certain office and manufacturing space on a short-term basis through November, 1999.

12. Investment in Affiliates

   In February 1999, the Company entered into an agreement with GE MicroGen, Inc. (formerly GE On-Site Power, Inc.), a wholly owned subsidiary of General Electric Co., to create GE Fuel Cell Systems, L.L.C. (GEFCS) a limited liability company created to market and distribute fuel cell systems world-wide. GE MicroGen, Inc. owns 75% of GEFCS and the Company owns 25% of GEFCS. The Company accounts for its interest in GEFCS on the equity method of accounting and adjusts its investment by its proportionate share of income or losses under the caption "Equity in losses of affiliates." GEFCS had revenues (fee income) of approximately $1.4 million for the year ended December 31, 2000 and an operating and net loss of approximately $2.3 million for the year ended December 31, 2000. In connection with the formation of GEFCS, we issued 2,250,000 shares of our common stock to GE MicroGen. As of the date of issuance of such shares, we capitalized $11.3 million, the fair value of the shares issued, under the balance sheet caption "Investment in affiliates". The difference between the amount capitalized and the amount of the underlying equity in net assets of GEFCS is being amortized on a straight line basis over a ten year period. For the years ended December 31, 1999 and 2000, equity in losses of affiliates was $1,471,750 and $1,690,146 including goodwill amortization of $1,031,250 and $1,125,000, respectively.

   As part of the agreement, the Company will work closely with General Electric's Corporate Research and Development Center for product development and manufacturing support. GEFCS will market, sell, install and service fuel cells systems, designed and manufactured by the Company, world-wide (with the exception of EDC's exclusive four state territory of Michigan, Ohio, Indiana and Illinois) for residential and small business power applications up to 35kW. During 2000, the Company completed an amendment to its distribution agreement with GEFCS that defines product specifications and delivery schedules for pre-commercial and commercial model introductions. The new agreement allows General Electric to extend the existing 10-year agreement by an additional 5 years.

   The Company has agreed to purchase at least $7.5 million of technical support services over the next two years.

   In March 2000, the Company acquired a 28% ownership interest in Advanced Energy Incorporated (AEI), (formerly Advanced Energy Systems, Inc.), in exchange for a combination of $1.5 million cash and Plug Power common stock valued at approximately $828,000. The Company accounts for its interest in AEI on the equity method of accounting and adjusts its investment by its proportionate share of income or losses. For the year ended December 31, 2000, AEI had sales of approximately $2.1 million and an operating and net loss of approximately $692,000. For this same period, the Company has recorded equity in losses of affiliate of approximately $637,070 including goodwill amortization of $443,194 representing amortization of the difference between the amount capitalized and the amount of the underlying equity in net assets of AEI.

                         PLUG POWER INC. AND SUBSIDIARY
                        (A Development Stage Enterprise)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


13. Commitments and Contingencies

Litigation:

   The Company has disclosed on a Form 8-K filed January 25, 2000, with the Securities and Exchange Commission, that a legal complaint was filed against the Company, The Detroit Edison Company and EDC alleging the entities misappropriated business and technical trade secrets, ideas, know-how and strategies relating to fuel cell systems and breached certain contractual obligations owed to DCT, Inc. The Company believes that the allegations in the complaint are without merit and is vigorously contesting the litigation. The Company does not believe that the outcome of these actions will have a material adverse effect upon its financial position, results of operations or liquidity; however, litigation is inherently uncertain and there can be no assurances as to the ultimate outcome or effect of this action.

   On or about September 14, 2000, a shareholder class action complaint was filed in the federal district court for the Eastern District of New York alleging that the Company and various of its officers and directors violated certain federal securities laws by failing to disclose certain information concerning its products and future prospects. The action was brought on behalf of a class of purchasers of the Company's stock who purchased the stock between February 14, 2000 and August 2, 2000. Subsequently, fourteen additional complaints with similar allegations and class periods were filed. By order dated October 30, 2000, the court consolidated the complaints into one action, entitled Plug Power Inc. Securities Litigation,CV-00-5553(ERK)(RML). By order dated January 25, 2001, the Court appointed lead plaintiffs and lead plaintiffs' counsel. Subsequently, the plaintiffs served a consolidated amended complaint. The consolidated amended complaint extends the class period to begin on October 29, 1999, and alleges claims under Sectons 11, 12 and 15 of the Securities Act of 1933 and Sections 10(b) and 20(a) of the Exchange Act of 1934, and Rule 10b-5 promulgated thereunder by the Securities & Exchange Commission, 17 C.F.R. 240 10b-5. Plaintiffs allege that the defendants made misleading statements and omissions regarding the state of development of the Company's technology in a registration statement and proxy statement issued in connection with the Company's initial public offering and in subsequent press releases. The Company believes that the allegations in the consolidated amended complaint are without merit and intend to vigorously defend against the claims. The Company does not believe that the outcome of these actions will have a material adverse effect upon its financial position, results of operations or liquidity, however, litigation is inherently uncertain and there can be no assurances as to the ultimate outcome or effect of these actions.

Alliances and development agreements:

   Gastec: In February 2000, Plug Power acquired all of Gastec's intellectual property, and certain fixed assets, related to fuel processor development for fuel cell systems capable of producing up to 100 kW of electricity. The total purchase price was $14,800,000, paid in cash. In connection with the transaction, the Company recorded in-process research and development expense in the amount of $4,984,000, fixed assets in the amount of $192,000 and intangible assets in the amount of $9,624,000 (including a trained workforce for $357,000).

   The in-process research and development was valued using an income approach which reflects the present value of future avoided costs the Company estimates it would otherwise have spent if it were to acquire the exclusive rights to this technology, for its remaining useful life, from another

                         PLUG POWER INC. AND SUBSIDIARY
                        (A Development Stage Enterprise)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

entity. The Company then discounted the net avoided cost using a 40% discount rate which the Company believes to be consistent with the risk associated this early stage technology. This amount was further adjusted to reflect the technology's stage of completion, of approximately 30%, in order to reflect the value of the in-process research and development attributable to the efforts of the seller up to the date of the transaction. Fixed assets were capitalized at their fair value and will be depreciated over their useful life. In connection with the transaction, the Company acquired the services of employees experienced in the fuel cell industry. Accordingly, the Company has capitalized the estimated cost savings associated with recruiting, relocating and training a similar workforce. The remaining $9,267,000 was capitalized as an intangible asset. This amount together with the value attributable to the trained workforce has been capitalized and is being amortized over 36 months. Through December 31, 2000, the Company has expensed $2.8 million related to amortization of the intangible asset and the trained workforce.

   Vaillant: In March 2000, the Company finalized a development agreement with Vaillant Gmbh of Remscheid, Germany (Vaillant), one of Europe's leading heating appliance manufacturers, to develop a combination furnace, hot water heater and fuel cell system that will provide both heat and electricity for the home. Under the agreement, Vaillant will obtain fuel cells and gas-processing components from GEFCS and then produce the fuel cell heating appliances for its customers in Germany, Austria, Switzerland and the Netherlands.

   Celanese: In April, 2000, the Company finalized a joint development agreement with Celanese GmbH (formerly AXIVA GmbH), to develop a high temperature membrane electrode unit (MEU). Under the agreement, Plug Power and Celanese will exclusively work together on the development of a high temperature MEU for Plug Power's stationary fuel cell system applications. As part of the agreement Plug Power will contribute an estimated $4.1 million (not to exceed $4.5 million) to fund its share of the development efforts over the next twelve months. As of December 31, 2000, the Company has contributed $1.5 million under the terms of the agreement. In connection with the transaction, the Company has recorded $1.5 million under the balance sheet caption "Prepaid development costs." Through December 31, 2000, the Company has expensed $1.1 million of such costs.

   Engelhard: In June 2000, the Company finalized a joint development agreement with Engelhard Corporation for development and supply of advanced catalysts to increase the overall performance and efficiency of the Company's fuel processor--the front end of the fuel cell system. As part of the agreement, over the next three years, the Company will contribute $10 million to fund Engelhard's development efforts and Engelhard will purchase $10 million of the Company's common stock. The agreements also specify rights and obligations for Engelhard to supply product to the Company over the next 10 years.

   As of December 31, 2000, the Company has contributed $5 million under the terms of the agreement while Engelhard has purchased $5 million of common stock. In connection with the transaction, the Company has recorded $5 million under the balance sheet caption "Prepaid development costs" and through December 31, 2000, the Company has expensed $820,000 of such costs.

Concentrations of credit risk:

   The Company has cash deposits in excess of federally insured limits. The amount of such deposits is approximately $10.2 million at December 31, 2000.

                         PLUG POWER INC. AND SUBSIDIARY
                        (A Development Stage Enterprise)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Capital leases:

   The Company leases certain equipment under capital lease transactions with an original cost of $261,168, which had a net book value at December 31, 2000 and 1999 of $135,830 and $195,205 respectively, and which is included in machinery and equipment.

   Future minimum non-cancelable lease payments are as follows:

      2001............................................................ $ 94,280
      2002............................................................   26,763
      2003............................................................    4,921
                                                                       --------
                                                                        125,964
      Less amounts representing interest..............................   (8,417)
                                                                       --------
                                                                       $117,547
                                                                       ========

Employment Agreements:

   The Company is party to employment agreements with certain executives which provide for compensation and certain other benefits. The agreements also provide for severance payments under certain circumstances.

14. Quarterly Financial Data (unaudited)



                                              Quarters Ended*
                         ------------------------------------------------------------
                         December 31, March 31,  June 30,  September 30, December 31,
                             1999       2000       2000        2000          2000
                         ------------ ---------  --------  ------------- ------------
Contract revenue........   $ 4,299    $  2,933   $  2,418    $  1,548      $  1,479
Loss on contracts.......    (1,349)       (966)    (1,074)     (1,074)       (1,143)
Net loss................    (8,602)    (17,246)   (18,033)    (28,650)      (22,313)
Loss per share:
 Basic and diluted......     (0.23)      (0.40)     (0.42)      (0.66)        (0.51)


----------

* Since the Company's intitial public offering on November 3, 1999

                        PLUG POWER INC. AND SUBSIDIARY
                       (A Development Stage Enterprise)

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                  (Unaudited)
                                                  December 31,     March 31,
                                                      2000           2001
                                                  -------------  -------------
                     Assets
Current assets:
 Cash and cash equivalents....................... $  58,511,563  $  44,683,614
 Restricted cash.................................       290,000        290,000
 Marketable securities...........................    28,221,852     25,190,013
 Accounts receivable.............................     1,415,049      1,184,300
 Inventory.......................................     2,168,006      2,406,129
 Prepaid development costs.......................     2,041,668      1,666,668
 Other current assets............................       694,178        640,551
                                                  -------------  -------------
  Total current assets...........................    93,342,316     76,061,275
Restricted cash..................................     5,310,274      5,310,274
Property, plant and equipment, net...............    32,290,492     32,629,807
Intangible assets................................     6,827,066      5,987,834
Investment in affiliates.........................     9,778,784      9,132,771
Prepaid development costs........................     2,513,093        825,760
Other assets.....................................       767,193        767,193
                                                  -------------  -------------
  Total assets................................... $ 150,829,218  $ 130,714,914
                                                  =============  =============
      Liabilities and Stockholders' Equity
Current liabilities:
 Accounts payable................................ $   3,479,031  $   2,950,546
 Accrued expenses................................     5,934,529      4,964,882
 Deferred grant revenue..........................       200,000        200,000
 Current portion of capital lease obligation and
  long-term debt.................................       377,201        367,087
                                                  -------------  -------------
  Total current liabilities......................     9,990,761      8,482,515
 Long-term debt..................................     5,310,274      5,310,274
 Deferred grant revenue..........................       600,000        550,000
 Capital lease obligation........................        30,346         14,081
 Other liabilities...............................       767,193        767,193
                                                  -------------  -------------
  Total liabilities..............................    16,698,574     15,124,063
                                                  -------------  -------------
Commitments and contingencies

Stockholders' equity:
 Preferred stock, $0.01 par value per share;
  5,000,000 shares authorized; none issued and
  outstanding....................................           --             --
 Common stock, $0.01 par value per share;
  245,000,000 shares authorized at December 31,
  2000 and March 31, 2001; 43,795,513 shares
  issued and outstanding, December 31, 2000 and
  43,981,427 shares issued and outstanding, March
  31, 2001.......................................       437,955        439,814
 Paid-in capital.................................   268,923,203    269,396,074
 Deficit accumulated during the development
  stage..........................................  (135,230,514)  (154,245,037)
                                                  -------------  -------------
  Total stockholders' equity.....................   134,130,644    115,590,851
                                                  -------------  -------------
 Total liabilities and stockholders' equity...... $ 150,829,218  $ 130,714,914
                                                  =============  =============

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                         PLUG POWER INC. AND SUBSIDIARY
                        (A Development Stage Enterprise)

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)

                                        Three months ended
                                             March 31,            Cumulative
                                     --------------------------  Amounts from
                                         2000          2001        Inception
                                     ------------  ------------  -------------
Contract revenue...................  $  2,932,793  $  1,027,249  $  28,140,363
Cost of contract revenue...........     3,898,747     1,970,798     40,614,360
                                     ------------  ------------  -------------
Loss on contracts..................      (965,954)     (943,549)   (12,473,997)
In-process research and
 development.......................     4,984,000           --       9,026,640
Research and development expense:
 Noncash stock-based compensation..           --            --         247,782
 Other research and development....    11,444,172    16,750,293    108,846,659
General and administrative expense:
 Noncash stock-based compensation..        31,700           --      11,035,873
 Other general and administrative..     1,524,730     1,889,537     20,332,953
Interest expense...................        95,470        77,925        630,507
                                     ------------  ------------  -------------
  Operating loss...................   (19,046,026)  (19,661,304)  (162,594,411)
Interest income....................     2,308,166     1,292,794     12,794,353
                                     ------------  ------------  -------------
 Loss before equity in losses of
  affiliates.......................   (16,737,860)  (18,368,510)  (149,800,058)
Equity in losses of affiliates.....      (508,000)     (646,013)    (4,444,979)
                                     ------------  ------------  -------------
 Net loss..........................  $(17,245,860) $(19,014,523) $(154,245,037)
                                     ============  ============  =============
Loss per share:
 Basic and diluted.................       $ (0.40)      $ (0.43)
                                     ============  ============
Weighted average number of common
 shares outstanding................    42,956,186    43,919,731
                                     ============  ============


   The accompanying notes are an integral part of the condensed consolidated financial statements.

                         PLUG POWER INC. AND SUBSIDIARY
                        (A Development Stage Enterprise)

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                                 Cumulative
                                       Three months ended       Amounts from
                                           March 31,              Inception
                                   ---------------------------  -------------
                                       2000           2001
                                   -------------  ------------
Cash Flows From Operating Activi-
 ties:
Net loss.......................... $ (17,245,860) $(19,014,523) $(154,245,037)
Adjustments to reconcile net loss
 to net cash used in operating
 activities:
 Depreciation and amortization....       870,000     1,019,128      6,095,982
 Equity in losses of affiliates...       508,000       646,013      4,444,979
 Amortization of intangible as-
  set.............................       601,500       839,232      3,636,666
 Amortization of deferred grant
  revenue.........................       (50,000)      (50,000)      (250,000)
 In-kind services.................           --            --       1,340,000
 Stock based compensation.........       285,624           --      11,537,579
 Amortization of deferred rent....           --            --         150,000
 Write-off of deferred rent.......           --            --       1,850,000
 In-process research and develop-
  ment............................                         --       4,042,640
  Changes in assets and liabili-
   ties:
   Accounts receivable............       (90,888)      230,749     (1,184,300)
   Inventory......................    (1,022,561)     (238,123)    (2,406,129)
   Prepaid development costs......                   2,062,333      2,507,572
   Due from investor..............           --            --         286,492
   Other assets...................       (78,094)       53,627       (343,637)
   Accounts payable and accrued
    expenses......................      (237,704)   (1,498,132)     7,867,320
   Deferred grant revenue.........           --            --       1,000,000
   Due to investor................           --            --        (286,492)
                                   -------------  ------------  -------------
    Net cash used in operating ac-
     tivities.....................   (16,459,983)  (15,949,696)  (113,956,365)
                                   -------------  ------------  -------------
Cash Flows From Investing
 Activities:
  Purchase of property, plant and
   equipment......................    (3,658,288)   (1,358,443)   (26,873,011)
  Purchase of intangible assets...    (9,624,500)          --      (9,624,500)
  Investment in affiliate.........    (1,500,000)          --      (1,500,000)
  Marketable securities...........           --      3,031,839    (25,190,013)
                                   -------------  ------------  -------------
    Cash provided by (used in) in-
     vesting activities...........   (14,782,788)    1,673,396    (63,187,524)
                                   -------------  ------------  -------------
Cash Flows From Financing
 Activities:
  Proceeds from issuance of common
   stock..........................           --            --     130,742,782
  Proceeds from initial public of-
   fering, net....................           --            --      94,611,455
  Stock issuance costs............           --            --      (1,639,577)
  Proceeds from stock option exer-
   cises..........................       657,590       474,730      4,718,117
  Cash placed in escrow...........           --            --      (5,875,274)
  Principal payments on capital
   lease obligations..............       (25,155)      (26,379)      (170,000)
  Principal payments on long-term
   debt...........................           --            --        (560,000)
                                   -------------  ------------  -------------
    Net cash provided by financing
     activities...................       632,435       448,351    221,827,503
                                   -------------  ------------  -------------
(Decrease) increase in cash and
 cash equivalents.................   (30,610,336)  (13,827,949)    44,683,614
Cash and cash equivalents, begin-
 ning of period...................   171,496,286    58,511,563            --
                                   -------------  ------------  -------------
Cash and cash equivalents, end of
 period........................... $ 140,885,950  $ 44,683,614  $  44,683,614
                                   =============  ============  =============

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                         PLUG POWER INC. AND SUBSIDIARY
                        (A Development Stage Enterprise)

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

1.Nature of Operations

   Plug Power Inc. and Subsidiary (the Company), was originally formed as a joint venture between Edison Development Corporation (EDC), a DTE Energy Company, and Mechanical Technology Incorporated (MTI) in the State of Delaware on June 27, 1997 and succeeded by merger of all of the assets, liabilities and equity of Plug Power, L.L.C. in November 1999. The Company is a development stage enterprise formed to research, develop, manufacture and distribute fuel cells for electric power generation. The consolidated financial statements include the accounts of Plug Power Inc. and its wholly owned subsidiary after elimination of significant intercompany transactions.

2.Liquidity

   The Company's cash requirements depend on numerous factors, including, but not limited to, completion of its product development activities, ability to commercialize its fuel cell systems, and market acceptance of its systems. The Company expects to devote substantial capital resources to continue development programs, establish a manufacturing infrastructure and develop manufacturing processes. The Company believes it will need to raise additional funds to achieve commercialization of its product. However, the Company does not know whether it will be able to secure additional funding, or funding on acceptable terms, to pursue its commercialization plans. If additional funds are raised through the issuance of equity securities, the percentage ownership of our then current stockholders will be reduced. If adequate funds are not available to satisfy either short or long-term capital requirements, the Company may be required to limit operations in a manner inconsistent with its development and commercialization plans, which could affect operations in future periods.

3.Basis of Presentation

   The condensed consolidated balance sheet as of March 31, 2001, the condensed consolidated statements of operations and condensed consolidated statements of cash flows for the three months ended March 31, 2001 have been prepared by the Company without audit. In the opinion of management, all adjustments, which consist solely of normal recurring adjustments, necessary to present fairly, in accordance with generally accepted accounting principles, the financial position, results of operations and cash flows for all periods presented, have been made. The results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the full year.

   Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the Company's audited financial statements and notes thereto included in the Company's Annual Report on Form 10-K filed for the fiscal year ended December 31, 2000.

   Marketable Securities: Marketable securities includes investments in corporate debt securities which are carried at fair value. These investments are considered available for sale, and the difference between the cost and the fair value of these securities would be reflected in other comprehensive income and as a separate component of stockholders' equity. There was no significant difference between cost and fair value of these investments at March 31, 2001.

   Recent Accounting Pronouncements: In June 1998, and June 1999 the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-

                         PLUG POWER INC. AND SUBSIDIARY
                        (A Development Stage Enterprise)

       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                                  (Unaudited)
Deferral of the Effective Date of SFAS No. 133." These statements (as amended by SFAS No. 138) establish accounting and reporting standards for derivative instruments and hedging activities. It requires that entities recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. The Company adopted SFAS No. 133 on its effective date January 1, 2001 and such adoption did not have a material effect on the Company's financial position, results of operations, or cash flows.

4.Loss Per Share

   Loss per share for the Company is as follows:

                                                       Three months ended
                                                    --------------------------
                                                     March 31,     March 31,
                                                        2000          2001
                                                    ------------  ------------
Numerator:
  Net loss......................................... $(17,245,860) $(19,014,523)
Denominator:
  Weighted average number of common shares out-
   standing........................................   42,956,186    43,919,731

   No options or warrants outstanding were included in the calculation of diluted loss per share because their impact would have been anti-dilutive. The calculation also excludes 111,851 contingently returnable shares in 2000.

5.Income Taxes

   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes." No benefit for federal or state income taxes has been reported in these condensed consolidated statements of operations as they have been offset by a full valuation allowance.

6.Investments in Affiliates

   In February 1999, the Company entered into an agreement with GE MicroGen, Inc. (formerly GE On-Site Power, Inc.) a wholly owned subsidiary of General Electric Co. to create GE Fuel Cell Systems, L.L.C. (GEFCS) a limited liability company created to market and distribute fuel cell systems world-wide. GE MicroGen owns 75% of GEFCS and the Company owns 25% of GEFCS. The Company accounts for its interest in GEFCS on the equity method of accounting and adjusts its investment by its proportionate share of income or losses under the caption "Equity in losses of affiliates." During the three months ended March 31, 2001, GEFCS had an operating and net loss of approximately $637,000. For this same period, the Company has recorded equity in losses of this affiliate of approximately $441,000, including goodwill amortization of $281,000.

   In March 2000, the Company acquired a 28% ownership interest in Advanced Energy Incorporated (AEI), (formerly Advanced Energy Systems, Inc.) in exchange for a combination of $1.5 million cash and Plug Power common stock valued at approximately $828,000. The Company accounts for its interest in AEI on the equity method of accounting and adjusts its investment by its proportionate share of income or losses. During the three months ended March 31, 2001, AEI had sales of approximately $369,000 and an operating and net loss of approximately $206,000. For this same period, the Company has recorded equity in losses of this affiliate of approximately $205,000, including goodwill amortization of $148,000.

                         PLUG POWER INC. AND SUBSIDIARY
                        (A Development Stage Enterprise)

       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                                  (Unaudited)

7.Stockholders' Equity

   Changes in stockholders' equity for the three months ended March 31, 2001 is as follows:

                                                              Deficit
                                                            Accumulated
                            Common             Additional   During the        Total
                            stock               Paid-in     Development   Stockholders'
                            Shares    Amount    Capital        Stage         Equity
                          ---------- -------- ------------ -------------  -------------
Balance, January 1,
 2001...................  43,795,513 $437,955 $268,923,203 $(135,230,514) $134,130,644
Stock option exercises..     185,914    1,859      472,871                     474,730
Net loss................                                     (19,014,523)  (19,014,523)
                          ---------- -------- ------------ -------------  ------------
Balance, March 31,
 2001...................  43,981,427 $439,814 $269,396,074 $(154,245,037) $115,590,851
                          ========== ======== ============ =============  ============

8.Commitments and Contingencies

Litigation:

   The Company has disclosed on a Form 8-K filed January 25, 2000, with the Securities and Exchange Commission, that a legal complaint was filed against the Company, The Detroit Edison Company and EDC alleging the entities misappropriated business and technical trade secrets, ideas, know-how and strategies relating to fuel cell systems and breached certain contractual obligations owed to DCT, Inc. The Company believes that the allegations in the complaint are without merit and is vigorously contesting the litigation. The Company does not believe that the outcome of these actions will have a material adverse effect upon its financial position, results of operations or liquidity; however, litigation is inherently uncertain and there can be no assurances as to the ultimate outcome or effect of this action.

   On or about September 14, 2000, a shareholder class action complaint was filed in the federal district court for the Eastern District of New York alleging that the Company and various of its officers and directors violated certain federal securities laws by failing to disclose certain information concerning its products and future prospects. The action was brought on behalf of a class of purchasers of the Company's stock who purchased the stock between February 14, 2000 and August 2, 2000. Subsequently, fourteen additional complaints with similar allegations and class periods were filed. By order dated October 30, 2000, the court consolidated the complaints into one action, entitled Plug Power Inc. Securities Litigation, CV-00-5553(ERK)(RML). By order dated January 25, 2001, the Court appointed lead plaintiffs and lead plaintiffs' counsel. Subsequently, the plaintiffs served a consolidated amended complaint. The consolidated amended complaint extends the class period to begin on October 29, 1999, and alleges claims under Sectons 11, 12 and 15 of the Securities Act of 1933 and Sections 10(b) and 20(a) of the Exchange Act of 1934, and Rule 10b-5 promulgated thereunder by the Securities & Exchange Commission, 17 C.F.R. 240 10b-5. Plaintiffs allege that the defendants made misleading statements and omissions regarding the state of development of the Company's technology in a registration statement and proxy statement issued in connection with the Company's initial public offering and in subsequent press releases. The Company believes that the allegations in the consolidated amended complaint are without merit and intend to vigorously defend against the claims. The Company does not believe that the outcome of these actions will have a material adverse effect upon its financial position, results of operations or liquidity, however, litigation is inherently uncertain and there can be no assurances as to the ultimate outcome or effect of these actions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             5,000,000 Shares


                               [PLUG POWER LOGO]

                                  Common Stock



                                    JPMorgan

                              Merrill Lynch & Co.

                              Salomon Smith Barney

                                  FAC/Equities

                           McDonald Investments Inc.

                                       , 2001

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.


   No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):


   Registration fee--Securities and Exchange Commission............... $ 41,702
   NASD filing fee....................................................   16,669
   Accountants' fees and expenses.....................................  100,000
   NASD and Blue Sky fees and expenses................................    7,500
   Legal fees and expenses (other than Blue Sky)......................  300,000
   Printing expenses..................................................  200,000
   Miscellaneous......................................................   84,129
                                                                       --------
   TOTAL.............................................................. $750,000
                                                                       ========


Item 15. Indemnification of Directors and Officers.

Indemnification Matters

   Our certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws and does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. Our by-laws provide that directors and officers shall be, and in the discretion of our board of directors, non-officer employees may be, indemnified by Plug Power to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of Plug Power. Our by-laws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any by-law, agreement, vote of stockholders or otherwise. We also have directors' and officers' insurance against certain liabilities.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Plug Power as described above, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. At present, there is no pending material litigation or proceeding involving any director, officer, employee or agent of Plug Power in which indemnification will be required or permitted.

Item 16. Exhibits.


 Exhibit
   No.                                 Description
 -------                               -----------
  1.1*   Form of Underwriting Agreement.

  3.1    Amended and Restated Certificate of Incorporation of Plug Power
         (incorporated herein by reference to Exhibit 3.1 to Plug Power's Form
         10-K for the fiscal year ended December 31, 1999).

  3.2 Amended and Restated By-Laws of Plug Power (incorporated herein by reference to Exhibit 3.1 to Plug Power's Form 10-K for the fiscal year ended December 31, 1999).

  5.1* Opinion of Goodwin Procter LLP as to the legality of the securities being registered.

 Exhibit
   No.                          Description
 -------                        -----------
 23.1*   Consent of PricewaterhouseCoopers LLP.

 23.2    Consent of Goodwin Procter LLP (included in Exhibit 5.1).

 24.1+   Power of Attorney (included on signature page).

--------
* Filed herewith

+ Previously filed.


Item 17. Undertakings.

   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   The undersigned Registrant undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of the Registration Statement as of the time it was declared effective, and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, Plug Power Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Latham, the State of New York, on this 26th day of June, 2001.


                                          PLUG POWER INC.

                                               /s/ W. Mark Schmitz

                                          By: _________________________________

                                                    W. Mark Schmitz


                                                  Vice President and Chief
                                                   Financial Officer




   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



             Signature                           Title                  Date
             ---------                           -----                  ----

                ***                  President, Chief Executive     June 26, 2001
____________________________________  Officer and Director
           Roger Saillant             (Principal Executive
                                      Officer)

      /s/ W. Mark Schmitz            Vice President and Chief       June 26, 2001
____________________________________  Financial Officer
          W. Mark Schmitz

                ***                  Director                       June 26, 2001
____________________________________
       Anthony F. Earley Jr.

                ***                  Director                       June 26, 2001
____________________________________
        Larry G. Garberding

                ***                  Director                       June 26, 2001
____________________________________
         Douglas T. Hickey

                ***                  Director                       June 26, 2001
____________________________________
         George C. McNamee

                ***                  Director                       June 26, 2001
____________________________________
            John G. Rice

                ***                  Corporate Controller           June 26, 2001
____________________________________  (Principal Accounting
           David Neumann              Officer)

                ***                  Director                       June 26, 2001
____________________________________
           Walter L. Robb

                ***                  Director                       June 26, 2001
____________________________________
       John M. Shalikashvili


 /s/ W. Mark Schmitz


***By: ___________________


     W. Mark Schmitz


     Attorney-in-fact

                                 EXHIBIT INDEX


 Exhibit
   No.                                 Description
 -------                               -----------
  1.1*   Form of Underwriting Agreement.

  3.1    Amended and Restated Certificate of Incorporation of Plug Power
         (incorporated herein by reference to Exhibit 3.1 to Plug Power's Form
         10-K for the fiscal year ended December 31, 1999).

  3.2 Amended and Restated By-Laws of Plug Power (incorporated herein by reference to Exhibit 3.1 to Plug Power's Form 10-K for the fiscal year ended December 31, 1999).

         Opinion of Goodwin Procter LLP as to the legality of the securities
  5.1*   being registered.

 23.1*   Consent of PricewaterhouseCoopers LLP.

 23.2    Consent of Goodwin Procter LLP (included in Exhibit 5.1).

 24.1+   Power of Attorney (include on signature page).

--------
* Filed herewith

+ Previously filed